Exhibit 10.47

Execution Copy

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of April 9, 2004

among

NEXTMEDIA OPERATING, INC.,

as Borrower,

THE OTHER CREDIT PARTIES SIGNATORY HERETO

FROM TIME TO TIME,

as Credit Parties,

THE LENDERS SIGNATORY HERETO

FROM TIME TO TIME,

as Lenders,

GENERAL ELECTRIC CAPITAL CORPORATION,

as Agent and Lender,

and

GECC CAPITAL MARKETS GROUP, INC.,

as Lead Arranger

	3.21	Permitted Subordinated Notes.	22
	3.22	Insurance.	23
	3.23	FCC Licenses; etc.	23
	3.24	Special Purpose Corporations.	24
	3.25	Immaterial Subsidiaries.	24

4.	FINANCIAL STATEMENTS AND INFORMATION		25

	4.1	Reports and Notices	25

5.	AFFIRMATIVE COVENANTS		25

	5.1	Books, Records and Inspections; Annual Meetings.	25
	5.2	Insurance; Damage to or Destruction of Collateral.	26
	5.3	Existence; Franchises.	27
	5.4	Compliance with Statutes, etc.	28
	5.5	Compliance with Environmental Laws.	28
	5.6	ERISA.	29
	5.7	End of Fiscal Years; Fiscal Quarters.	30
	5.8	Performance of Obligations.	30
	5.9	Payment of Taxes.	30
	5.10	Use of Proceeds.	30
	5.11	Additional Security; Further Assurances; etc.	30
	5.12	Foreign Subsidiaries Security.	31
	5.13	Permitted Acquisitions.	32
	5.14	License Subsidiaries.	33
	5.15	Post-Closing Covenants.	33

6.	NEGATIVE COVENANTS		34

	6.1	Liens.	34
	6.2	Consolidation, Merger, Purchase or Sale of Assets, etc.	37
	6.3	Dividends.	40
	6.4	Indebtedness.	41
	6.5	Advances, Investments and Loans.	43
	6.6	Transactions with Affiliates.	45
	6.7	Reserved.	46
	6.8	Reserved.	46
	6.9	Reserved.	46
	6.10	Reserved.	46
	6.11	Limitations on Prepayments of Certain Indebtedness; Modifications of Certain Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements, etc.	46
	6.12	Limitation on Certain Restrictions on Subsidiaries.	47
	6.13	Limitation on Issuance of Capital Stock.	47
	6.14	Business.	47
	6.15	Limitation on Creation of Subsidiaries.	48
	6.16	FCC Licenses.	48

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7.	TERM		49

	7.1	Termination	49
	7.2	Survival of Obligations Upon Termination of Financing Arrangements	49

8.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES		49

	8.1	Events of Default	49
	8.2	Remedies	51
	8.3	Waivers by Credit Parties	52
	8.4	Government Approval	52

9.	ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT		53

	9.1	Assignment and Participations	53
	9.2	Appointment of Agent	55
	9.3	Agent’s Reliance, Etc.	56
	9.4	GE Capital and Affiliates	57
	9.5	Lender Credit Decision	57
	9.6	Indemnification	57
	9.7	Successor Agent	58
	9.8	Setoff and Sharing of Payments	58
	9.9	Advances; Payments; Non-Funding Lenders; Information; Actions in Concert	59

10.	SUCCESSORS AND ASSIGNS		61

	10.1	Successors and Assigns	61

11.	MISCELLANEOUS		62

	11.1	Complete Agreement; Modification of Agreement	62
	11.2	Amendments and Waivers	62
	11.3	Fees and Expenses	64
	11.4	No Waiver	65
	11.5	Remedies	65
	11.6	Severability	65
	11.7	Conflict of Terms	65
	11.8	Confidentiality	65
	11.9	GOVERNING LAW	66
	11.10	Notices	67
	11.11	Section Titles	67
	11.12	Counterparts	67
	11.13	WAIVER OF JURY TRIAL	67
	11.14	Press Releases and Related Matters	68
	11.15	Reinstatement	68
	11.16	Advice of Counsel	68
	11.17	No Strict Construction	68
	11.18	Additional Extensions of Credit	68
	11.19	Effect of Amendment and Restatement	69

12.	HOLDINGS’ GUARANTY		70

	12.1	Guaranty.	70

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12.2	Bankruptcy.	70
12.3	Nature of Liability.	70
12.4	Independent Obligation.	71
12.5	Authorization.	71
12.6	Reliance.	72
12.7	Subordination.	72
12.8	Waiver.	72
12.9	Nature of Liability.	73

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INDEX OF APPENDICES

Annex A (Recitals)	-	Definitions
Annex B (Section 1.2)	-	Letters of Credit
Annex C	-	Reserved
Annex D (Section 2.1(a))	-	Closing Checklist
Annex E (Section 4.1(a))	-	Financial Statements and Projections — Reporting
Annex F (Section 4.1(b))	-	Collateral Reports
Annex G (Section 6.10)	-	Financial Covenants
Annex H (Section 9.9(a))	-	Lenders’ Wire Transfer Information
Annex I (Section 11.10)	-	Notice Addresses
Annex J (from Annex A- Commitments definition)	-	Commitments as of Closing Date

Exhibit 1.1(a)(i)	-	Form of Notice of Revolving Credit Advance
Exhibit 1.1(a)(ii)	-	Form of Revolving Note
Exhibit 1.5(e)	-	Form of Notice of Conversion/Continuation
Exhibit 9.1(a)	-	Form of Assignment Agreement
Exhibit B-1	-	Application for Standby Letter of Credit
Exhibit E-1		Form of Compliance Certificate
Disclosure Schedule P-1	-	Permitted Holders
Disclosure Schedule 1.1	-	Agent’s Representatives
Disclosure Schedule 1.4	-	Sources and Uses; Funds Flow Memorandum
Disclosure Schedule 3.6	-	Litigation
Disclosure Schedule 3.10	-	ERISA Plans
Disclosure Schedule 3.12	-	Real Estate
Disclosure Schedule 3.14	-	Subsidiaries
Disclosure Schedule 3.22	-	Insurance
Disclosure Schedule 3.23	-	FCC Licenses
Disclosure Schedule 3.24	-	Permitted Acquisitions
Disclosure Schedule 5.15(b)	-	Post-Closing Real Estate Matters
Disclosure Schedule 5.15(e)	-	Post-Closing Good Standing Certificates
Disclosure Schedule 6.1	-	Permitted Liens
Disclosure Schedule 6.4	-	Permitted Indebtedness
Disclosure Schedule 6.5	-	Permitted Investments

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This AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of April 9, 2004 among NEXTMEDIA OPERATING, INC., a Delaware corporation (“Borrower”), the other Credit Parties signatory hereto, GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, “GE Capital”), for itself, as Lender, and as Agent for the Lenders, and the other Lenders signatory hereto from time to time.

RECITALS

WHEREAS, Borrower, Nextmedia Group, Inc., a Delaware corporation (“Holdings”), the lenders party thereto, and Bankers Trust Company, as administrative agent (the “Prior Agent”) are party to that certain Credit Agreement dated as of July 31, 2000 (as amended prior to the date hereof, the “Prior Credit Agreement”);

WHEREAS, concurrently herewith the Prior Agent has resigned as administrative agent under the Prior Credit Agreement and Borrower and the Lenders have appointed GE Capital as administrative agent under the Prior Credit Agreement as amended hereby,

WHEREAS, GE Capital has accepted such appointment as administrative agent under this Agreement in accordance with the terms and conditions hereof;

WHEREAS, Borrower has requested that GE Capital and the Lenders amend and restate the terms and conditions of the Prior Credit Agreement pursuant to the terms and conditions set forth herein;

WHEREAS, the Lenders and GE Capital have agreed to amend and restate the Prior Credit Agreement in accordance with the terms and conditions hereof;

WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them in Annex A and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Annex A shall govern. All Annexes, Disclosure Schedules, Exhibits and other attachments (collectively, “Appendices”) hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single agreement. These Recitals shall be construed as part of the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restate the Prior Credit Agreement in its entirety as follows:

1. AMOUNT AND TERMS OF CREDIT

1.1 Credit Facilities.

(a) Revolving Credit Facility.

(i) Subject to the terms and conditions hereof, each Revolving Lender agrees to make available to Borrower from time to time until the Commitment Termination Date its Pro Rata Share of revolving credit advances (each, a “Revolving Credit

Advance”). The Pro Rata Share of the Revolving Loan of any Revolving Lender shall not at any time exceed its separate Revolving Loan Commitment. The obligations of each Revolving Lender hereunder shall be several and not joint. Until the Commitment Termination Date and subject to the terms and conditions hereof, Borrower may from time to time borrow, repay and reborrow under this Section 1.1(a); provided, that the amount of any Revolving Credit Advance to be made at any time shall not exceed the Borrowing Availability at such time. Each Revolving Credit Advance shall be made on notice by Borrower to one of the representatives of Agent identified in Schedule 1.1 at the address specified therein. Any such notice must be given no later than (1) 12:00 noon (New York time) on the Business Day of the proposed Revolving Credit Advance, in the case of an Index Rate Loan, or (2) 12:00 noon (New York time) on the date which is three (3) Business Days prior to the proposed Revolving Credit Advance, in the case of a LIBOR Loan. Each such notice (a ”Notice of Revolving Credit Advance”) must be given in writing (by telecopy or overnight courier) substantially in the form of Exhibit 1.1(a)(i), and shall include the information required in such Exhibit and such other information as may be required by Agent. If Borrower desires to have the Revolving Credit Advances bear interest by reference to a LIBOR Rate, it must comply with Section 1.5(e).

(ii) Except as provided in Section 1.12, Borrower shall execute and deliver to each Revolving Lender who so requests, a note to evidence the Revolving Loan Commitment of that Revolving Lender. Each note shall be in the principal amount of the Revolving Loan Commitment of the applicable Revolving Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(a)(ii) (each a “Revolving Note” and, collectively, the “Revolving Notes”). Each Revolving Note shall represent the obligation of Borrower to pay the amount of the applicable Revolving Lender’s Revolving Loan Commitment or, if less, such Revolving Lender’s Pro Rata Share of the aggregate unpaid principal amount of all Revolving Credit Advances to Borrower together with interest thereon as prescribed in Section 1.5. The entire unpaid balance of the Revolving Loan and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date.

(b) Reliance on Notices. Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Revolving Credit Advance, Notice of Conversion/Continuation or similar notice believed by Agent to be genuine. Agent may assume that each Person executing and delivering any notice in accordance herewith was duly authorized, unless the responsible individual acting thereon for Agent has actual knowledge to the contrary.

1.2 Letters of Credit. Subject to and in accordance with the terms and conditions contained herein and in Annex B, Borrower shall have the right to request, and Revolving Lenders agree to incur, or purchase participations in, Letter of Credit Obligations in respect of Borrower.

1.3 Prepayments.

(a) Voluntary Prepayments; Reductions in Revolving Loan Commitments. Borrower may at any time on at least three (3) Business Days’ prior written notice to Agent permanently reduce (but not terminate) the Revolving Loan

Commitment; provided that (A) any such prepayments or reductions shall be in a minimum amount of $1,000,000 and integral multiples of $500,000 in excess of such amount, (B) the Revolving Loan Commitment shall not be reduced to an amount less than $25,000,000, and (C) after giving effect to such reductions, Borrower shall comply with Section 1.3(b)(i). Borrower may at any time on at least three (3) Business Days prior written notice to Agent terminate the Revolving Loan Commitment, provided that upon such termination all Loans and other Obligations shall be immediately due and payable in full and all Letter of Credit Obligations shall be cash collateralized or otherwise satisfied in accordance with Annex B hereto. Any voluntary prepayment and any reduction or termination of the Revolving Loan Commitment must be accompanied by payment of any LIBOR funding breakage costs in accordance with Section 1.13(b). Upon any such reduction or termination of the Revolving Loan Commitment, Borrower’s right to request Revolving Credit Advances, or request that Letter of Credit Obligations be incurred on its behalf, shall simultaneously be permanently reduced or terminated, as the case may be; provided that a permanent reduction of the Revolving Loan Commitment shall not require a corresponding pro rata reduction in the L/C Sublimit. Each notice of partial prepayment shall designate the Loan or other Obligations to which such prepayment is to be applied

(b) Mandatory Prepayments.

(i) If at any time the outstanding balances of the Revolving Loan exceed the Maximum Amount, Borrower shall immediately repay the aggregate outstanding Revolving Credit Advances to the extent required to eliminate such excess. If any such excess remains after repayment in full of the aggregate outstanding Revolving Credit Advances, Borrower shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Annex B to the extent required to eliminate such excess and shall release such cash collateral in accordance with Annex B upon the earlier of (A) termination of the Letter of Credit Obligations secured thereby or (B) elimination of the excess requiring such cash collateral.

(ii) If an Event of Default shall have occurred and be continuing, then immediately upon receipt by any Credit Party of any cash proceeds of (A) any Asset Sale or (B) any other asset disposition to the extent the aggregate amount of such cash proceeds for all such other asset dispositions exceeds $5,000,000, Borrower shall prepay the Loans in an amount equal to all proceeds, net of (1) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by such Credit Party in connection therewith (in each case, paid to non-Affiliates), (2) transfer taxes, (3) amounts payable to holders of senior Liens on such asset (to the extent such Liens constitute Permitted Encumbrances hereunder), if any, and (4) an appropriate reserve for income taxes in accordance with GAAP in connection therewith. Any such prepayment shall be applied in accordance with Section 1.3(c).

(iii) If an Event of Default shall have occurred and be continuing and Holdings or any of its Subsidiaries, including Borrower, issues Stock or Indebtedness, then no later than the Business Day following the date of receipt of the proceeds thereof, Borrower shall prepay the Loans (and cash collateralize Letter of Credit Obligations) in an amount equal to all such proceeds, net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith. Any such prepayment shall be applied in accordance with Section 1.3(c).

(c) Application of Certain Mandatory Prepayments. Any prepayments made by Borrower pursuant to Sections 1.3(b)(ii) or (b)(iii) above shall be applied as follows: first, to Fees and reimbursable expenses of Agent then due and payable pursuant to any of the Loan Documents; second, to interest then due and payable on the Revolving Credit Advances; third, to the outstanding principal balance of Revolving Credit Advances until the same has been paid in full; and fourth, to any Letter of Credit Obligations, to provide cash collateral therefor in the manner set forth in Annex B, until all such Letter of Credit Obligations have been fully cash collateralized in the manner set forth in Annex B; provided, however, any cash collateral established in accordance with this Section 1.3 shall be released in accordance the provisions of Annex B. The Revolving Loan Commitment shall be permanently reduced by the amount of any such prepayments at the option of the Requisite Lenders in their sole discretion.

(d) Application of Prepayments from Insurance Proceeds and Condemnation Proceeds. Prepayments from insurance or condemnation proceeds in accordance with Section 5.2 and the Mortgage(s), respectively, shall be applied to the Revolving Credit Advances. The Revolving Loan Commitment shall not be permanently reduced by the amount of any such prepayments unless an Event of Default has occurred and is continuing and the Requisite Lenders exercise their right to require such reduction in their sole discretion. If the precise amount of insurance or condemnation proceeds allocable to Inventory as compared to Equipment, Fixtures and Real Estate are not otherwise determined, the allocation and application of those proceeds shall be determined by Agent, subject to the approval of Requisite Lenders.

(e) No Implied Consent. Nothing in this Section 1.3 shall be construed to constitute Agent’s or any Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.

1.4 Use of Proceeds. Borrower shall utilize the proceeds of the Loans solely for (i) the Restatement (and to pay any related transaction fees and expenses) (ii) ordinary working capital purposes, (iii) payment of interest, (iv) financing of Capital Expenditures,(v) repurchase of Outstanding Bonds in an amount not to exceed $20,000,000 per Fiscal Quarter, (vi) Permitted Acquisitions, (vii) payment of Dividends in accordance with the terms and conditions contained in Section 6.3, and (vi) the financing of Borrower’s other general corporate needs. Disclosure Schedule (1.4) contains a description of Borrower’s sources and uses of funds as of the Closing Date, including Loans and Letter of Credit Obligations to be made or incurred on that date, and a funds flow memorandum detailing how funds from each source are to be transferred to particular uses.

1.5 Interest and Applicable Margins.

(a) Borrower shall pay interest to Agent, for the ratable benefit of Lenders, in arrears on each applicable Interest Payment Date, at the following rates with respect to the Revolving Credit Advances, the Index Rate plus the Applicable Revolver Index Margin per annum or, at the election of Borrower, the applicable LIBOR Rate plus the Applicable Revolver LIBOR Margin per annum.

As of the Closing Date, the Applicable Margins are as follows:

Applicable Revolver Index Margin	2.00%

Applicable Revolver LIBOR Margin	3.00%

Applicable L/C Margin	3.00%

The Applicable Margins shall be adjusted by reference to the following grids:

	Total Leverage Ratio	Applicable Revolver Index Margin	Applicable Revolver LIBOR Margin	Applicable L/C Margin
Level I	> 7.50	3.00%	4.00%	4.00%
Level II	> 7.00, but < 7.50	2.50%	3.50%	3.50%
Level III	> 6.5, but < 7.00	2.25%	3.25%	3.25%
Level IV	> 6.00, but < 6.50	2.00%	3.00%	3.00%
Level V	> 5.50, but < 6.00	1.75%	2.75%	2.75%
Level VI	> 5.00, but < 5.50	1.50%	2.50%	2.50%
Level VII	< 5.00	1.25%	2.25%	2.25%

Adjustments in the Applicable Margins commencing with the Fiscal Quarter ending March 31, 2004 shall be implemented quarterly on a prospective basis, commencing two (2) Business Days after the date of delivery to Lenders of the quarterly unaudited or annual audited (as applicable) Financial Statements evidencing the need for an adjustment. Notwithstanding the preceding sentence, the Applicable Margins shall not be reduced below Level IV prior to June 30, 2004. Concurrently with the delivery of those Financial Statements, Borrower shall deliver to Agent and Lenders a certificate, signed by its chief financial officer, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Margins. Failure to timely deliver such Financial Statements shall, in addition to any other remedy provided for in this Agreement, result in an increase in the Applicable Margins to the highest level set forth in the foregoing grid, until the second Business Day following the delivery of those Financial Statements demonstrating that such an increase is not required. If a Default or an Event of Default has occurred and is continuing at the time any reduction in the Applicable Margins is to be implemented, that reduction shall be deferred until the second Business Day following the date on which such Default or Event of Default is waived or cured.

(b) If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(c) All computations of Fees calculated on a per annum basis and interest shall be made by Agent on the basis of a 360-day year (except with respect to Index Rates Loans, which shall be based on a 365/366-day year), in each case for the actual number of days occurring in the period for which such interest and Fees are payable. The Index Rate is a floating rate determined for each day. Each determination by Agent of interest rates and Fees hereunder shall be presumptive evidence of the correctness of such rates and Fees.

(d) So long as an Event of Default has occurred and is continuing under Section 8.1(a) or (e), or so long as any other Event of Default has occurred and is continuing and at the election of Agent (or upon the written request of Requisite Lenders) confirmed by written notice from Agent to Borrower, the interest rates applicable to the Loans and the Letter of Credit Fees shall be increased by two percentage points (2%) per annum above the rates of interest or the rate of such Fees otherwise applicable hereunder unless Agent or Requisite Lenders elect to impose a smaller increase (the “Default Rate”), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations. Interest and Letter of Credit Fees at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived and shall be payable upon demand.

(e) Subject to the conditions precedent set forth in Section 2.2, Borrower shall have the option to (i) request that any Revolving Credit Advance be made as a LIBOR Loan, (ii) convert at any time all or any part of outstanding Loans from Index Rate Loans to LIBOR Loans, (iii) convert any LIBOR Loan to an Index Rate Loan, subject to payment of LIBOR breakage costs in accordance with Section 1.13(b) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iv) continue all or any portion of any Loan as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued Loan shall commence on the first day after the last day of the LIBOR Period of the Loan to be continued. Any Loan or group of Loans having the same proposed LIBOR Period to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $500,000 and integral multiples of $500,000 in excess of such amount. Any such election must be 12:00 noon (New York time) on the third Business Day prior to (1) the date of any proposed Revolving Credit Advance which is to bear interest at the LIBOR Rate, (2) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or (3) the date on which Borrower wishes to convert any Index Rate Loan to a LIBOR Loan for a LIBOR Period designated by Borrower in such election. If no election is received with respect to a LIBOR Loan by 12:00 noon (New York time) on the third Business Day prior to the end of the LIBOR Period with respect thereto (or if a Default or an Event of Default has occurred and is continuing or the additional conditions precedent set forth in Section 2.2 shall not have been satisfied), that LIBOR Loan shall be converted to an Index Rate Loan at the end of its LIBOR Period. Borrower must make such election by notice to Agent in writing, by telecopy or overnight courier. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) in the form of Exhibit 1.5(e).

(f) Notwithstanding anything to the contrary set forth in this Section 1.5, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate.

1.6 Reserved.

1.7 Reserved.

1.8 Reserved.

1.9 Fees.

(a) Borrower shall pay to GE Capital, individually, the Fees specified in the GE Capital Fee Letter.

(b) As additional compensation for the Revolving Lenders, Borrower shall pay to Agent, for the ratable benefit of such Lenders, in arrears, on the first Business Day of each month prior to the Commitment Termination Date and on the Commitment Termination Date, a Fee for Borrower’s non-use of available funds in an amount calculated as follows: (i) if the average daily closing balances of the Revolving Loan outstanding during the period for which the such Fee is due is less than or equal to 50% of the average Maximum Amount during such period, then 0.75% per annum or (ii) if the average daily closing balances of the Revolving Loan outstanding during the period for which the such Fee is due is greater than or equal to 50% of the average Maximum Amount during such period, then 0.50% per annum, in each case calculated on the basis of a 360 day year for actual days elapsed, multiplied by the difference between (x) the Maximum Amount (as it may be increased or reduced from time to time) and (y) the average for the period of the daily closing balances of the Revolving Loan outstanding during the period for which the such Fee is due.

(c) Borrower shall pay to Agent, for the ratable benefit of Revolving Lenders, the Letter of Credit Fee as provided in Annex B.

1.10 Receipt of Payments. Borrower shall make each payment under this Agreement not later than 2:00 p.m. (New York time) on the day when due in immediately available funds in Dollars to the Collection Account. Payments received after 2:00 p.m. New York time on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.

1.11 Application and Allocation of Payments.

(a) So long as no Event of Default has occurred and is continuing, (i) payments matching specific scheduled payments for costs, interest or fees then due shall be applied to those scheduled payments; (ii) voluntary prepayments shall be applied in accordance with the provisions of Section 1.3(a); and (iii) mandatory prepayments shall be applied as set forth in Sections 1.3(c) and 1.3(d). All payments and prepayments applied to a particular Loan shall be applied ratably to the portion thereof held by each Lender as determined by its Pro Rata Share. As to any other payment, and as to all payments made when an Event of Default has occurred and is continuing or following the Commitment Termination Date, Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of Borrower, and Borrower hereby irrevocably agrees that Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations as Agent may deem advisable notwithstanding any previous entry by Agent in the Loan Account or any other books and records. In the absence of a specific determination by Agent with respect thereto, payments shall be applied to amounts then due and payable in the following order: (1) to Fees and Agent’s expenses reimbursable hereunder; (2) to interest on Revolving Loans; (3) to principal payments on the Loans and to provide cash collateral for Letter of Credit Obligations in the manner described in Annex B, ratably to the aggregate, combined principal balance of the Loans and outstanding Letter of Credit Obligations; and (4) to all other Obligations including expenses of Lenders to the extent reimbursable under Section 11.3.

(b) Agent is authorized to, and at its sole election may, charge to the Revolving Loan balance on behalf of Borrower and cause to be paid all Fees, expenses, Charges, costs (including insurance premiums in accordance with Section 5.2) and interest and principal, other than principal of the Revolving Loan, owing by Borrower under this Agreement or any of the other Loan Documents if and to the extent Borrower fails to pay promptly any such amounts as and when due, even if the amount of such charges would exceed Borrowing Availability at such time. At Agent’s option and to the extent permitted by law, any charges so made shall constitute part of the Revolving Loan hereunder.

1.12 Loan Account and Accounting. Agent shall maintain a loan account (the “Loan Account”) on its books to record: all Advances, all Letters of Credit, all Letter of Credit Obligations, all participations in the Letter of Credit Obligations, the amount of the reimbursement obligations of the Borrower for each drawing made under a Letter of Credit, all payments made by Borrower, and all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations. All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower’s duty to pay the Obligations. Agent shall render to Borrower a monthly accounting of transactions with respect to the Loans setting forth the balance of the Loan Account for the immediately preceding month. Unless Borrower notifies Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within thirty (30) days after the date thereof, each and every such accounting shall be presumptive evidence of all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by Borrower. Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

1.13 Indemnity.

(a) Each Credit Party that is a signatory hereto shall jointly and severally indemnify and hold harmless each of Agent, Lenders and their respective Affiliates, and each such Person’s respective officers, directors, employees, attorneys, agents and representatives (each, an “Indemnified Person”), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees and disbursements and other reasonable costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, “Indemnified Liabilities”); provided, that no such Credit Party shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from that Indemnified Person’s gross negligence or willful misconduct; provided, further, no such Credit Party shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results solely from a dispute between or among one or more of the Lenders and/or Agent. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

(b) To induce Lenders to provide the LIBOR Rate option on the terms provided herein, if (i) any LIBOR Loans are repaid in whole or in part prior to the last day of any applicable LIBOR Period (whether that repayment is made pursuant to any provision of this Agreement or any other Loan Document or occurs as a result of acceleration, by operation of law or otherwise); (ii) Borrower shall default in payment when due of the principal amount of or interest on any LIBOR Loan; (iii) Borrower shall refuse to accept any borrowing of, or shall request a termination of, any borrowing of, conversion into or continuation of, LIBOR Loans after Borrower has given notice requesting the same in accordance herewith; or (iv) Borrower shall fail to make any prepayment of a LIBOR Loan after Borrower has given a notice thereof in accordance herewith, then Borrower shall indemnify and hold harmless each Lender from and against all losses, reasonable costs and reasonable expenses to the extent resulting from or arising from any of the foregoing. Such indemnification shall include any loss (including loss of margin) or reasonable expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained. For the purpose of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Loan and having a maturity comparable to the relevant LIBOR Period; provided, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder. As promptly as practicable under the circumstances, each Lender shall provide Borrower with its written calculation of all amounts payable pursuant to this Section 1.13(b) in reasonable detail, and such calculation shall be binding absent manifest error on the parties hereto unless Borrower shall object in writing within fifteen (15) Business Days of receipt thereof, specifying the basis for such objection in reasonable detail.

1.14 Reserved.

1.15 Taxes.

(a) Except as otherwise provided in this Section 1.15, any and all payments by Borrower hereunder or under the Notes or Letters of Credit shall be made, in accordance with this Section 1.15, free and clear of and without deduction for any and all present or future Taxes. If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Notes or Letters of Credit, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.15) Agent, Lenders or L/C Issuers, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within thirty (30) days after the date of any payment of Taxes, Borrower shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof.

(b) Each Credit Party that is a signatory hereto shall jointly and severally indemnify and, within ten (10) Business Days of receipt of written demand therefor, pay Agent and each Lender and each L/C Issuer, as the case may be, for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 1.15) paid by Agent or such Lender or L/C Issuer, as appropriate, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. Agent and such Lender shall cooperate to a reasonable extent with the relevant Credit Party in contesting any Indemnified Taxes (at Borrower’s sole cost and expense) that such Credit Party reasonably believes have been incorrectly or illegally asserted; provided, however, that Agent or such Lender shall have no further obligation to cooperate to the extent that Agent or such Lender reasonably determines that such further cooperation would be materially disadvantageous to Agent or such Lender.

(c) (i) Each Lender, each L/C Issuer and each Agent organized under the laws of a jurisdiction outside the United States (each a “Foreign Lender”) as to which payments to be made under this Agreement or under the Notes are exempt from United States withholding tax under an applicable statute or tax treaty shall provide to Borrower and Agent a properly completed and executed IRS Form W-8ECI or Form W-8BEN or other applicable form, certificate or document prescribed by the IRS or the United States certifying as to such Foreign Lender’s entitlement to such exemption (a “Certificate of Exemption”). Any foreign Person that seeks to become a Lender, L/C Issuer or Agent under this Agreement shall provide a Certificate of Exemption to Borrower and Agent prior to becoming a Lender, L/C Issuer or Agent, as the case may be, hereunder. No foreign Person may become a Lender, an L/C Issuer or Agent hereunder if such Person fails to deliver a Certificate of Exemption in advance of becoming a Lender, an L/C Issuer or Agent, as the case may be.

(ii) Each Lender, each L/C Issuer and each Agent that is a United States person as defined in Section 7701(a)(30) of the IRC other than an exempt recipient based on the indicators as described in Treasury Regulation Section 1.6049-4(c)(1)(ii), including, without limitation, any entity treated as a corporation based on the indicators as described in Treasury Regulation Section 1.6049-4(c)(1)(ii)(A) (each, a “U.S. Lender”) shall provide in advance of becoming a Lender, an L/C Issuer or Agent, as the case may be, to Borrower and Agent a properly completed and executed IRS Form W-9 (certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax) or any successor form.

(iii) Each Lender, each L/C Issuer and Agent, from time to time after submitting the forms, certificates or documents referred to in this Section 1.15, shall submit to the Borrower and the Agent such additional duly completed and signed copies of one or the other such forms, certificates or documents (or such successor forms, certificates or other documents as shall be adopted from time to time by the IRS or relevant taxing authorities) (A) on or before the date that any such form, certificate, or document expires or becomes obsolete as reasonably requested by the Borrower or Agent or (B) after the occurrence of any event requiring a change in the most recent form, certificate or document previously delivered by it to the Borrower and Agent.

1.16 Capital Adequacy; Increased Costs; Illegality.

(a) If any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the Closing Date, from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder, then Borrower shall from time to time upon demand by such Lender (with a copy of such demand to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by such Lender to Borrower and to Agent shall be presumptive evidence of the matters set forth therein.

(b) If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case adopted after the Closing Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Loan, then Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to Agent), pay to Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower and to Agent by such Lender, shall be presumptive evidence of the matters set forth therein. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 1.16(b).

(c) Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of that Lender without, in that Lender’s reasonable opinion, materially adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower through Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans shall terminate and (ii) Borrower shall forthwith prepay in full all outstanding LIBOR Loans owing to such Lender, together with interest accrued thereon, unless Borrower, within five (5) Business Days after the delivery of such notice and demand, converts all LIBOR Loans into Index Rate Loans.

(d) Within thirty (30) days after receipt by Borrower of written notice and demand from any Lender (an “Affected Lender”) for payment of additional amounts or increased costs as provided in Sections 1.15(a), 1.15(b), 1.16(a) or 1.16(b), Borrower may, at its option, notify Agent and such Affected Lender of its intention to replace the Affected Lender. So long as no Default or Event of Default has occurred and is continuing, Borrower, with the consent of Agent (not to be unreasonable delayed or withheld provided such Person is reasonably satisfactory to Agent), may obtain, at Borrower’s expense, a replacement Lender (“Replacement Lender”) for the Affected Lender, which Replacement Lender must be reasonably satisfactory to Agent. If Borrower obtains a Replacement Lender within ninety (90) days following notice of its intention to do so, the Affected Lender must sell and assign its Loans and Commitments to such Replacement Lender for an amount equal to the principal balance of all Loans held by the Affected Lender and all accrued interest and Fees with respect thereto through the date of such sale and such assignment shall not require the payment of an assignment fee to Agent; provided, that Borrower shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment. Notwithstanding the foregoing, Borrower shall not have the right to obtain a Replacement Lender if the Affected Lender rescinds its demand for increased costs or additional amounts within fifteen (15) days following its receipt of Borrower’s notice of intention to replace such Affected Lender. Furthermore, if Borrower gives a notice of intention to replace and does not so replace such Affected Lender within ninety (90) days thereafter, Borrower’s rights under this Section 1.16(d) shall terminate with respect to such Affected Lender and Borrower shall promptly pay all increased costs or additional amounts demanded by such Affected Lender pursuant to Sections 1.15(a), 1.15(b), 1.16(a) and 1.16(b).

1.17 Single Loan. All Loans to Borrower and all of the other Obligations of Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation of Borrower secured, until the Termination Date, by all of the Collateral.

2. CONDITIONS PRECEDENT

2.1 Conditions to the Initial Loans. No Lender shall be obligated to make any Loan or incur any Letter of Credit Obligations on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner reasonably satisfactory to Agent, or waived in writing by Agent and Requisite Lenders:

(a) Credit Agreement; Loan Documents. This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrower, each other Credit Party, Agent and Lenders; and Agent shall have received such documents, instruments, agreements and legal opinions as Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including all those listed in the Closing Checklist attached hereto as Annex D, each in form and substance reasonably satisfactory to Agent.

(b) Approvals. Agent shall have received (i) satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, including, without limitation, the FCC, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Related Transactions or (ii) an officer’s certificate in form and substance reasonably satisfactory to Agent affirming that no such consents or approvals are required.

(c) Payment of Fees. Borrower shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in Section 1.9 (including the Fees specified in the GE Capital Fee Letter), and shall have reimbursed Agent for all fees, costs and expenses of closing presented as of the Closing Date.

(d) Capital Structure: Other Indebtedness. The capital structure of each Credit Party and the terms and conditions of all Indebtedness of each Credit Party shall be acceptable to Agent in its sole discretion.

(e) Due Diligence. Agent shall have completed its business, environmental, FCC license and legal due diligence, with results satisfactory to Agent.

(f) Consummation of Related Transactions. Agent shall have received fully executed copies of the Agency Assignment Documents and final and complete copies of each of the other Related Transactions Documents, each of which shall be in full force and effect in form and substance reasonably satisfactory to Agent. The Related Transactions shall have been consummated in accordance with the terms of the Related Transactions Documents.

2.2 Further Conditions to Each Loan. Except as otherwise expressly provided herein, no Lender shall be obligated to fund any Advance, convert or continue any Loan as a LIBOR Loan or incur any Letter of Credit Obligation, if, as of the date thereof:

(a) any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect as of such date as determined by Agent or Requisite Lenders, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement, and Agent or Requisite Revolving Lenders have determined not to make such Advance, convert or continue any Loan as LIBOR Loan or incur such Letter of Credit Obligation as a result of the fact that such warranty or representation is untrue or incorrect;

(b) (i) any Default or Event of Default has occurred and is continuing or would result after giving effect to any Advance (or the incurrence of any Letter of Credit Obligation), and Agent or Requisite Revolving Lenders shall have determined not to make Advance, convert or continue any Loan as a LIBOR Loan or incur any Letter of Credit Obligation as a result of that Default or Event of Default; or

(c) after giving effect to any Advance (or the incurrence of any Letter of Credit Obligations), the outstanding principal amount of the Revolving Loan would exceed the Maximum Amount.

The request and acceptance by Borrower of the proceeds of any Advance, the incurrence of any Letter of Credit Obligations or the conversion or continuation of any Loan into, or as, a LIBOR Loan shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by Borrower that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by Borrower of the granting and continuance of Agent’s Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.

3. REPRESENTATIONS AND WARRANTIES

To induce Lenders to make the Loans and to incur Letter of Credit Obligations, the Credit Parties executing this Agreement, jointly and severally, make the following representations and warranties to Agent and each Lender with respect to all Credit Parties, each and all of which shall survive the execution and delivery of this Agreement (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date).

3.1 Organizational Status. Each of Holdings and each of its Subsidiaries (i) is a duly organized and validly existing corporation, partnership or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate, partnership or limited liability company power and authority, as the case may be, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

3.2 Power and Authority. Each Credit Party has the corporate, partnership or limited liability company power and authority, as the case may be, to execute, deliver and perform the terms and provisions of each of the Loan Documents to which it is party and has taken all necessary corporate, partnership or limited liability company action, as the case may be, to authorize the execution, delivery and performance by it of each of such Loan Documents. Each Credit Party has duly executed and delivered each of the Loan Documents to which it is party, and each of such Loan Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

3.3 No Violation. Neither the execution, delivery or performance by any Credit Party of the Loan Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any applicable law, statute, rule or regulation or any applicable order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Collateral Documents) upon any of the property or assets of Holdings or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which Holdings or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject, or (iii) will violate any provision of the certificate or articles of incorporation, certificate of partnership, partnership agreement, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of Holdings or any of its Subsidiaries.

3.4 Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (i) those that are immaterial, (ii) the filing of UCC financing statements naming Agent as the secured party pursuant to the Loan Documents (or the assignment to Agent of existing UCC financing statements naming the Prior Agent as secured party) or (iii) those that have otherwise been obtained or made on or prior to the Closing Date and which remain in full force and effect on the Closing Date), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Loan Document or (ii) the legality, validity, binding effect or enforceability of any such Loan Document; provided, however, that: (x) Borrower and each License Subsidiary will be required from time to time to obtain certain authorizations of, or to make certain filings with, the FCC that are required in connection with the ordinary course of business of such License Subsidiary and Holdings and its other Subsidiaries; (y) subsequent to the Closing Date, under the Communications Laws and the FCC rules, further FCC approval will be required prior to (A) the transfer of control of any License Subsidiary or Borrower or (B) the assignment of any of the FCC Licenses or the exercise of any voting rights or management authority over any License Subsidiary or Borrower, and (z) prior to the exercise of certain rights or remedies under the Collateral Documents by the Collateral Agent or the Lenders, or their respective successors and assigns, FCC consents and notifications with respect to such exercise may be required to be timely obtained or made.

3.5 Financial Statements; Financial Condition; Undisclosed Liabilities; Projections. (a) (i) The combined balance sheets of Borrower and its Subsidiaries for the Fiscal Year ended on December 31, 2002 and the Fiscal Quarter ended on September 30, 2003, and the related combined statements of income, cash flows and shareholders’ equity of Borrower and its Subsidiaries for the Fiscal Year and Fiscal Quarter ended on such dates, copies of which have been furnished to the Lenders prior to the Closing Date, present fairly in all material respects the combined financial position of Borrower and its Subsidiaries at the date of such balance sheets and the combined results of the operations of Borrower and its Subsidiaries for the periods covered thereby, in each case as though such Persons had been under common control for the periods covered by such financial statements. All of the foregoing historical financial statements have been prepared in accordance with GAAP consistently applied.

(ii) The pro forma combined balance sheet of Borrower and its Subsidiaries as of December 31, 2003 (after giving effect to the Restatement) and the related pro forma combined statements of income, cash flows and shareholders equity of Borrower and its Subsidiaries for the twelve-month period ended on December 31, 2003 (after giving effect to the Restatement), copies of which have been furnished to the Lenders prior to the Closing Date, present fairly in all material respects the pro forma combined financial position of Borrower and its Subsidiaries as of December 31, 2003 and the pro forma combined results of the operations of Borrower and its Subsidiaries for the period covered thereby. All of the foregoing pro forma financial statements have been prepared on a basis consistent with the combined historical financial statements of Borrower and its Subsidiaries set forth in the preceding clause (i).

(b) On and as of the Closing Date and after giving effect to the Restatement and to all Indebtedness (including the Loans) being incurred or assumed and Liens created by the Credit Parties in connection therewith (i) the sum of the assets, at a fair valuation, of Borrower and its Subsidiaries taken as a whole will exceed its debts, (ii) Borrower and its Subsidiaries taken as a whole have not incurred and do not intend to incur, and do not believe that they will incur, debts beyond their respective ability to pay such debts as such debts mature, and (iii) Borrower and its Subsidiaries taken as a whole will have sufficient capital with which to conduct their respective businesses. For purposes of this Section 3.5(b), “debt” means any liability on a claim, and “claim” means (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(c) Except as fully disclosed in the financial statements delivered pursuant to Section 3.5(a), there were as of the Closing Date no liabilities or obligations with respect to Holdings or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, neither Holdings nor Borrower knows of any basis for the assertion against it or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not fully disclosed in the financial statements delivered pursuant to Section 3.5(a) or referred to in the immediately preceding sentence which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(d) The Projections delivered to the Agent and the Lenders prior to the Closing Date have been prepared in good faith and are based on reasonable assumptions at the time of the preparation thereof and which remain reasonable as of the Closing Date, and there are no statements or conclusions in the Projections which are based upon or include information known to Holdings or Borrower to be misleading in any material respect or which fail to take into account material information known to Holdings or Borrower regarding the matters reported therein. On the Closing Date, Holdings and Borrower believe that the Projections are reasonable and attainable, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may differ from the projected results and such differences may be material.

(e) Since the Closing Date, there has been no change in the business, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects of Holdings or any of its Subsidiaries that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.6 Litigation. Except as set forth on Disclosure Schedule 3.6, there are no actions, suits or proceedings pending or, to the knowledge of Holdings and Borrower, threatened that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect or that otherwise relate to the Loan Documents.

3.7 True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of Holdings or Borrower in writing to the Agent or any Lender (including, without limitation, all information contained in the Loan Documents, but excluding the Projections) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Holdings or Borrower in writing to the Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

3.8 Use of Proceeds; Margin Regulations. (a) The proceeds of all Revolving Loans shall be used for the purposes set forth in Section 1.4.

(b) No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

3.9 Tax Returns and Payments. Each of Holdings and each of its Subsidiaries has timely filed or caused to be timely filed, on the due dates thereof or within applicable grace periods (taking into account any extensions granted by the applicable taxing authorities), with the appropriate taxing authority all federal income tax returns and all other material tax returns, domestic and foreign (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, Holdings and/or any of its Subsidiaries. The Returns accurately reflect in all material respects all liability for taxes of Holdings and its Subsidiaries for the periods covered thereby. Each of Holdings and each of its Subsidiaries has paid all material taxes and assessments payable by it which have become due, other than (i) taxes (other than Federal income taxes) which are not overdue by more than 30 days and (ii) taxes which are not delinquent and those that are being contested in good faith and adequately disclosed and fully provided for on the financial statements of Holdings and its Subsidiaries in accordance with GAAP. There is no material action, suit, proceeding, investigation, audit or claim now pending or, to the knowledge of Holdings and Borrower, threatened by any authority regarding any material taxes relating to Holdings or any of its Subsidiaries other than those that are being contested in good faith and adequately disclosed and fully provided for on the financial statements of Holdings and its Subsidiaries in accordance with GAAP. As of the Closing Date, neither Holdings nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of Holdings or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of Holdings or any of its Subsidiaries not to be subject to the normally applicable statute of limitations.

3.10 Compliance with ERISA. (i) Disclosure Schedule 3.10 sets forth, as of the Closing Date, the name of each Plan, Multiemployer Plan and Foreign Pension Plan. Each Plan (and each related trust) is in compliance with its terms and with all applicable laws, including, without limitation, ERISA and the IRC, except for such noncompliances which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. For each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the IRC, Holdings or Borrower (or its representative) has received, or to the extent not received, will request, a determination letter from the IRS (within the remedial amendment period for submitting an application for a determination letter with the IRS) to the effect that it meets the requirements of Sections 401(a) and 501(a) of the IRC (unless the Plan is a standardized plan that meets the requirements set forth in Section 6 of Rev. Proc. 2000-20 for reliance on the opinion letter issued to the sponsor for the standardized plan). No Plan has an Unfunded Pension Liability which, when added to the aggregate amount of Unfunded Pension Liabilities with respect to all other Plans, could reasonably be expected to have a Material Adverse Effect. No Plan which is subject to Section 412 of the IRC or Section 302 of ERISA has an accumulated funding deficiency, within the meaning of such sections of the IRC or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of Section 412 of the IRC or Section 303 or 304 of ERISA; all contributions required to be made under applicable law with respect to a Plan, Multiemployer Plan and Foreign Pension Plan have been timely made; no Reportable Event has occurred; no Multiemployer Plan is insolvent or in reorganization; neither Holdings nor any Subsidiary of Holdings nor any ERISA Affiliate has incurred any outstanding liability (including any indirect, contingent or secondary liability) to or on account of a Plan or Multiemployer Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the IRC; no condition exists which presents a material risk to Holdings or any Subsidiary of Holdings or any ERISA Affiliate of incurring a liability to or on account of a Plan or, to the knowledge of Holdings and Borrower, any Multiemployer Plan pursuant to the foregoing provisions of ERISA and the IRC; which with respect to any of the foregoing in this sentence, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No proceedings have been instituted under Title IV of ERISA to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA. Using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of Holdings and its Subsidiaries and its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent Fiscal Year of each such Plan ended prior to the date of the most recent Credit Event, could not reasonably be expected to have a Material Adverse Effect. No action, suit, proceeding, hearing, audit or investigation by any Governmental Authority with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, expected or threatened; each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the IRC) which covers or has covered employees or former employees of Holdings, any Subsidiary of Holdings, or any ERISA Affiliate has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the IRC; which either individually or in the aggregate, with respect to any of the foregoing in this sentence, could reasonably be expected to have a Material Adverse Effect; no lien imposed under the IRC or ERISA on the assets of Holdings or any Subsidiary of Holdings or any ERISA Affiliate exists or is likely to arise on account of any Plan or Multiemployer Plan other than as permitted by Section 6.1; and Holdings and its Subsidiaries do not maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefit coverage to retired employees or other former employees (other than as required by the severance pay Plans of Holdings or any of its Subsidiaries or Section 601 of ERISA) or any Plan the obligations with respect to which could reasonably be expected to have a Material Adverse Effect.

(ii) Each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; all contributions required by applicable law to be made with respect to a Foreign Pension Plan have been timely made; neither Holdings nor any of its Subsidiaries has incurred any obligation in connection with the termination of or withdrawal from any Foreign Pension Plan; the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of Holdings’ most recently ended Fiscal Year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities; which with respect to any of the foregoing in this sentence, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

3.11 Reserved.

3.12 Properties. All Real Estate owned or leased by Holdings and each of its Subsidiaries as of the Closing Date, and the nature of the interest therein, is set forth in Disclosure Schedule 3.12. Each of Holdings and each of its Subsidiaries has good and indefeasible title to all material properties owned by it and a valid leasehold interest in all material properties leased by it, free and clear of all Liens, other than Permitted Liens.

3.13 Capitalization. (a) On the Closing Date, the authorized capital stock of Holdings shall consist of 100 shares of common stock, no par value per share, all of which shall be issued and outstanding. All outstanding shares of capital stock of Holdings have been duly and validly issued and are fully paid and non-assessable. Holdings does not have outstanding any capital stock or other securities convertible into or exchangeable for its capital stock or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock, except for options, warrants and other rights to purchase shares of Holdings’ common stock or Qualified Preferred Stock which may be issued from time to time or Qualified Preferred Stock which may be converted into common stock of Holdings.

(b) On the Closing Date, the authorized capital stock of Borrower shall consist of 1,000 shares of common stock, $0.01 par value per share, all of which shall be issued and outstanding and owned by Holdings. All outstanding shares of capital stock of Borrower have been duly and validly issued and are fully paid and non-assessable. Borrower does not have outstanding any capital stock or other securities convertible into or exchangeable for its capital stock or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock.

3.14 Subsidiaries. As of the Closing Date, Holdings has no Subsidiaries other than those Subsidiaries listed on Disclosure Schedule 3.14. Disclosure Schedule 3.14 sets forth, as of the Closing Date, the percentage ownership (direct or indirect) of Holdings in each class of capital stock or other equity of its Subsidiaries and also identifies the direct owner thereof.

3.15 Compliance with Statutes, etc. Each of Holdings and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.16 Investment Company Act. Neither Holdings nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

3.17 Public Utility Holdings Company Act. Neither Holdings nor any of its Subsidiaries is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holdings Company Act of 1935, as amended.

3.18 Environmental Matters. (a) Each of Holdings and each of its Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. There are no pending or, to the knowledge of Holdings and Borrower, threatened Environmental Liabilities against Holdings or any of its Subsidiaries or any Real Estate owned, leased or operated by Holdings or any of its Subsidiaries (including any such claim arising out of the ownership, lease or operation by Holdings or any of its Subsidiaries of any Real Estate formerly owned, leased or operated by Holdings or any of its Subsidiaries but no longer owned, leased or operated by Holdings or any of its Subsidiaries). There are no facts, circumstances, conditions or occurrences with respect to the business or operations of Holdings or any of its Subsidiaries, or any Real Estate owned, leased or operated by Holdings or any of its Subsidiaries (including, to the knowledge of Holdings and Borrower, any Real Estate formerly owned, leased or operated by Holdings or any of its Subsidiaries but no longer owned, leased or operated by Holdings or any of its Subsidiaries) or, to the knowledge of Holdings and Borrower, any property adjoining or adjacent to any such Real Estate that could be reasonably expected (i) to form the basis of an Environmental Liability against Holdings or any of its Subsidiaries or any Real Estate owned, leased or operated by Holdings or any of its Subsidiaries or (ii) to cause any

Real Estate owned, leased or operated by Holdings or any of its Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Estate by Holdings or any of its Subsidiaries under any applicable Environmental Law.

(b) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any Real Estate owned, leased or operated by Holdings or any of its Subsidiaries or to the knowledge of Holdings and Borrower, any property adjoining or adjacent to any Real Estate, where such generation, use, treatment, storage, transportation or Release has violated or could be reasonably expected to violate any applicable Environmental Law or give rise to an Environmental Liability against Holdings or any of its Subsidiaries or any Real Estate owned, leased or operated by Holdings or any of its Subsidiaries.

(c) Notwithstanding anything to the contrary in this Section 3.18, the representations and warranties made in this Section 3.18 shall not be untrue unless the effect of any or all conditions, violations, claims, restrictions, failures and noncompliances of the types described above could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.19 Labor Relations. Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings and Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings and Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings and Borrower, threatened against Holdings or any of its Subsidiaries and (iii) no union representation question exists with respect to the employees of Holdings or any of its Subsidiaries, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

3.20 Intellectual Property, etc. Each of Holdings and each of its Subsidiaries owns or has the right to use all the Patents, Trademarks, permits, domain names, service marks, trade names, Copyrights, licenses, franchises, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas, or rights with respect to the foregoing, and has obtained assignments of all leases, licenses and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

3.21 Permitted Subordinated Notes. After the issuance thereof, the subordination provisions contained in any Permitted Subordinated Notes and in the other Permitted Subordinated Note Documents will be enforceable against the respective Credit Parties party thereto and the holders of the Permitted Subordinated Notes, and all Obligations and Guaranteed Obligations (as defined in the Subsidiaries Guaranty) will be within the definition of “Senior Debt” (or any similar term) included in such subordination provisions.

3.22 Insurance. Disclosure Schedule 3.22 sets forth all insurance maintained by Holdings and its Subsidiaries as of the Closing Date, with the amounts insured (and any deductibles) set forth therein.

3.23 FCC Licenses; etc. (a) Each of Holdings and each of its Subsidiaries holds all validly issued FCC licenses and authorizations as are necessary to operate the respective Stations for which such FCC licenses and authorizations relate to (collectively, the “FCC Licenses”), each of which is in full force and effect. The FCC Licenses as of the Closing Date, and the respective Credit Party which is the holder thereof, are listed on Disclosure Schedule 3.23, each of which FCC Licenses has the expiration date indicated on Disclosure Schedule 3.23. Neither Holdings nor Borrower has any knowledge of any material adverse condition imposed by the FCC as part of any FCC License which is neither set forth on the face thereof as issued by the FCC nor contained in the rules and regulations of the FCC applicable generally to stations of the type, nature, class or location of each Station. Each Station is being operated in all material respects in accordance with the terms and conditions of the FCC Licenses applicable to it and in accordance with the rules and regulations of the FCC and the Communications Laws. No proceedings are pending or, to the knowledge of Holdings and Borrower, are threatened which could reasonably be expected to result in the revocation, modification, non-renewal or suspension of any of the FCC Licenses, the denial of any pending applications, the issuance of any cease and desist order or the imposition of any fines, forfeitures or other administrative actions by the FCC with respect to the Stations or their operation, other than proceedings affecting the radio broadcasting industry in general and those which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Reports, applications and other documents required to be filed by Holdings or any of its Subsidiaries with the FCC with respect to the Stations have in all material respects been filed and all such reports, applications and documents are true, correct and complete in all material respects, and neither Holdings nor Borrower has any knowledge of any matters (i) which could reasonably be expected to result in the suspension or revocation of or the refusal to renew any of the FCC Licenses or the imposition of any fines or forfeitures by the FCC upon Holdings or any of its Subsidiaries or (ii) which could reasonably be expected to result in the modification or revocation of any FM Station’s authorization to operate as currently authorized, or any AM Station’s authorization to operate as currently authorized, as applicable, under the rules and regulations of the FCC other than those which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. There are no unsatisfied or otherwise outstanding notices of apparent liability or violations issued by the FCC with respect to any Station or its operations other than those which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Holdings has delivered to the Lenders true and complete copies of the FCC Licenses (including any and all amendments and other modifications thereto).

(b) None of the FCC Licenses requires that any present stockholder, director, officer or employee of any Credit Party remain a stockholder or employee of such Credit Party, or that any transfer of control of such Person must be approved by any Governmental Authority other than the FCC.

(c) Set forth in Disclosure Schedule 3.23 is a list of the locations of all tower installations, transmitters and offices used in connection with the operation of the Stations (identified with reference to the Station to which each such location serves). Each of the towers required to be registered with the FCC pursuant to the FCC’s antenna structure registration requirements has been duly and accurately registered.

(d) The Stations’ physical facilities, including their transmitting and studio equipment, are operated in all material respects in accordance with the terms of their respective FCC Licenses and in accordance with the Communications Laws. The location, staffing and equipment of each Station’s main studio complies with the Communications Laws. The Stations are in full compliance with the limitations on exposure of workers and the public to radiofrequency radiation established by the Communications Laws.

(e) Set forth in Disclosure Schedule 3.23 is a complete and accurate list, as of the Closing Date, of each local marketing agreement to which any Credit Party is a party, and each is in full force and effect, in compliance with the Communications Laws, and each Credit Party is in compliance with such local marketing agreement in all material respects and no default or event which with the giving of notice or lapse of time or both would be a default has occurred thereunder.

(f) The transactions contemplated herein, under applicable law (including the Communications Laws) and the applicable policies, rules, regulations and practices of the FCC and other governmental entities, would not disqualify Holdings or any of its Subsidiaries as an assignee or transferee of the FCC Licenses or result in the imposition of any materially adverse condition on or modification of the FCC Licenses.

3.24 Special Purpose Corporations. (a) Each License Subsidiary has no significant assets (other than the FCC Licenses held by it) or material liabilities (other than under the other Loan Documents to which it is a party and, after the issuance of any Permitted Subordinated Notes, under the Permitted Subordinated Note Documents to which it is a party).

(b) Holdings has no significant assets (other than (i) the capital stock of Borrower or (ii) as otherwise permitted to be acquired by it in accordance with the terms of Sections 5.13, 6.2 and 6.5) or material liabilities (other than under the Loan Documents to which it is a party or pursuant to any documents whereby Holdings acquired (or will acquire) any Stations and the assets related thereto as otherwise permitted under this Agreement).

3.25 Immaterial Subsidiaries. Each of Crickett and Chesapeake have no operations and the fair market value of all assets of Crickett and Chesapeake is less than $1,000 in the aggregate.

4. FINANCIAL STATEMENTS AND INFORMATION

4.1 Reports and Notices.

(a) Each Credit Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the Financial Statements, notices, Projections and other information at the times, to the Persons and in the manner set forth in Annex E.

(b) Each Credit Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the various Collateral Reports at the times, to the Persons and in the manner set forth in Annex F.

5. AFFIRMATIVE COVENANTS

Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof and until the Termination Date:

5.1 Books, Records and Inspections; Annual Meetings. (a) Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. Holdings will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Agent or any Lender to visit and inspect, under guidance of officers of Holdings or such Subsidiary, any of the properties of Holdings or such Subsidiary, and to examine the books and records, and make extracts thereof, of Holdings or such Subsidiary, to inspect, review, evaluate and make test verifications and counts of the Accounts, Inventory and other Collateral of any Credit Party and discuss the affairs, finances and accounts of Holdings or such Subsidiary with, and be advised as to the same by, its and their employees, officers, advisors and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Agent or any Lender may reasonably request; provided that so long as no Default or Event of Default shall have occurred and be continuing, no Lender may exercise such inspection rights more than once per Fiscal Quarter. Furthermore, so long as any Event of Default has occurred and is continuing, Borrower shall provide Agent and each Lender with access to its suppliers and customers. Each Credit Party shall make available to Agent and its counsel reasonably promptly originals or copies of all books and records that Agent may reasonably request. Each Credit Party shall deliver any document or instrument necessary for Agent, as it may from time to time request, to obtain records from any service bureau or other Person that maintains records for such Credit Party, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by such Credit Party.

(b) At a date to be mutually agreed upon between the Agent and Holdings occurring on or prior to the 120th day after the close of each Fiscal Year of Holdings, Holdings will, at the request of the Agent, hold a meeting with all of the Lenders at which meeting Borrower and Holdings shall review the financial results of Holdings and its Subsidiaries for the previous Fiscal Year and the budgets presented for the current Fiscal Year of Holdings.

5.2 Insurance; Damage to or Destruction of Collateral.

(a) Holdings will, and will cause each of its Subsidiaries to, (i) keep all property necessary to the business of Holdings and its Subsidiaries in good working order and condition, ordinary wear and tear and damage by casualty or condemnation excepted, and (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as Holdings or any of its Subsidiaries operates.

(b) The Credit Parties shall, at their sole cost and expense, maintain the policies of insurance described on Disclosure Schedule 3.22 as in effect on the date hereof or otherwise in form and amounts and with insurers reasonably acceptable to Agent. Such policies of insurance (or the loss payable and additional insured endorsements delivered to Agent) shall contain provisions pursuant to which the insurer agrees to provide thirty (30) days prior written notice to Agent in the event of any non-renewal, cancellation or amendment of any such insurance policy. If any Credit Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay all premiums relating thereto, Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that Agent deems advisable. Agent shall have no obligation to obtain insurance for any Credit Party or pay any premiums therefor. By doing so, Agent shall not be deemed to have waived any Default or Event of Default arising from any Credit Party’s failure to maintain such insurance or pay any premiums therefor. All sums so disbursed, including reasonable attorneys’ fees, court costs and other charges related thereto, shall be payable on demand by Borrower to Agent and shall be additional Obligations hereunder secured by the Collateral.

(c) Agent reserves the right at any time upon any change in any Credit Party’s risk profile (including any change in the product mix maintained by any Credit Party or any laws affecting the potential liability of such Credit Party) to require additional forms and limits of insurance to, in Agent’s reasonable opinion, to ensure that each Credit Party is protected by insurance in amounts and with coverage customary for its industry. If reasonably requested by Agent, each Credit Party shall deliver to Agent from time to time a report of a reputable insurance broker, reasonably satisfactory to Agent, with respect to its insurance policies.

(d) Each Credit Party shall deliver to Agent, in form and substance reasonably satisfactory to Agent, endorsements to (i) all “All Risk” and business interruption insurance naming Agent, on behalf of itself and Lenders, as loss payee, and (ii) all general liability and other liability policies naming Agent, on behalf of itself and Lenders, as additional insured. Each Credit Party irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent), so long as any Default or Event of Default has occurred and is continuing or the anticipated insurance proceeds exceed $1,000,000, as each Credit Party’s] true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such “All Risk” policies of insurance, endorsing the name of each Credit Party on any check or other item of payment for the proceeds of such “All Risk” policies of insurance and for making all determinations and decisions with respect to such “All Risk” policies of insurance. Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney. Borrower shall promptly notify Agent of any loss, damage, or destruction to the Collateral in the amount of $1,000,000 or more, whether or not covered by insurance. After deducting from such proceeds (i) the expenses incurred by Agent in the collection or handling thereof, and (ii) amounts required to be paid to creditors (other than Lenders) having Permitted Encumbrances, Agent may, at its option, apply such proceeds to the reduction of the Obligations in accordance with Section 1.3(d), provided that in the case of insurance proceeds pertaining to any Credit Party other than Borrower, such insurance proceeds shall be applied to the Loans owing by Borrower, or permit or require the applicable Credit Party to use such money, or any part thereof, to replace, repair, restore or rebuild the Collateral in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction. Notwithstanding the foregoing, if the casualty giving rise to such insurance proceeds could not reasonably be expected to have a Material Adverse Effect , no Default has occurred and is continuing, and such insurance proceeds do not exceed $1,000,000 in the aggregate, for all insurance proceeds from a single claim (or series of related claims), Agent shall permit the applicable Credit Party to replace, restore, repair or rebuild the property; provided that if such Credit Party completes or enters into binding agreements to complete such replacement, restoration, repair or rebuilding within 180 days of such casualty, Agent may apply such insurance proceeds to the Obligations in accordance with Section 1.3(d); provided further that in the case of insurance proceeds pertaining to any Credit Party other than Borrower, such insurance proceeds shall be applied to the Loans owing by Borrower.. All insurance proceeds that are to be made available to any Credit Party to replace, repair, restore or rebuild the Collateral shall be applied by Agent to reduce the outstanding principal balance of the Revolving Loan (which application shall not result in a permanent reduction of the Revolving Loan Commitment). All insurance proceeds made available to any Credit Party that is not a Borrower to replace, repair, restore or rebuild Collateral shall be deposited in a cash collateral account. Thereafter, such funds shall be made available to such Credit Party to provide funds to replace, repair, restore or rebuild the Collateral as follows: (i) Borrower shall request a Revolving Credit Advance or a release from the cash collateral account be made to such Credit Party in the amount requested to be released; and (ii) so long as the conditions set forth in Section 2.2 have been met, Revolving Lenders shall make such Revolving Credit Advance or Agent shall release funds from the cash collateral account. To the extent not used to replace, repair, restore or rebuild the Collateral, such insurance proceeds shall be applied in accordance with Section 1.3(d) ; provided that in the case of insurance proceeds pertaining to any Credit Party other than Borrower, such insurance proceeds shall be applied to the Loans owing by Borrower.

5.3 Existence; Franchises. Holdings will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its rights, franchises, licenses, permits, Copyrights, Trademarks and Patents; provided, however, that nothing in this Section 5.3 shall (A) prevent (i) sales of assets and other transactions by Holdings or any of its Subsidiaries in accordance with Section 6.2 or (ii) the withdrawal by Holdings or any of its Subsidiaries of its qualification as a foreign corporation, partnership or limited liability company, as the case may be, in any jurisdiction where such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (B) require Holdings or any of its Subsidiaries to preserve or keep in full force and effect any rights, franchises, licenses, Copyrights, Trademarks or Patents to the extent that the failure to do so could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4 Compliance with Statutes, etc. Holdings will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property and the retention of its FCC Licenses (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.5 Compliance with Environmental Laws. (a) Holdings will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of its Real Estate now or hereafter owned, leased or operated by Holdings or any of its Subsidiaries, except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will keep or cause to be kept all such Real Estate free and clear of any Liens imposed pursuant to such Environmental Laws. Neither Holdings nor any of its Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on any Real Estate now or hereafter owned, leased or operated by Holdings or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Estate, except for Hazardous Materials generated, used, treated, stored, Released or disposed of at any such Real Estate in compliance in all material respects with all applicable Environmental Laws and as required in connection with the normal operation, use and maintenance of the business or operations of Holdings or any of its Subsidiaries and which could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) (i) After the receipt by the Agent or any Lender of any notice of the type described in clause (i) of Annex E, (ii) at any time that Holdings or any of its Subsidiaries are not in compliance with Section 5.5(a) or (iii) in the event that the Agent or the Lenders have exercised any of the remedies pursuant to Section 8.2, Holdings and Borrower will (in each case) provide, at the sole expense of Holdings and Borrower and at the written request of the Agent or the Requisite Lenders, an environmental site assessment report concerning any Real Estate owned, leased or operated by Holdings or any of its Subsidiaries, prepared by an environmental consulting firm reasonably approved by the Agent, indicating the presence or absence of Hazardous Materials and the potential cost of any removal or remedial action in connection with such Hazardous Materials on such Real Estate. If Holdings or Borrower fail to provide the same within 30 days after such request was made or within 60 days after such request was made to the extent that intrusive sampling is required, the Agent may order the same, the cost of which shall be borne by Holdings and Borrower, and Holdings and Borrower shall grant and hereby grant to the Agent and the Lenders and their respective agents access to such Real Estate and specifically grant the Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment at any reasonable time upon reasonable notice to Holdings or Borrower, all at the sole expense of Holdings and Borrower.

5.6 ERISA. As soon as possible and, in any event, within ten (10) days after Holdings, any Subsidiary of Holdings or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, Holdings will deliver to each of the Lenders a certificate of an Authorized Financial Officer of Holdings setting forth the full details as to such occurrence and the action, if any, that Holdings, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by Holdings, such Subsidiary, the Plan administrator or such ERISA Affiliate to or with the PBGC or any other governmental agency, and any notices received by Holdings, such Subsidiary or such ERISA Affiliate from the PBGC or any other government agency; that a Reportable Event has occurred (except to the extent that Holdings has previously delivered to the Lenders a certificate and notices (if any) concerning such event pursuant to the next clause hereof); that an ERISA Event has occurred (except to the extent that Holdings has previously delivered to the Lenders a certificate and notices (if any) concerning such event pursuant to the next clause hereof); that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; that an accumulated funding deficiency, within the meaning of Section 412 of the IRC or Section 302 of ERISA, has been incurred or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the IRC or Section 303 or 304 of ERISA with respect to a Plan or Multiemployer Plan; that any contribution required to be made under applicable law with respect to a Plan or Foreign Pension Plan or Multiemployer Plan has not been timely made; that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Pension Liability which, when added to the aggregate amount of Unfunded Pension Liabilities with respect to all other Plans, could reasonably be expected to have a Material Adverse Effect; that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan or Multiemployer Plan; that Holdings, any Subsidiary of Holdings or any ERISA Affiliate will or may incur any material liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan or Multiemployer Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the IRC or Section 409, 502(i) or 502(l) of ERISA or with respect to a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the IRC) under Section 4980B of the IRC; or that Holdings or any Subsidiary of Holdings may incur any liability for retiree benefits pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by the severance pay Plans of Holdings or any of its Subsidiaries or Section 601 of ERISA) or any Plan or any Foreign Pension Plan which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Holdings will deliver to each of the Lenders copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan or Multiemployer Plan pursuant to Section 4010 of ERISA. At the request of any Lender, Holdings will also deliver to such Lender a complete copy of the annual report (on IRS Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the IRS. In addition to any certificates or notices delivered to the Lenders pursuant to the first sentence hereof, copies of annual reports and any records, documents or other information required to be furnished to the PBGC, and any material notices received by Holdings, any Subsidiary of Holdings or any ERISA Affiliate with respect to any Plan or Foreign Pension Plan or Multiemployer Plan or received from any governmental agency or plan administrator or sponsor or trustee with respect to any Multiemployer Plan, shall be delivered to the Lenders no later than ten (10) days after the date such records, documents and/or information has been furnished to the PBGC or any other governmental agency or such notice has been received by Holdings, the respective Subsidiary or the ERISA Affiliate, as applicable. Holdings and each of its applicable Subsidiaries shall ensure that all Foreign Pension Plans administered by it obtains or retains (as applicable) registered status under and as required by applicable law and is administered in a timely manner in all respects in compliance with all applicable laws except where the failure to do any of the foregoing could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.7 End of Fiscal Years; Fiscal Quarters. Holdings will cause (i) each of its, and each of its Subsidiaries’, Fiscal Years to end on December 31 of each year and (ii) each of its, and each of its Subsidiaries’, Fiscal Quarters to end on each March 31, June 30, September 30 and December 31 of each year.

5.8 Performance of Obligations. Holdings will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each agreement, contract or instrument by which it is bound, except such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.9 Payment of Taxes. Holdings will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of Holdings or any of its Subsidiaries not otherwise permitted under Section 6.1(i); provided that neither Holdings nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

5.10 Use of Proceeds. Borrower will use the proceeds of the Loans only as provided in Section 1.4.

5.11 Additional Security; Further Assurances; etc. (a) Holdings will, and will cause each of the other Credit Parties to, grant to the Collateral Agent for the benefit of the Lenders security interests and Mortgages in such assets and properties of Holdings and the other Credit Parties as are not covered by the original Collateral Documents and as may be reasonably requested from time to time by the Agent (collectively, the “Additional Collateral Documents”). All such security interests and Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Agent and shall constitute valid and enforceable perfected security interests and Mortgages superior to and prior to the rights of all third Persons and subject to no other Liens except for Permitted Liens. The Additional Collateral Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Collateral Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full. Notwithstanding anything to the contrary contained above in this Section 5.11(a), so long as the aggregate fair market value of all fee owned Real Estate that is not subject to a Mortgage does not exceed $20,000,000, then Borrower and the other Credit Parties shall only be required to grant a Mortgage with respect to fee owned Real Estate which has a fair market value at the time of acquisition thereof of $750,000 or more.

(b) Holdings will, and will cause each of its Subsidiaries to, at the expense of Holdings and Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, UCC financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports and other assurances or instruments and take such further steps relating to the Collateral as the Collateral Agent may reasonably require. Furthermore, Holdings will, and will cause the other Credit Parties to, deliver to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Agent to assure itself that this Section 5.11 has been complied with.

(c) If the Agent or the Requisite Lenders reasonably determine that they are required by law or regulation to have appraisals prepared in respect of the Real Estate of Holdings and its Subsidiaries constituting Collateral, Holdings and Borrower will, at their own expense, provide to the Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to the Agent.

(d) Holdings and Borrower agree that each action required by clauses (a) through (c) of this Section 5.11 shall be completed as soon as possible, but in no event later than 60 days after such action is requested to be taken by the Agent or the Requisite Lenders; provided that, in no event will Holdings or any of its Subsidiaries be required to take any action, other than using its commercially reasonable efforts, to obtain consents from third parties with respect to its compliance with this Section 5.11.

5.12 Foreign Subsidiaries Security. If, following a change in the relevant sections of the IRC or the regulations, rules, rulings, notices or other official pronouncements issued or promulgated thereunder, Holdings does not, within 30 days after a request from the Agent setting forth the assertion, and the basis thereof, that one or more of the conditions described in subdivision (i), (ii) or (iii) of this Section 5.12 will not have the effect set forth in subdivision (I) or (II) of this Section 5.12, deliver evidence, in form and substance reasonably satisfactory to the Agent, with respect to any Foreign Subsidiary of Holdings which has not already had all of its stock pledged pursuant to the General Pledge Agreement that (i) a pledge of 66 2/3% or more of the total combined voting power of all classes of capital stock of such Foreign Subsidiary entitled to vote, (ii) the entering into by such Foreign Subsidiary of a security agreement in substantially the form of the Security Agreement and (iii) the entering into by such Foreign Subsidiary of a guaranty in substantially the form of the Subsidiaries Guaranty, in any such case could reasonably be expected to cause (I) any undistributed earnings of such Foreign Subsidiary as determined for Federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent for Federal income tax purposes or (II) other Federal income tax consequences to the Credit Parties having an adverse financial consequence to any Credit Party in any material respect, then in the case of a failure to deliver the evidence described in clause (i) above, that portion of such Foreign Subsidiary’s outstanding capital stock not theretofore pledged pursuant to the General Pledge Agreement shall be promptly pledged to the Collateral Agent for the benefit of the Lenders pursuant to the General Pledge Agreement (or another pledge agreement in substantially similar form, if needed), and in the case of a failure to deliver the evidence described in clause (ii) above, such Foreign Subsidiary shall promptly execute and deliver the Security Agreement and General Pledge Agreement (or another security agreement or pledge agreement in substantially similar form, if needed), granting the Collateral Agent for the benefit of the Lenders a security interest in all of such Foreign Subsidiary’s assets which would be pledged to the Collateral Agent if such Foreign Subsidiary were a Domestic Subsidiary and securing the obligations of Borrower under the Loan Documents and under any Interest Rate Protection Agreement or Other Hedging Agreement entered into with a Guaranteed Creditor and, in the event the Subsidiaries Guaranty shall have been executed by such Foreign Subsidiary, the obligations of such Foreign Subsidiary thereunder, and in the case of a failure to deliver the evidence described in clause (iii) above, such Foreign Subsidiary shall promptly execute and deliver the Subsidiaries Guaranty (or another guaranty in substantially similar form, if needed), guaranteeing the obligations of Borrower under the Loan Documents and under any Interest Rate Protection Agreement or Other Hedging Agreement entered into with a Guaranteed Creditor, in each case to the extent that the entering into of the Security Agreement, General Pledge Agreement or Subsidiaries Guaranty (and the pledge of a security interest thereunder) is permitted by (or feasible under) the laws of the respective foreign jurisdiction.

5.13 Permitted Acquisitions. Subject to the provisions of this Section 5.13 and the requirements contained in the definition of Permitted Acquisition, Holdings and its Wholly-Owned Subsidiaries may from time to time effect Permitted Acquisitions, so long as (in each case except to the extent the Requisite Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition): (i) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto; (ii) Borrower shall have given to the Agent (A) at least 15 Business Days’ prior written notice of any Permitted Acquisition with an aggregate purchase price greater than $3,000,000 and (B) at least 3 Business Day’s prior written notice of any Permitted Acquisition with an aggregate purchase price of $3,000,000 or less (or such other shorter period of time as the Agent may reasonably agree to with respect to any Permitted Acquisition), which notice shall describe in reasonable detail the principal terms and conditions of such Permitted Acquisition; (iii) calculations are made by Holdings showing compliance with the Financial Covenants for the most recently ended Calculation Period on a Pro Forma Basis; (iv) based on good faith projections prepared by Holdings for the period from the date of the consummation of the respective Permitted Acquisition to the date which is one year thereafter, the level of financial performance measured by the Financial Covenants shall be better than or equal to such level as would be required to provide that no Default or Event of Default would exist under the Financial Covenants as compliance with such Financial Covenants would be required through the date which is one year from the date of the consummation of the respective Permitted Acquisition; (v) immediately after giving effect to each Permitted Acquisition (and all payments to be made in connection therewith), the Borrowing Availability shall equal or exceed $5,000,000; (vi) the Acquired Entity or Business acquired pursuant to such Permitted Acquisition is located exclusively within the United States, provided that up to $10,000,000 of Permitted Acquisitions in the aggregate may be consummated in any Fiscal Year of Holdings in which the Acquired Entity or Business conducts all or any material part of its business outside the United States; and (vii) Holdings shall have delivered to the Agent a certificate executed by an Authorized Financial Officer of Holdings, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (vi), inclusive, and containing the calculations (in reasonable detail) required by the preceding clauses (iii) through (vi); provided, however, except with respect to the Stations identified as to be acquired by Holdings as provided in Disclosure Schedule 3.24, in the case of each Permitted Acquisition effected by Holdings, Holdings will immediately following the closing of each such Permitted Acquisition transfer the assets and/or the equity interests so acquired to Borrower and/or a Wholly-Owned Subsidiary of Borrower (including through a merger of any Person formed by Holdings to consummate each such Permitted Acquisition or acquired pursuant thereto with and into Borrower and/or a Wholly-Owned Subsidiary of Borrower, with Borrower or such Wholly-Owned Subsidiary being the surviving corporation) and Borrower or such Wholly-Owned Subsidiary shall in turn transfer the FCC Licenses related to any such Stations to one or more License Subsidiaries. Notwithstanding anything to the contrary contained in sub-clause (ii) of this Section 5.13, Borrower shall only be required to provide to the Agent 3 Business Days’ prior written notice with respect to any Permitted Acquisition if no Loans are outstanding at the time of (and immediately after giving effect to) such Permitted Acquisition (although Borrower shall otherwise comply with the other clauses of this Section 5.13 in respect of any such Permitted Acquisition).

5.14 License Subsidiaries. Holdings and Borrower will cause all FCC Licenses to be held and retained by one or more License Subsidiaries.

5.15 Post-Closing Covenants. Each Credit Party executing this Agreement agrees that it shall and shall cause each other Credit Party to deliver to the Agent:

(a) no later than 30 days after the Closing Date, a supplemental legal opinion from Borrower’s FCC counsel regarding limitations, restrictions or conditions on the operations of the Stations, in form and substance reasonably satisfactory to Agent;

(b) no later than 45 days after the Closing Date, with respect to the Real Estate set forth on Disclosure Schedule 5.15(b), landlord waivers and collateral assignment of leases, as indicated thereon, executed by the applicable landlord for such real estate, in form and substance satisfactory to agent; provided, however, if one or more of such landlords is unwilling to execute the required documents, then Borrower shall deliver evidence reasonable satisfactory to Agent that Borrower has used its commercially reasonable efforts to obtain such documents;

(c) no later than 30 days after the Closing Date, a certificate verifying professional liability (errors and omissions) insurance coverage in form and substances acceptable to Agent;

(d) no later than 30 days after the Closing Date, a lender loss payee endorsement in favor of Agent, in form and substances acceptable to Agent; and

(e) no later than 30 days after the Closing Date (except with respect to good standing certificates from the state of Pennsylvania, which shall be delivered no later than 45 days after the Closing Date), good standing certificates for the foreign jurisdictions set forth on Disclosure Schedule 5.15(e), each in form and substances acceptable to Agent.

6. NEGATIVE COVENANTS

Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof until the Termination Date:

6.1 Liens. Holdings will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired; provided that the provisions of this Section 6.1 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(i) (A) inchoate Liens for federal income taxes, (B) Liens for other taxes, assessments or governmental charges or levies overdue by no more than 30 days and/or (C) Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(ii) Liens in respect of property or assets of Holdings or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Holdings’ or such Subsidiary’s property or assets, taken as a whole, or materially impair the use thereof in the operation of the business of Holdings or such Subsidiary, (y) which are not overdue by more than 30 days or (z) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(iii) Liens in existence on the Closing Date which are listed, and the property subject thereto described, in Disclosure Schedule 6.1, but only to the respective date, if any, set forth in such Disclosure Schedule 6.1 for the removal, replacement and termination of any such Liens, plus renewals, replacements and extensions of such Liens to the extent permitted on such

Disclosure Schedule 6.1, provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension except as otherwise permitted under Section 6.4, and (y) any such renewal, replacement or extension does not encumber any additional assets or properties of Holdings or any of its Subsidiaries other than the proceeds of the property securing such existing Liens;

(iv) Liens created pursuant to the Loan Documents;

(v) licenses, sublicenses, leases or subleases granted to other Persons in a manner consistent with the industry or industries in which Borrower is permitted to engage in hereunder and not materially interfering with the conduct of the business of Holdings and its Subsidiaries taken as a whole;

(vi) Liens upon assets of Holdings or any of its Subsidiaries subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 6.4(iv), provided that (x) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (y) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of Holdings or any Subsidiary of Holdings other than proceeds of the asset giving rise to such Capitalized Lease Obligation;

(vii) Liens placed upon furniture, equipment, machinery or Real Estate acquired after the Closing Date and used in the ordinary course of business of Holdings or any of its Subsidiaries and created at the time of the acquisition thereof by Holdings or such Subsidiary or within 120 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such furniture, equipment, machinery or Real Estate or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that (x) the Indebtedness secured by such Liens is permitted by Section 6.4(iv) and (y) in all events, the Lien encumbering the furniture, equipment, machinery or Real Estate so acquired does not encumber any other asset of Holdings or such Subsidiary other than the proceeds of the asset so acquired;

(viii) easements, rights-of-way, restrictions (including zoning restrictions and restrictive covenants), encroachments, protrusions, overlaps and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of Holdings or any of its Subsidiaries;

(ix) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into by Holdings or any of its Subsidiaries in the ordinary course of business;

(x) Liens arising out of the existence of judgments or awards not constituting an Event of Default under Section 8.1(i), provided that no cash or property is deposited or delivered to secure the respective judgment or award (or any appeal bond in respect thereof, other than appeal bonds secured by deposits not to exceed $5,000,000 in the aggregate);

(xi) statutory, contractual and common law landlords’ liens under leases to which Holdings or any of its Subsidiaries is a party;

(xii) Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases, government contracts and trade contracts in the ordinary course of business, and surety bonds, performance bonds, stay bonds, customs bonds, statutory bonds and other obligations of a like nature (other than, in any case, appeal bonds) incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money);

(xiii) Permitted Encumbrances;

(xiv) Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary of Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition or an Investment made pursuant to Section 6.5(xiv) or (xv), plus renewals, replacements and extensions of such Liens, provided that (x) any Indebtedness that is secured by such Liens is permitted to exist under Section 6.4(vii), and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition or Investment and do not attach to any asset of Holdings or any other asset of Borrower or any of its Subsidiaries other than the proceeds of the assets subject to such existing Liens;

(xv) Liens in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) held by such banking institutions incurred in the ordinary course of business and which are within the general parameters customary in the banking industry;

(xvi) deposits made in the ordinary course of business to secure liabilities for premiums to insurance carriers;

(xvii) cash earnest money deposits in connection with any Permitted Acquisition otherwise permitted by Section 5.13 in an aggregate amount for any such Permitted Acquisition not to exceed that amount, when added to the Stated Amount of all Letters of Credit issued to provide assurance of performance in connection with such Permitted Acquisition, which equals 10% of the aggregate purchase price for such Permitted Acquisition;

(xviii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Borrower or any of its Subsidiaries in the ordinary course of business;

(xix) any interest or title of a lessor, sublessor, licensee or licensor under any lease or license agreement permitted by this Agreement; and

(xx) Liens not otherwise permitted under this Section 6.1 to the extent attaching to properties and assets (other than the equity interests of any Subsidiary of Holdings or any FCC License) with an aggregate fair market value not in excess of, and securing liabilities not in excess of, $10,000,000 in the aggregate at any one time outstanding.

In connection with the granting of Liens of the type described in clauses (iii), (vi), (vii), (viii), (ix), (xiii), (xiv) and (xx) of this Section 6.1 by Holdings of any of its Subsidiaries, the Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate Lien releases or Lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).

6.2 Consolidation, Merger, Purchase or Sale of Assets, etc. Holdings will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials, equipment and other similar tangible assets and intangible assets, including any such property acquired by way of trade or barter agreements, in each case in the ordinary course of business) of any Person, except that:

(i) Capital Expenditures by Holdings and its Subsidiaries shall be permitted to the extent not in violation of Annex G;

(ii) each of Holdings and its Subsidiaries may make sales or other transfers of inventory, airtime, advertising, broadcast or similar medium of communication in the ordinary course of business;

(iii) each of Holdings and its Subsidiaries may sell obsolete, uneconomic or worn-out property or property that is no longer useful in the conduct of its business, in each case in the ordinary course of business;

(iv) Investments may be made to the extent permitted by Section 6.5;

(v) Holdings and its Subsidiaries may sell assets (other than the capital stock of Borrower), so long as (v) no Default or Event of Default then exists or would result therefrom, (w) Holdings or the respective Subsidiary receives at least fair market value (as determined in good faith by Holdings or such Subsidiary, as the case may be), (x) the total consideration received by Holdings or such Subsidiary is at least 75% cash and is paid at the time of the closing of such sale, (y) an amount equal to the Net Sale Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 1.3, and (z) the aggregate amount of the Business Cash Flow received from all assets sold (including net assets lost from Asset Swaps) pursuant to this Section 6.2(v) shall not exceed in the aggregate more than 10% of Business Cash Flow on a Pro Forma basis for the trailing twelve (12) month period;

(vi) Asset Swaps as part of a Permitted Acquisition shall be permitted as, and to the extent, provided in Section 5.13, provided that (A) an amount equal to any cash proceeds that are received as part of a Asset Swap shall be applied as (and to the extent) required by Section 1.3 and (B) the net change in Business Cash Flow resulting for all Assets Swaps or Asset Sales during the trailing twelve (12) month period immediately prior to such proposed Permitted Acquisition are not in the aggregate more than 10% of Business Cash Flow for such period

(vii) each of Holdings and its Subsidiaries may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent otherwise permitted by Section 6.4(iv));

(viii) each of Holdings and its Subsidiaries may sell or discount, in each case without recourse, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(ix) each of Holdings and its Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of Holdings or any of its Subsidiaries, in each case so long as no such grant otherwise prohibits the Collateral Agent’s security interest in the asset or property subject thereto;

(x) subject to Section 5.14, any Subsidiary of Borrower may transfer (including by way of lease) assets to Borrower or to any Wholly-Owned Domestic Subsidiary of Borrower which is a Subsidiary Guarantor and Borrower may transfer (including by way of lease) assets to any Wholly-Owned Domestic Subsidiary of Borrower which is a Subsidiary Guarantor, in either case so long as the security interests granted to the Collateral Agent for the benefit of the Lenders pursuant to the Collateral Documents in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer);

(xi) subject to Section 5.14, any Subsidiary of Borrower may merge with and into, or be dissolved or liquidated into, Borrower or any Wholly-Owned Domestic Subsidiary of Borrower which is a Subsidiary Guarantor, so long as (i) in the case of any such merger, dissolution or liquidation involving Borrower, Borrower is the surviving corporation of any such merger, dissolution or liquidation, (ii) in all other cases, the Wholly-Owned Domestic Subsidiary which is a Subsidiary Guarantor is the surviving corporation of any such merger, dissolution or liquidation, (iii) in the case of any such merger, dissolution or liquidation involving a non-Wholly-Owned Subsidiary, to the extent that the minority shareholders thereof receive consideration other than equity interests in Holdings or any direct or indirect parent company of Holdings, such consideration shall otherwise be permitted to be paid in a transaction meeting the requirements of Sections 5.13, 6.4(vii), 6.5(xiv) or 6.5(xv) and (iv) in all cases, the security interests granted to the Collateral Agent for the benefit of the Lenders pursuant to the Collateral Documents in the assets of such Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation);

(xii) subject to Section 5.14, (A) any Foreign Subsidiary of Borrower may merge with and into, or be dissolved or liquidated into, another Foreign Subsidiary of Borrower, so long as (x) in the case of any such merger, dissolution or liquidation involving a Wholly-Owned Foreign Subsidiary of Borrower, a Wholly-Owned Foreign Subsidiary of Borrower is the survivor of such merger, dissolution or liquidation, and (y) in the case of any such merger, dissolution or liquidation involving a non-Wholly Owned Subsidiary, to the extent that the minority shareholders thereof receive consideration other than equity interests in Holdings or any direct or any indirect parent company of Holdings, such consideration shall otherwise be permitted to be paid in a transaction meeting the requirements of Section 5.13, 6.4(vii), 6.5(xiv) or 6.5(xv), and (B) any Foreign Subsidiary of Borrower may transfer assets to a Wholly-Owned Foreign Subsidiary of Borrower,

(xiii) subject to Section 5.14, any non-Wholly-Owned Subsidiary of Borrower which is not a Subsidiary Guarantor may merge with and into, or be dissolved or liquidated into, or transfer its assets to, another non-Wholly-Owned Subsidiary of Borrower which is not a Subsidiary Guarantor, in each case so long as any such transaction is otherwise permitted as an Investment at such time pursuant to Section 6.5(xiv) or (xv);

(xiv) [RESERVED];

(xv) Permitted Acquisitions may be made to the extent permitted by Section 5.13 (including through mergers permitted by such Section 5.13);

(xvi) Holdings and its Subsidiaries may pay Dividends as permitted under Section 6.3;

(xvii) transfers of condemned property to the respective governmental authority or agency that have condemned same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such property or its designee as part of an insurance settlement, in each case shall be permitted so long as an amount equal to the Net Insurance Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 5.2;

(xviii) Borrower and its Subsidiaries may sell or transfer Stations (and related assets, including cash and Cash Equivalents as working capital) to Non- Controlled Entities so long as (i) all such sales or transfers are at fair market value (as determined in good faith by Borrower or such Subsidiary, as the case may be), (ii) the aggregate amount of all such sales and transfers effected pursuant to this Section 6.2(xviii) shall not exceed $10,000,000 during the term of this Agreement, (iii) no Default or Event of Default then exists or would result therefrom and (iv) each such sale or transfer is required under applicable law to eliminate or avoid a concentration issue in a particular market; and

(xix) within the 12 month period following the consummation of each Permitted Acquisition, Borrower and its Subsidiaries may sell one or more Stations (and related assets) that were acquired pursuant to such Permitted Acquisition so long as (i) Borrower or the respective Subsidiary has entered into a binding written agreement with a purchaser for such Stations within the six month period following the consummation of such Permitted Acquisition, (ii) no Default or Event of Default then exists or would result therefrom, (iii) Borrower or the respective Subsidiary receives at least fair market value (as determined in good faith by Borrower or such Subsidiary, as the case may be), (iv) the total consideration received by Borrower or such Subsidiary is 100% cash and is paid at the time of the closing of such sale, (v) the aggregate amount of all such sales and transfers effected pursuant to this Section 6.2 (xix) shall not exceed $10,000,000 during the term of this Agreement, and (vi) Borrower shall certify to Agent that it is in pro forma compliance with the covenants contained herein on the date of such disposition and after giving effect thereto, in from and substance satisfactory to Agent.

6.3 Dividends. Holdings will not, and will not permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to Holdings or any of its Subsidiaries, except that:

(i) any Subsidiary of Borrower may pay Dividends to Borrower or to any Wholly-Owned Subsidiary of Borrower;

(ii) any non-Wholly-Owned Subsidiary of Borrower may pay cash Dividends to its shareholders generally so long as Borrower or its respective Subsidiary which owns the equity interest in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the equity interest in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of equity interests of such Subsidiary); provided, however, at any time that an Event of Default then exists, no non-Wholly-Owned Subsidiary which is a Subsidiary Guarantor may pay any Dividends pursuant to this Section 6.3(ii);

(iii) so long as no Default or Event of Default then exists or would result therefrom, Borrower may pay cash Dividends to Holdings to enable Holdings to purchase, and Holdings may repurchase, its outstanding equity interests (or options to purchase such equity interests) following the death, disability or termination of employment of officers, directors or employees of Holdings or any of its Subsidiaries or to fulfill the obligations of Holdings or any of its Subsidiaries under an employee stock purchase or similar plan covering directors, officers and employees of Holdings or any of its Subsidiaries in each case, so long as the aggregate amount of all Dividends and repurchases made pursuant to this Section 6.3(iii) shall not exceed $5,000,000 in any Fiscal Year of Holdings (plus the amount of cash proceeds paid by any employee in consideration for the reissuance of equity interests in Holdings theretofore repurchased by Holdings to the extent received by Holdings within 12 months following any such repurchase); provided that such Dividend is otherwise permitted at such time pursuant to the terms of any Permitted Subordinated Note Documents;

(iv) Borrower may pay cash Dividends to Holdings to enable Holdings to redeem, and Holdings may redeem, fractional shares of its common stock so long as the aggregate amount of all such Dividends and redemptions made pursuant to this Section 6.3(iv) shall not exceed $50,000;

(v) Holdings may pay regularly scheduled Dividends on its Qualified Preferred Stock pursuant to the terms thereof solely through the issuance of additional shares of such Qualified Preferred Stock rather than in cash;

(vi) Borrower may pay cash Dividends to Holdings so long as the proceeds thereof are promptly used by Holdings to pay operating expenses incurred in the ordinary course of business (including, without limitation, outside directors and professional fees, expenses and indemnities and the fees set forth in Section 6.6(v)) and other similar corporate overhead costs and expenses;

(vii) Borrower may pay cash Dividends to Holdings at the times and in the amounts necessary to enable Holdings to pay its tax obligations owing by Holdings for the respective period (including any penalties with respect thereto), provided that any refunds which are received by Holdings shall promptly be returned by Holdings to Borrower;

(viii) Borrower may pay cash Dividends to Holdings at the times and in the amounts necessary to enable Holdings to consummate a Permitted Acquisition pursuant to Section 5.13 and/or an Investment made pursuant to Section 6.5(xiv); and

(ix) so long as no Default or Event of Default then exists or would result therefrom, Borrower may pay cash Dividends to Holdings for the purpose of repurchasing the outstanding equity interests of NextMedia Investors, LLC, a Delaware limited liability company, (or options to purchase such equity interests) from Permitted Holders, so long as the aggregate amount of all Dividends and repurchases made pursuant to this Section 6.3(ix) during the term of this Agreement shall not exceed $70,000,000 plus the amount of additional capital contributions received by Borrower after the Closing Date.

6.4 Indebtedness. Holdings will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i) Indebtedness incurred pursuant to this Agreement and the other Loan Documents;

(ii) Indebtedness outstanding on the Closing Date and listed on Disclosure Schedule 6.4 (as reduced by any repayments of principal thereof), without giving effect to any subsequent extension, renewal or refinancing thereof except to the extent otherwise permitted on Disclosure Schedule 6.4, provided that the aggregate principal amount of the Indebtedness to be extended, renewed or refinanced does not increase from that amount outstanding at the time of any such extension, renewal or refinancing except as otherwise permitted under this Section 6.4;

(iii) Indebtedness of Borrower or any of its Subsidiaries under Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 6.4 so long as (i) the entering into of such Interest Rate Protection Agreements are bona fide hedging activities and are not for speculative purposes, (ii) the terms of such Interest Rate Protection Agreements do not exceed three (3) years and (iii) such Interest Rate Protection Agreements hedge interest rates on Indebtedness otherwise permitted hereunder;

(iv) Indebtedness of Borrower and its Subsidiaries evidenced by Capitalized Lease Obligations (to the extent permitted pursuant to Section 6.7) and purchase money Indebtedness described in Section 6.1(vii), provided that in no event shall the sum of the aggregate principal amount of all Capitalized Lease Obligations and purchase money Indebtedness permitted by this clause (iv) exceed $10,000,000 at any time outstanding;

(v) intercompany Indebtedness among Holdings and its Subsidiaries to the extent permitted by Section 6.5;

(vi) Indebtedness consisting of guaranties by Borrower and the Subsidiary Guarantors of each other’s Indebtedness and lease obligations permitted under this Agreement;

(vii) Indebtedness of a Subsidiary of Borrower acquired pursuant to a Permitted Acquisition or an Investment made pursuant to Section 6.5(xiv) or (xv) (or Indebtedness of Borrower or a Subsidiary thereof assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness), provided that (x) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition or Investment, (y) such Indebtedness does not constitute debt for borrowed money, it being understood and agreed that Capitalized Lease Obligations and purchase money Indebtedness shall not constitute debt for borrowed money for purposes of this clause (y), and (z) the aggregate principal amount of all Indebtedness permitted by this clause (vii) shall not exceed $10,000,000 at any one time outstanding;

(viii) to the extent that same constitutes Indebtedness, obligations in respect of earn-out arrangements permitted pursuant to a Permitted Acquisition;

(ix) Indebtedness of Borrower under Permitted Subordinated Notes (which Indebtedness may be guaranteed on a like basis by the Subsidiary Guarantors), so long as (i) no Default or Event of Default shall have occurred and be continuing at the time of the issuance of any Permitted Subordinated Notes or immediately after giving effect thereto, (ii) Borrower shall have given to the Agent at least 15 Business Days’ prior written notice of any proposed issuance of Permitted Subordinated Notes, (iii) calculations are made by Holdings showing compliance with the Financial Covenants for the most recently ended Calculation Period on a Pro Forma Basis, and such calculations shall show that such financial covenants would have been complied with if the Permitted Subordinated Notes had been issued on the first day of such Calculation Period (and had remained outstanding during such Calculation Period), (iv) based on good faith projections prepared by Holdings and Borrower for the period from the date of the proposed issuance of the respective Permitted Subordinated Notes to the date which is one year thereafter, the level of financial performance measured by the Financial Covenants shall be better than or equal to such level as would be required to provide that no Default or Event of Default would exist under the Financial Covenants as compliance with such Financial Covenants would be required through the date which is one year from the date of the proposed issuance of the respective Permitted Subordinated Notes, (v) such Permitted Subordinated Notes are unsecured, (vi) such Permitted Subordinated Notes do not have any maturities, scheduled repayments, sinking fund requirements, amortizations or similar payments prior to September 1, 2009, (vii) all of the terms and conditions of (and the documentation for) the Permitted Subordinated Notes and the other Permitted Subordinated Note Documents (including, without limitation, covenants, events of default, remedies, limitations on cash interest payable and subordination provisions) are no less favorable to the Lenders or Borrower than those of the Outstanding Bonds, permit cash interest at a rate no greater than the Outstanding Bonds, have covenants and defaults that are no more restrictive than those contained in the Outstanding Bonds and have subordination provisions that are at least as deeply subordinated vis a vis the Obligations and other senior Indebtedness as the Outstanding Bonds, and (viii) Holdings shall have delivered to the Agent a certificate executed by an Authorized Financial Officer of Holdings, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (vi), inclusive, and containing the calculations (in reasonable detail) required by the preceding clauses (iii) and (iv);

(x) Indebtedness of Borrower and its Subsidiaries owing to the seller in any Permitted Acquisition so long as (i) at the time of the issuance of such Indebtedness, no Default or Event of Default then exists or would result therefrom, (ii) such Indebtedness is unsecured and is subordinated to the Obligations on a basis reasonably satisfactory to the Agent, (iii) such Indebtedness does not have any required amortization, maturity, sinking fund payment or similar requirement, or any cash interest payment requirement, in any case prior to September 1, 2009, and (iv) no more than $25,000,000 of such Indebtedness in the aggregate may be outstanding at any time (such Indebtedness is referred to as “Seller Subordinated Notes”);

(xi) guarantees by Borrower and its Subsidiaries (other than guarantees of Indebtedness) made in the ordinary course of business, provided that such guarantees could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(xii) so long as no Default or Event of Default then exists or would result therefrom, additional Indebtedness incurred by Borrower and its Subsidiaries in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding.

6.5 Advances, Investments and Loans. Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents (each of the foregoing an “Investment” and, collectively, “Investments”), except that the following shall be permitted:

(i) Holdings and its Subsidiaries may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of Holdings or such Subsidiary;

(ii) Holdings and its Subsidiaries may acquire and hold cash and Cash Equivalents, provided that (x) during any time that Revolving Loans are outstanding, the aggregate amount of cash and Cash Equivalents permitted to be held by Holdings and its Subsidiaries shall not exceed $10,000,000 for any period of five consecutive Business Days

(exclusive of any cash held by Borrower and its Subsidiaries pursuant to an earnest money escrow account to the extent such account is permitted by Section 6.1(xvii)), and (y) any cash or Cash Equivalents held by Holdings shall be promptly contributed to Borrower;

(iii) Holdings and its Subsidiaries may hold the Investments held by them on the Closing Date and described on Disclosure Schedule 6.5, provided that any additional Investments made with respect thereto shall be permitted only if otherwise permitted under this Section 6.5;

(iv) Holdings and its Subsidiaries may acquire and own Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(v) Holdings and its Subsidiaries may make loans and advances to their officers, directors and employees in the ordinary course of business in an aggregate amount not to exceed $2,500,000 at any time (determined without regard to any write-downs or write-offs of such loans and advances);

(vi) Holdings may acquire and hold obligations of one or more officers, directors or other employees of Holdings or any of its Subsidiaries in connection with such officers’, directors’ or employees’ acquisition of shares of capital stock of Holdings so long as no cash is paid by Holdings or any of its Subsidiaries to such officers, directors or employees in connection with the acquisition of any such obligations;

(vii) Borrower may enter into Interest Rate Protection Agreements to the extent permitted by Section 6.4(iii);

(viii) Holdings and its Subsidiaries may acquire and hold promissory notes and other non-cash consideration issued by the purchaser of assets in connection with a sale of such assets to the extent permitted by Section 6.2;

(ix) (A) Holdings may make equity contributions to Borrower, (B) Borrower and Subsidiary Guarantors may make Investments between or among one another, (C) Subsidiaries of Borrower may make intercompany loans and advances to Holdings, Borrower and Subsidiary Guarantors, and (D) Borrower and the Subsidiary Guarantors may make intercompany loans and advances to Holdings, provided that (x) if any Investment made by a Credit Party pursuant to this Section 6.5(ix) is evidenced by a note, such note shall be pledged to the Collateral Agent pursuant to the General Pledge Agreement, (y) such intercompany loans and advances may be made to Holdings only for the purposes described in, and subject to the limitations set forth in, Sections 6.3(iii), (iv), (vi), (vii) and (viii), and (z) any Investments made pursuant to clause (C) above may not be repaid at any time that an Event of Default has occurred and is continuing;

(x) Borrower and its Subsidiaries may make intercompany loans, advances and cash capital contributions to Domestic Subsidiaries of Borrower that are not Wholly-Owned Subsidiaries of Borrower and to Wholly-Owned Foreign Subsidiaries of Borrower, provided that

(x) if any Investment made by a Credit Party pursuant to this Section 6.5(x) is evidenced by a note, such note shall be pledged to the Collateral Agent pursuant to the General Pledge Agreement, and (y) no more than $5,000,000 of Investments in the aggregate may be made pursuant to this Section 6.5(x) in any Fiscal Year of Holdings (determined without regard to any write-downs or write-offs of such Investments);

(xi) Wholly-Owned Foreign Subsidiaries of Borrower may make Investments between or among one another;

(xii) Permitted Acquisitions shall be permitted in accordance with Section 5.13;

(xiii) Investments expressly permitted under Sections 6.1, 6.2, 6.3, 6.4, 6.5 and 6.7 shall be permitted to the extent that such transactions constitute an Investment;

(xiv) so long as no Default or Event of Default then exists or would result therefrom, Holdings and its Subsidiaries may make Investments (i) with Net Equity Proceeds received by Holdings after the Closing Date or (ii) the consideration for which consists of capital stock of Holdings; provided, however, in the case of each Investment effected by Holdings pursuant to this Section 6.5(xiv), Holdings will immediately following the closing of each such Investment, transfer the Investment so acquired to Borrower or a Subsidiary thereof (including through a merger of any Person formed by Holdings to consummate each such Investment or acquired pursuant thereto with and into Borrower or such Subsidiary, with Borrower or such Subsidiary being the surviving corporation) and Borrower and/or such Subsidiary will in turn transfer any FCC Licenses related to any such Investment to one or more License Subsidiaries; and

(xv) so long as no Default or Event of Default then exists or would result therefrom, Borrower and its Subsidiaries may make Investments not otherwise permitted by clauses (i) through (xiv) of this Section 6.5 in an aggregate amount not to exceed $5,000,000 in any Fiscal Year of Holdings (determined without regard to any write-downs or write-offs thereof).

6.6 Transactions with Affiliates. Holdings will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of Holdings or any of its Subsidiaries, other than on terms and conditions substantially as favorable to Holdings or such Subsidiary as would reasonably be obtained by Holdings or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted: (i) Dividends may be paid to the extent expressly provided in Section 6.3; (ii) loans may be made and other transactions may be entered into by Holdings and its Subsidiaries to the extent expressly permitted by Sections 6.2, 6.4 and 6.5; (iii) customary fees and reimbursement of expenses may be paid to directors of Holdings and its Subsidiaries; (iv) Holdings and its Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of Holdings and its Subsidiaries in the ordinary course of business; and (v) Holdings or Borrower may pay a transaction fee to the Class A stockholders of Holdings in connection with (and at the time of the consummation of) any Permitted Acquisition so long as the aggregate amount of each such fee (for all such Class A stockholders taken together) does not exceed 1% of the aggregate value of any such Permitted Acquisition.

Notwithstanding anything to the contrary contained above in this Section 6.6, in no event shall Holdings or any of its Subsidiaries pay any management, consulting or similar fee to any of their respective Affiliates except to Borrower or as otherwise permitted by clause (v) of this Section 6.6.

6.7 Reserved.

6.8 Reserved.

6.9 Reserved.

6.10 Reserved.

6.11 Limitations on Prepayments of Certain Indebtedness; Modifications of Certain Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements, etc. (a) Holdings will not, and will not permit any of its Subsidiaries to:

(i) after the issuance thereof, make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event (including in each case, without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due), any Seller Subordinated Notes or any Permitted Subordinated Notes, provided that Borrower may refinance any then outstanding Permitted Subordinated Notes solely with the proceeds from the issuance of additional Permitted Subordinated Notes so long as such issuance is otherwise permitted under Section 6.4(ix); (ii) after the issuance of any Seller Subordinated Notes or Permitted Subordinated Notes, amend or modify, or permit the amendment or modification of, any provision of any Seller Subordinated Notes or Permitted Subordinated Note Documents other than any such amendments or modifications which could not be adverse to the interests of the Lenders and which are approved in advance by the Agent; or (iii) amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of partnership, partnership agreement, certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its capital stock or other equity interests (including any Shareholders’ Agreement), or enter into any new agreement with respect to its capital stock or other equity interests, unless such amendment, modification, change or other action contemplated by this clause (iii) could not reasonably be expected to be adverse to the interests of the Lenders in any material respect.

(b) After the issuance of any Permitted Subordinated Notes, neither Holdings nor any of its Subsidiaries shall designate any Indebtedness, other than the Obligations, as “Designated Senior Debt” for purposes of the Permitted Subordinated Notes and the other Permitted Subordinated Note Documents.

6.12 Limitation on Certain Restrictions on Subsidiaries. Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Holdings or any of its Subsidiaries, or pay any Indebtedness owed to Holdings or any of its Subsidiaries, (b) make loans or advances to Holdings or any of its Subsidiaries or (c) transfer any of its properties or assets to Holdings or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Loan Documents, (iii) after the issuance of any Permitted Subordinated Notes, the Permitted Subordinated Note Documents, (iv) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of Holdings or any of its Subsidiaries, (v) customary provisions restricting assignment of any licensing agreement (in which Holdings or any of its Subsidiaries is the licensee) or other contract entered into by Holdings or any of its Subsidiaries in the ordinary course of business, (vi) restrictions on the transfer of any asset pending the close of the sale of such asset, and (vii) restrictions on the transfer of any asset subject to a Lien permitted by Section 6.1.

6.13 Limitation on Issuance of Capital Stock. (a) Holdings will not, and will not permit any of its Subsidiaries to, issue (i) any preferred stock or other preferred equity interests other than Qualified Preferred Stock issued by Holdings or (ii) any redeemable common stock or other redeemable common equity interests other than common stock or other redeemable common equity interests that is redeemable at the sole option of Holdings or such Subsidiary, as the case may be.

(b) Holdings will not permit any of its Subsidiaries to issue any capital stock or other equity interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock or other equity interests, except (i) for transfers and replacements of then outstanding shares of capital stock or other equity interests, (ii) for stock splits, stock dividends and issuances which do not decrease the percentage ownership of Holdings or any of its Subsidiaries in any class of the capital stock or other equity interests of such Subsidiary, (iii) to qualify directors to the extent required by applicable law, (iv) for issuances by non-Wholly-Owned Subsidiaries of Borrower for fair market value and in exchange for contributions made to such Subsidiaries by the minority shareholders thereof, or (v) for issuances by newly created or acquired Subsidiaries in accordance with the terms of this Agreement.

6.14 Business. (a) Holdings will not, and will not permit any of its Subsidiaries to, engage in any business other than (i) radio broadcasting and outdoor advertising and (ii) advertising related new media opportunities in internet radio and online directories affiliated with radio stations; provided, however, that notwithstanding anything to the contrary contained in this Agreement (including Sections 5.13, 6.2, 6.5 and 6.7), no more than $5,000,000 in the aggregate of Permitted Acquisitions, Investments, Capital Expenditures and/or other expenditures may be made by Holdings and its Subsidiaries with respect to the businesses described in clause (ii) of this Section 6.14.

(b) Notwithstanding the foregoing or anything else in this Agreement to the contrary, Holdings will not permit any License Subsidiary to engage in any business or own any significant assets or have any material liabilities other than (i) its ownership of FCC Licenses and (ii) those liabilities which it is responsible for under this Agreement, the other Loan Documents to which it is a party and, after the issuance of any Permitted Subordinated Notes, the Permitted Subordinated Note Documents to which it is a party.

(c) Notwithstanding the foregoing or anything else in this Agreement to the contrary, Holdings will not engage in any business or own any significant assets or have any material liabilities other than (i) its ownership of the capital stock of Borrower, (ii) those liabilities which it is responsible for under this Agreement and the other Loan Documents to which it is a party, (iii) activities incident to the performance of the issuance and/or sale of its equity interests or options or warrants in respect of its equity interests and (iv) as otherwise specifically permitted under this Agreement.

6.15 Limitation on Creation of Subsidiaries. Holdings will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Closing Date any Subsidiary, provided that Borrower and its Wholly-Owned Subsidiaries and, to the extent permitted by Sections 5.13 and 6.5(xiv), Holdings shall be permitted to (A) establish, create and, to the extent permitted by this Agreement, acquire Wholly-Owned Subsidiaries and (B) establish, create and acquire non-Wholly-Owned Subsidiaries to the extent permitted by Sections 6.5(xiv) and (xv) and the definition of Permitted Acquisition, in each case so long as within 10 days after each such establishment, creation and/or acquisition (i) the equity interests of each such new Subsidiary is pledged and delivered to the Collateral Agent pursuant to, and to the extent required by, the General Pledge Agreement, (ii) each such new Domestic Subsidiary (and, to the extent required by Section 5.12, each such new Foreign Subsidiary) executes and delivers to the Agent a counterpart of the Subsidiaries Guaranty, the General Pledge Agreement and the Security Agreement, and (iii) each such new Domestic Subsidiary (and, to the extent required by Section 5.12, each such new Foreign Subsidiary), to the extent requested by the Agent or the Requisite Lenders, takes all actions required pursuant to Section 5.11. In addition, each such new Subsidiary which is required to become a Credit Party shall execute and deliver, or cause to be executed and delivered, all other relevant documentation of the type described in Section 2.1 as such new Subsidiary would have had to deliver if such new Subsidiary were a Credit Party on the Closing Date

6.16 FCC Licenses. No Credit Party shall operate the Stations other than in accordance with the Communications Law and the FCC Licenses. No Credit Party shall fail to file any report or application or pay any FCC regulatory or filing fee pertaining to the Stations which is required to be filed with or paid to the FCC. No Credit Party shall take any action that would or could cause the FCC to institute any proceedings for the cancellation, revocation, non-renewal, short-term renewal or adverse modification of the FCC Licenses or take or permit to be taken any other action within its control that would or could result in material non-compliance with the requirements of the Communications Laws.

7. TERM

7.1 Termination. The financing arrangements contemplated hereby shall be in effect until the Commitment Termination Date, and the Loans and all other Obligations shall be automatically due and payable in full on such date.

7.2 Survival of Obligations Upon Termination of Financing Arrangements. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Credit Parties or the rights of Agent and Lenders relating to any unpaid portion of the Loans or any other Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Credit Parties, and all rights of Agent and each Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the provisions of Section 11, the payment obligations under Sections 1.15 and 1.16, and the indemnities contained in the Loan Documents shall survive the Termination Date.

8. EVENTS OF DEFAULT; RIGHTS AND REMEDIES

8.1 Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

(a) Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or (ii) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest on any Loan or Note, any drawing under any Letter of Credit or any Fees or any other amounts owing hereunder or under any other Loan Document; or

(b) Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Loan Document or in any certificate delivered to the Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

(c) Holdings or any of its Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in clause (g)(i) of Annex E, Sections 5.7, 5.10, 5.13, 5.14, 5.15, or Section 6 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or in any other Loan Document (other than those set forth in Sections 8.1(a) and (b)) and such default shall continue unremedied for a period of 30 days after written notice thereof to Borrower by the Agent or the Requisite Lenders; or

(d) (i) Holdings or any of its Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, or any Indebtedness (other than the Obligations) of Holdings or any of its Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or an Event of Default under this Section 8.1(d) unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $5,000,000; or

(e) Holdings or any of its Subsidiaries shall commence a voluntary case concerning itself under the Bankruptcy Code; or an involuntary case is commenced against Holdings or any of its Subsidiaries, and the petition is not controverted within 20 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Holdings or any of its Subsidiaries, or Holdings or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings or any of its Subsidiaries, or there is commenced against Holdings or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days, or Holdings or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Holdings or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Holdings or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate, limited liability company or similar action is taken by Holdings or any of its Subsidiaries for the purpose of authorizing any such Person to effect any of the foregoing; or

(f) (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the IRC or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the IRC or Section 303 or 304 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days, any Title IV Plan has or is likely to have a trustee appointed to administer such Plan under Title IV of ERISA, any Title IV Plan is or is likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Pension Liability, a contribution required to be made with respect to a

Plan or a Foreign Pension Plan has not been timely made, Holdings or any Subsidiary of Holdings or any ERISA Affiliate has incurred or is likely to incur any liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the IRC, a “default” within the meaning of Section 4219(c)(5) of ERISA shall occur with respect to any Plan; (b) there shall result from any such event or events the imposition of a Lien (other that as permitted by Section 6.1), the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, either individually and/or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect; or

(g) Any of the Collateral Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Lenders the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral, in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 6.1), and subject to no other Liens (except as permitted by Section 6.1), or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Collateral Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Collateral Document, provided that any of the foregoing circumstances shall not give rise to an Event of Default under this Section 8.1(g) to the extent that such circumstances relate to an immaterial portion of the Collateral under the Security Agreement and the respective Credit Party shall have failed to cure such circumstances within 30 days thereafter; or

(h) Any Guaranty or any provision thereof shall cease to be in full force or effect as to any Guarantor, or any Guarantor or any Person acting for or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under its Guaranty or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to its Guaranty; or

(i) One or more judgments or decrees shall be entered against Holdings or any Subsidiary of Holdings involving in the aggregate for Holdings and its Subsidiaries a liability (not paid or fully covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments equals or exceeds $10,000,000; or

(j) A Change of Control shall occur.

8.2 Remedies.

(a) If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Revolving Lenders shall), without notice,

suspend the Revolving Loan Commitment with respect to additional Advances and/or the incurrence of additional Letter of Credit Obligations, whereupon any additional Advances and additional Letter of Credit Obligations shall be made or incurred in Agent’s sole discretion (or in the sole discretion of the Requisite Revolving Lenders, if such suspension occurred at their direction) so long as such Event of Default is continuing. If any Event of Default has occurred and is continuing, Agent may (and at the written request of Requisite Lenders shall), without notice except as otherwise expressly provided herein, increase the rate of interest applicable to the Loans and the Letter of Credit Fees to the Default Rate.

(b) If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Lenders shall), without notice: (i) terminate the Revolving Loan Commitment with respect to further Advances or the incurrence of further Letter of Credit Obligations; (ii) reduce the Revolving Loan Commitment from time to time; (iii) declare all or any portion of the Obligations, including all or any portion of any Loan to be forthwith due and payable, and require that the Letter of Credit Obligations be cash collateralized in the manner set forth in Annex B, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower and each other Credit Party; or (iv) exercise any rights and remedies provided to Agent under the Loan Documents or at law or equity, including all remedies provided under the Code; provided, that upon the occurrence of an Event of Default specified in Section 8.1(e), the Commitments shall be immediately terminated and all of the Obligations, including the Revolving Loan, shall become immediately due and payable without declaration, notice or demand by any Person.

8.3 Waivers by Credit Parties. Except as otherwise provided for in this Agreement or by applicable law, each Credit Party waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Agent may do in this regard, (b) all rights to notice and a hearing prior to Agent’s taking possession or control of, or to Agent’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.

8.4 Government Approval. Notwithstanding anything to the contrary contained herein or in any other Loan Document, any foreclosure on, sale, transfer or other disposition of any Collateral or any other action taken or proposed to be taken hereunder that would affect the operational, voting, or other control of any Credit Party or affect the ownership of the FCC Licenses shall be pursuant to the Communications Laws and, if and to the extent required thereby, subject to the prior consent of the FCC and any other applicable Governmental Authority. Notwithstanding anything to the contrary contained herein, Agent and Lenders shall not take any action pursuant hereto that would constitute or result in any assignment of the FCC Licenses or transfer of control of any Credit Party if such assignment or transfer of control would require, under then existing law (including the Communications Laws), the prior approval of the

FCC, without first obtaining such approval of the FCC and notifying the FCC of the consummation of such assignment or transfer of control (to the extent required to do so). Each Credit Party agrees to take any lawful action which the Agent may request in order to obtain and enjoy the full rights and benefits granted to the Agent and Lenders by this Agreement, including specifically, after the occurrence and during the continuance of an Event of Default, the use of such Credit Party’s best efforts to assist in obtaining any approval of the FCC and any other Governmental Authority that is then required under the Communications Laws or under any other law for any action or transaction contemplated by this Agreement, including, without limitation, the sale or transfer of Collateral. Such efforts shall include, without limitation, sharing with Agent any FCC registration numbers, account numbers and passwords for the FCC’s CDBS System and preparing, certifying and filing (or causing to be prepared, certified and filed) with the FCC any portion of any application or applications for consent to the assignment of the FCC Licenses or transfer of control of any Credit Party required to be filed under the Communications Laws for approval of any sale or transfer of Collateral and/or the FCC Licenses.

9. ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT

9.1 Assignment and Participations.

(a) Subject to the terms of this Section 9.1, any Lender may make an assignment to a Qualified Assignee of, or sale of participations in, at any time or times, the Loan Documents, Loans, Letter of Credit Obligations and any Commitment or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder. Any assignment by a Lender shall: (i) require the consent of Agent (which consent shall not be unreasonably withheld or delayed with respect to a Qualified Assignee) and the execution of an assignment agreement (an “Assignment Agreement”) substantially in the form attached hereto as Exhibit 9.1(a) and otherwise in form and substance reasonably satisfactory to, and acknowledged by, Agent; (ii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) after giving effect to any such partial assignment, the assignee Lender shall have Commitments in an amount at least equal to $2,500,000 and the assigning Lender shall have retained Commitments in an amount at least equal to $2,500,000; (iv) include a payment to Agent of an assignment fee of $3,500 and (v) so long as no Event of Default has occurred and is continuing, require the consent of Borrower, which shall not be unreasonably withheld or delayed; provided that no such consent shall be required for an assignment to a Qualified Assignee. In the case of an assignment by a Lender under this Section 9.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment. Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a “Lender.” In all instances, each Lender’s liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the applicable Commitment. In the event Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, Agent or any such Lender shall so notify Borrower and Borrower shall, upon the request of Agent or such Lender, execute new Notes in exchange for the Notes, if any, being assigned. Notwithstanding the foregoing provisions of this Section 9.1(a), any Lender may at any time pledge the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to a Federal Reserve Bank, and any Lender that is an investment fund may assign the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor; provided, that no such pledge to a Federal Reserve Bank shall release such Lender from such Lender’s obligations hereunder or under any other Loan Document.

(b) Any participation by a Lender of all or any part of its Commitments shall be made with the understanding that all amounts payable by Borrower hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents). Solely for purposes of Sections 1.13, 1.15, 1.16 and 9.8, Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of Borrower to the participant and the participant shall be considered to be a “Lender”. Except as set forth in the preceding sentence neither Borrower nor any other Credit Party shall have any obligation or duty to any participant. Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

(c) Except as expressly provided in this Section 9.1, no Lender shall, as between Borrower and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender.

(d) Each Credit Party executing this Agreement shall assist any Lender permitted to sell assignments or participations under this Section 9.1 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants. Each Credit Party executing this Agreement shall certify the correctness, completeness and accuracy of all descriptions of the Credit Parties and their respective affairs contained in any selling materials provided by it and all other information provided by it and included in such materials, except that any Projections delivered by Borrower shall only be certified by Borrower as having been prepared by Borrower in compliance with the representations contained in Section 3.5(d).

(e) Any Lender may furnish any information concerning Credit Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 11.8.

(f) So long as no Event of Default has occurred and is continuing, no Lender shall assign or sell participations in any portion of its Loans or Commitments to a potential Lender or participant, if, as of the date of the proposed assignment or sale, the assignee Lender or participant would be subject to capital adequacy or similar requirements under Section 1.16(a), increased costs under Section 1.16(b), an inability to fund LIBOR Loans under Section 1.16(c), or withholding taxes in accordance with Section 1.15(a).

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”), may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing by the Granting Lender to Agent and Borrower, the option to provide to Borrower all or any part of any Loans that such Granting Lender would otherwise be obligated to make to Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan; and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if such Loan were made by such Granting Lender. No SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). Any SPC may (i) with notice to, but without the prior written consent of, Borrower and Agent and without paying any processing fee therefor assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Borrower and Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 9.1(g) may not be amended without the prior written consent of each Granting Lender, all or any of whose Loans are being funded by an SPC at the time of such amendment. For the avoidance of doubt, the Granting Lender shall for all purposes, including without limitation, the approval of any amendment or waiver of any provision of any Loan Document or the obligation to pay any amount otherwise payable by the Granting Lender under the Loan Documents, continue to be the Lender of record hereunder.

9.2 Appointment of Agent. GE Capital is hereby appointed to act on behalf of all Lenders as Agent under this Agreement and the other Loan Documents. The provisions of this Section 9.2 are solely for the benefit of Agent and Lenders and no Credit Party nor any other

Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party or any other Person. Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents. The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender. Except as expressly set forth in this Agreement and the other Loan Documents, Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to any Credit Party or any of their respective Subsidiaries or any Account Debtor that is communicated to or obtained by GE Capital or any of its Affiliates in any capacity. Neither Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct.

If Agent shall request instructions from Requisite Lenders, Requisite Revolving Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders, Requisite Revolving Lenders, or all affected Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the opinion of Agent, expose Agent to Environmental Liabilities or (c) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders, Requisite Revolving Lenders or all affected Lenders, as applicable.

9.3 Agent’s Reliance, Etc. Neither Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages caused by its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Agent: (a) may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form reasonably satisfactory to Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Credit Party or to inspect the Collateral (including the books and records) of any Credit Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

9.4 GE Capital and Affiliates. With respect to its Commitments hereunder, GE Capital shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include GE Capital in its individual capacity. GE Capital and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Credit Party, any of their Affiliates and any Person who may do business with or own securities of any Credit Party or any such Affiliate, all as if GE Capital were not Agent and without any duty to account therefor to Lenders. GE Capital and its Affiliates may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders. Each Lender acknowledges the potential conflict of interest between GE Capital as a Lender holding disproportionate interests in the Loans, and GE Capital as Agent.

9.5 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the Financial Statements referred to in Section 3.5(a) and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Credit Parties and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.

9.6 Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by the Credit Parties and without limiting the obligations of the Credit Parties hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Credit Parties.

9.7 Successor Agent. Agent may resign at any time by giving not less than thirty (30) days’ prior written notice thereof to Lenders and Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the resigning Agent’s giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000. If no successor Agent has been appointed pursuant to the foregoing, within thirty (30) days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above. Any successor Agent appointed by Requisite Lenders hereunder shall be subject to the approval of Borrower, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if a Default or an Event of Default has occurred and is continuing. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue. After any resigning Agent’s resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Loan Documents.

9.8 Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 9.9(f), each Lender is hereby authorized at any time or from time to time, without prior notice to any Credit Party or to any Person other than Agent, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower or any Guarantor (regardless of whether such balances are then due to Borrower or any Guarantor) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of Borrower or any Guarantor against and on account of any of the Obligations that are not paid when due; provided that the Lender exercising such offset rights shall give notice thereof to the affected Credit Party promptly after exercising such rights. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares, (other than offset rights exercised by any Lender with respect to Sections 1.13, 1.15 or 1.16). Borrower and each Guarantor agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amounts so offset to other Lenders and holders and (b) any Lender so purchasing a participation in the Loans made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Loans and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

9.9 Advances; Payments; Non-Funding Lenders; Information; Actions in Concert.

(a) Advances; Payments.

(i) Each Revolving Lender shall make the amount of such Lender’s Pro Rata Share of such Revolving Credit Advance available to Agent in same day funds by wire transfer to Agent’s account as set forth in Annex H not later than 3:00 p.m. (New York time) on the requested funding date, in the case of an Index Rate Loan and not later than 12:00 noon (New York time) on the requested funding date in the case of a LIBOR Loan. After receipt of such wire transfers (or, in the Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested Revolving Credit Advance to Borrower. All payments by each Revolving Lender shall be made without setoff, counterclaim or deduction of any kind.

(ii) Not less than once during each calendar week or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone, or telecopy of the amount of such Lender’s Pro Rata Share of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan. Provided that each Lender has funded all payments and Advances required to be made by it and has purchased all participations required to be purchased by it under this Agreement and the other Loan Documents as of such Settlement Date, Agent shall pay to each Lender such Lender’s Pro Rata Share of principal, interest and Fees paid by Borrower since the previous Settlement Date for the benefit of such Lender on the Loans held by it. To the extent that any Lender (a “Non-Funding Lender”) has failed to fund all such payments and Advances or failed to fund the purchase of all such participations, Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender’s Pro Rata Share of all payments received from Borrower. Such payments shall be made by wire transfer to such Lender’s account (as specified by such Lender in Annex H or the applicable Assignment Agreement) not later than 2:00 p.m. (New York time) on the next Business Day following each Settlement Date.

(b) Availability of Lender’s Pro Rata Share. Agent may assume that each Revolving Lender will make its Pro Rata Share of each Revolving Credit Advance available to Agent on each funding date. If such Pro Rata Share is not, in fact, paid to Agent by such Revolving Lender when due, Agent will be entitled to recover such amount on demand from such Revolving Lender without setoff, counterclaim or deduction of any kind. If any Revolving Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent’s demand, Agent shall promptly notify Borrower and Borrower shall immediately repay such amount to Agent. Nothing in this Section 9.9(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder. To the extent that Agent advances funds to Borrower on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such Revolving Credit Advance is made, Agent shall be entitled to retain for its account all interest accrued on such Revolving Credit Advance until reimbursed by the applicable Revolving Lender.

(c) Return of Payments.

(i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(d) Non-Funding Lenders. The failure of any Non-Funding Lender to make any Revolving Credit Advance or any payment required by it hereunder on the date specified therefor shall not relieve any other Lender (each such other Revolving Lender, an “Other Lender”) of its obligations to make such Advance on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make an Advance or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” (or be included in the calculation of “Requisite Lenders”, “Requisite Revolving Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document. At Borrower’s request, Agent or a Person acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such Person, all of the Commitments of that Non-Funding Lender for an amount equal to the principal balance of all Loans held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

(e) Dissemination of Information. Agent shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Agent from, or delivered by Agent to, any Credit Party, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default; provided, that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s gross negligence or willful misconduct. Lenders acknowledge that Borrower is required to provide Financial Statements and Collateral Reports to Lenders in accordance with Annexes E and F hereto and agree that Agent shall have no duty to provide the same to Lenders.

(f) Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent or Requisite Lenders.

(g) Release of Collateral. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Agent is hereby irrevocably authorized by each of the Lenders to effect any release of Liens or guarantee obligations upon request of Borrower in connection with any disposition of property expressly permitted by the Loan Documents.

10. SUCCESSORS AND ASSIGNS

10.1 Successors and Assigns. This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Credit Party, Agent, Lenders and their respective successors and assigns (including, in the case of any Credit Party, a debtor-in-possession on behalf of such Credit Party), except as otherwise provided herein or therein. No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Agent and Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of Agent and Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party, Agent and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

11. MISCELLANEOUS

11.1 Complete Agreement; Modification of Agreement. The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 11.2. Any letter of interest, commitment letter, fee letter or confidentiality agreement, if any, between any Credit Party and Agent or any Lender or any of their respective Affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement. Notwithstanding the foregoing, the GE Capital Fee Letter shall survive the execution and delivery of this Agreement and shall continue to be binding obligations of the parties.

11.2 Amendments and Waivers.

(a) Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent and Borrower, and by Requisite Lenders, Requisite Revolving Lenders or all affected Lenders, as applicable. Except as set forth in clauses (b) and (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

(b) No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 2.2 to the making of any Loan or the incurrence of any Letter of Credit Obligations shall be effective unless the same shall be in writing and signed by Agent, Requisite Revolving Lenders and Borrower. Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of the conditions precedent to the making of Loans or the incurrence of Letter of Credit Obligations set forth in Section 2.2 unless the same shall be in writing and signed by Agent, Requisite Revolving Lenders and Borrower.

(c) No amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each Lender directly affected thereby: (i) increase the principal amount of any Lender’s Commitment (which action shall be deemed to directly affect all Lenders); (ii) reduce the principal of, rate of interest on or Fees payable with respect to any Loan or Letter of Credit Obligations of any affected Lender; (iii) extend any scheduled payment date (other than extensions of payment dates of mandatory prepayments under Section 1.3(b)(ii)-(iv)) or final maturity date of the principal amount of any Loan of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender; (v) release any Guaranty or, except as otherwise permitted herein or in the other Loan Documents, release, or permit any Credit Party to sell or otherwise dispose of, all or substantially all of the Collateral (which action shall be deemed to directly affect all Lenders); (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder; and (vii) amend or waive this Section 11.2 or the definitions of the terms “Requisite Lenders” or “Requisite

Revolving Lenders” insofar as such definitions affect the substance of this Section 11.2. Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent or L/C Issuer under this Agreement or any other Loan Document shall be effective unless in writing and signed by Agent or L/C Issuer, as the case may be, in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.2 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.

(d) If, in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”):

(i) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (i) and in clauses (ii), (iii) and (iv) below being referred to as “Non Consenting Lender”);

(ii) requiring the consent of Requisite Revolving Lenders, the consent of Revolving Lenders holding 51% or more of the aggregate Revolving Loan Commitments is obtained, but the consent of Requisite Revolving Lenders is not obtained; or

(iii) requiring the consent of Requisite Lenders, the consent of Lenders holding 51% or more of the aggregate Commitments is obtained, but the consent of Requisite Lenders is not obtained;

then, so long as Agent is not a Non Consenting Lender, at Borrower’s request Agent, or a Person reasonably acceptable to Agent, shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from such Non Consenting Lenders, and such Non Consenting Lenders agree that they shall, upon Agent’s request, sell and assign to Agent or such Person, all of the Commitments of such Non Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non Consenting Lenders and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

(e) Upon payment in full in cash and performance of all of the Obligations (other than indemnification Obligations), termination of the Commitments and a release of all claims against Agent and Lenders, and so long as no suits, actions proceedings, or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Agent shall deliver to Borrower termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

11.3 Fees and Expenses. Borrower shall reimburse Agent (and with respect to clauses (b) and (c) below, all Lenders) for all fees, costs and expenses, including the reasonable fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers) incurred in connection with the negotiation, preparation and filing and/or recordation of the Loan Documents and incurred in connection with:

(a) any amendment, modification or waiver of, or consent with respect to, or termination of, any of the Loan Documents or Related Transactions Documents or advice in connection with the syndication and administration of the Loans made pursuant hereto or its rights hereunder or thereunder;

(b) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, any Credit Party or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against any or all of the Credit Parties or any other Person that may be obligated to Agent by virtue of the Loan Documents, including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders; provided, further, that no Person shall be entitled to reimbursement under this clause (b) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Persons gross negligence or willful misconduct;

(c) any attempt to enforce any remedies of Agent on behalf of itself and/or the Lenders, and after the occurrence and during the continuance of an Event of Default, any Lender, against any or all of the Credit Parties or any other Person that may be obligated to Agent or any Lender by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders;

(d) any workout or restructuring of the Loans during the pendency of one or more Events of Default; and

(e) efforts to (i) monitor the Loans or any of the other Obligations, (ii) evaluate, observe or assess any of the Credit Parties or their respective affairs, and (iii) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral;

including, as to each of clauses (a) through (e) above, all reasonable attorneys’ and other professional and service providers’ fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 11.3, all of which shall be payable, on demand, by Borrower to Agent. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

11.4 No Waiver. Agent’s or any Lender’s failure, at any time or times, to require strict performance by the Credit Parties of any provision of this Agreement or any other Loan Document shall not waive, affect or diminish any right of Agent or such Lender thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 11.2, none of the undertakings, agreements, warranties, covenants and representations of any Credit Party contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Credit Party shall be deemed to have been suspended or waived by Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Agent and the applicable required Lenders, and directed to Borrower specifying such suspension or waiver.

11.5 Remedies. Agent’s and Lenders’ rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

11.6 Severability. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.

11.7 Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

11.8 Confidentiality. Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts Agent or such Lender applies to maintaining the confidentiality of its own confidential information) to maintain as confidential all confidential information provided to them by the Credit Parties and designated as confidential for a period of two (2) years following receipt thereof, except that Agent and each Lender may disclose such information (a) to Persons employed or engaged by Agent or such Lender; (b) to any bona fide assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 11.8 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which Agent or such Lender is a party; or (f) that ceases to be confidential through no fault of Agent or any Lender.

11.9 GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH CREDIT PARTY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE CREDIT PARTIES, AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT AGENT, LENDERS AND THE CREDIT PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY AND; PROVIDED, FURTHER THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT. EACH CREDIT PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH CREDIT PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH CREDIT PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH CREDIT PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH CREDIT PARTY AT THE ADDRESS SET FORTH IN ANNEX I OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH CREDIT PARTY’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

11.10 Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 11.10); (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated in Annex I or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower or Agent) designated in Annex I to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

11.11 Section Titles. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

11.12 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

11.13 WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG AGENT, LENDERS AND ANY CREDIT PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

11.14 Press Releases and Related Matters. Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of GE Capital or its affiliates or referring to this Agreement, the other Loan Documents or the Related Transactions Documents without at least two (2) Business Days’ prior notice to GE Capital and without the prior written consent of GE Capital unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will consult with GE Capital before issuing such press release or other public disclosure. Each Credit Party consents to the publication by Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using Borrower’s name, product photographs, logo or Trademark. Agent or such Lender shall provide a draft of any advertising material to each Credit Party for review and comment prior to the publication thereof. Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

11.15 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Credit Party for liquidation or reorganization, should any Credit Party become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Credit Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

11.16 Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 11.9 and 11.13, with its counsel.

11.17 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.18 Additional Extensions of Credit. Prior to July 31, 2005 and so long as no Default or Event of Default shall have occurred and be continuing, the Lenders agree that this Agreement may be amended (or amended and restated) with the written consent of the Agent and each Credit Party to each relevant Loan Document (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Incremental Facility”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Requisite

Lenders; provided, however, that (i) the aggregate amount of the Incremental Facility shall not exceed $50,000,000, (ii) the Incremental Facility must be on substantially similar terms and conditions (including as to pricing and maturity), though not more favorable to the Lenders providing the Incremental Facility, as the Revolving Loans and (iii) Borrower shall use the proceeds of the Incremental Facility solely for (A) the financing of Permitted Acquisitions and (B) the financing of Borrower’s general corporate needs. The existing Lenders will have the right of first refusal to provide the Incremental Facility, but shall in no way be obligated to participate in the Incremental Facility, such determination to be in each Lender’s sole discretion. Any additional lenders that provide the Incremental Facility will be arranged by Borrower unless otherwise agreed in writing by the Agent, and such additional lenders shall be reasonably acceptable to the Agent.

11.19 Effect of Amendment and Restatement. Upon the effectiveness of this Agreement pursuant to Section 2.1: (a) all terms and conditions of the Loan Documents (including, without limitation, the Notes, but excluding the Prior Credit Agreement and any other Loan Document amended and restated in its entirety on the Closing Date) shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Credit Parties party thereto to the Lenders and the Agent; (b) the terms and conditions of the Prior Credit Agreement shall be amended as set forth herein and, as so amended, shall be restated in their entirety, but only with respect to the rights, duties and obligations among Borrower, Lenders and Agent accruing from and after the Closing Date; (c) this Agreement shall not in any way release or impair the rights, duties, Obligations or Liens created pursuant to the Prior Credit Agreement or any other Loan Document or affect the relative priorities thereof, in each case to the extent in force and effect thereunder as of the Closing Date and except as modified hereby or by documents, instruments and agreements executed and delivered in connection herewith, and all of such rights, duties, Obligations and Liens are assumed, ratified and affirmed by Borrower; (d) all indemnification obligations of the Credit Parties under the Prior Credit Agreement and any other Loan Documents shall survive the execution and delivery of this Agreement and shall continue in full force and effect for the benefit of Lenders, Agent, and any other Person indemnified under the Prior Credit Agreement or any other Loan Document at any time prior to the Closing Date; (e) the Obligations incurred under the Prior Credit Agreement shall, to the extent outstanding on the Closing Date, continue outstanding under this Agreement and shall not be deemed to be paid, released, discharged or otherwise satisfied by the execution of this Agreement, and this Agreement shall not constitute a refinancing, substitution or novation of such Obligations or any of the other rights, duties and obligations of the parties hereunder; (f) the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of Lenders or Agent under the Prior Credit Agreement, nor constitute a waiver of any covenant, agreement or obligation under the Prior Credit Agreement, except to the extent that any such covenant, agreement or obligation is no longer set forth herein or is modified hereby; and (g) any and all references in the Loan Documents to the Prior Credit Agreement shall, without further action of the parties, be deemed a reference to the Prior Credit Agreement, as amended and restated by this Agreement, and as this Agreement shall be further amended or amended and restated from time to time hereafter.

12. HOLDINGS’ GUARANTY

12.1 Guaranty. In order to induce the Agent, the Collateral Agent and the Lenders to enter into this Agreement and to extend credit hereunder, and to induce the other Guaranteed Creditors to enter into Interest Rate Protection Agreements and Other Hedging Agreements and in recognition of the direct benefits to be received by Holdings from the proceeds of the Loans, the issuance of the Letters of Credit and the entering into of such Interest Rate Protection Agreements and Other Hedging Agreements, Holdings hereby agrees with the Guaranteed Creditors as follows: Holdings hereby and unconditionally and irrevocably guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Guaranteed Obligations of Borrower to the Guaranteed Creditors. If any or all of the Guaranteed Obligations of Borrower to the Guaranteed Creditors becomes due and payable hereunder, Holdings, unconditionally and irrevocably, promises to pay such Guaranteed Obligations to the Agent and/or the other Guaranteed Creditors, or order, on demand, together with any and all expenses which may be incurred by the Agent and the other Guaranteed Creditors in collecting any of the Guaranteed Obligations. If a claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including Borrower), then and in such event Holdings agrees that any the judgment, decree, order, settlement or compromise shall be binding upon Holdings, notwithstanding any revocation of this Guaranty or other instrument evidencing any liability of Borrower, and Holdings shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

12.2 Bankruptcy. Additionally, Holdings unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations of Borrower to the Guaranteed Creditors whether or not due or payable by Borrower upon the occurrence of any of the events specified in Section 8.1(e), and irrevocably and unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand, in Dollars.

12.3 Nature of Liability. The liability of Holdings hereunder is exclusive and independent of any security for or other guaranty of the Guaranteed Obligations of Borrower, whether executed by any other Guarantor or by any other party, and the liability of Holdings hereunder shall not be affected or impaired by (a) any direction as to application of payment by Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a Guarantor or of any other party as to the Guaranteed Obligations of Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by Borrower, or (e) any payment made to any Guaranteed Creditor on the Guaranteed Obligations which any such Guaranteed Creditor repays to Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and Holdings waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

12.4 Independent Obligation. The obligations of Holdings hereunder are independent of the obligations of any other guarantor, any other party or Borrower, and a separate action or actions may be brought and prosecuted against Holdings whether or not action is brought against any other guarantor, any other party or Borrower and whether or not any other guarantor, any other party or Borrower be joined in any such action or actions. Holdings waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by Borrower or other circumstance which operates to toll any statute of limitations as to Borrower shall operate to toll the statute of limitations as to Holdings.

12.5 Authorization. Holdings authorizes the Guaranteed Creditors without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the Guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

(b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

(c) exercise or refrain from exercising any rights against Borrower, any other Credit Party or others or otherwise act or refrain from acting;

(d) release or substitute any one or more endorsers, guarantors, Borrower, other Credit Parties or other obligors;

(e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of Borrower to its creditors other than the Guaranteed Creditors;

(f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of Borrower to the Guaranteed Creditors regardless of what liability or liabilities of Borrower remain unpaid;

(g) consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Loan Document, any Interest Rate Protection Agreement or any Other

Hedging Agreement or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Loan Document, any Interest Rate Protection Agreement or any Other Hedging Agreement or any of such other instruments or agreements; and/or

(h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of Holdings from its liabilities under this Guaranty.

12.6 Reliance. It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of Holdings or any of its Subsidiaries or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

12.7 Subordination. Any indebtedness of Borrower now or hereafter owing to Holdings is hereby subordinated to the Guaranteed Obligations of Borrower owing to the Guaranteed Creditors; and if the Agent so requests at a time when an Event of Default exists, all such indebtedness of Borrower to Holdings shall be collected, enforced and received by Holdings for the benefit of the Guaranteed Creditors and be paid over to the Agent on behalf of the Guaranteed Creditors on account of the Guaranteed Obligations of Borrower to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of Holdings under the other provisions of this Guaranty. Prior to the transfer by Holdings of any note or negotiable instrument evidencing any such indebtedness of Borrower to Holdings, Holdings shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, Holdings hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.

12.8 Waiver. (a) Holdings waives any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor to (i) proceed against Borrower, any Guarantor or any other party, (ii) proceed against or exhaust any security held from Borrower, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever. Holdings waives any defense based on or arising out of any defense of Borrower, any Guarantor or any other party, other than payment of the Guaranteed Obligations to the extent of such payment, based on or arising out of the disability of Borrower, Holdings, any Guarantor or any other party, or the validity, legality or unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of Borrower other than payment of the Guaranteed Obligations to the extent of such payment. The Guaranteed Creditors may, at their election, foreclose on any security held by the Agent, the Collateral Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against Borrower or any other party, or any security, without affecting or impairing in any way the liability of Holdings hereunder except to the extent the Guaranteed Obligations have been paid. Holdings waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Holdings against Borrower or any other party or any security.

(b) Holdings waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations. Holdings assumes all responsibility for being and keeping itself informed of Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which Holdings assumes and incurs hereunder, and agrees that neither the Agent nor any of the other Guaranteed Creditors shall have any duty to advise Holdings of information known to them regarding such circumstances or risks.

12.9 Nature of Liability. It is the desire and intent of Holdings and the Guaranteed Creditors that this Guaranty shall be enforced against Holdings to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If, however, and to the extent that, the obligations of Holdings under this Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the amount of Holdings’ obligations under this Guaranty shall be deemed to be reduced and Holdings shall pay the maximum amount of the Guaranteed Obligations which would be permissible under applicable law.

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IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

NEXTMEDIA OPERATING, INC., as Borrower

By:	/S/ SEAN R. STOVER
Name:	Sean R. Stover
Title:	Senior Vice President and Chief Financial Officer

NEXTMEDIA GROUP, INC., as Holdings

By:	/S/ SEAN R. STOVER
Name:	Sean R. Stover
Title:	Senior Vice President and Chief Financial Officer

GENERAL ELECTRIC CAPITAL
CORPORATION, as Agent and Lender

By:	/S/ RAYMOND N. SHU
Raymond N. Shu Duly Authorized Signatory

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

The following Persons are signatories to this Agreement in their capacity as Credit Parties and not as Borrower.

NM LICENSING LLC

By:	/S/ SEAN R. STOVER
Name:	Sean R. Stover
Title:	Vice President

NEXTMEDIA OUTDOOR, INC.

By:	/S/ SEAN R. STOVER
Name:	Sean R. Stover
Title:	Vice President

NEXTMEDIA NORTHERN COLORADO, INC.

By:	/S/ SEAN R. STOVER
Name:	Sean R. Stover
Title:	Vice President

NEXTMEDIA FRANCHISING, INC.

By:	/S/ SEAN R. STOVER
Name:	Sean R. Stover
Title:	Vice President

NEXTMEDIA OUTDOOR LLC

By:	/S/ SEAN R. STOVER
Name:	Sean R. Stover
Title:	Vice President

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

ANNEX A (Recitals)

to

CREDIT AGREEMENT

DEFINITIONS

Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement:

“Account Debtor” means any Person who may become obligated to any Credit Party under, with respect to, or on account of, an Account, Chattel Paper or General Intangible (including a payment intangible).

“Accounting Changes” has the meaning ascribed thereto in Annex G.

“Accounts” means all “accounts,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper or Instruments), (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of each Credit Party’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Credit Party’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to any Credit Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Credit Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Credit Party), (e) all healthcare insurance receivables, and (f) all collateral security of any kind, now or hereafter in existence, given by any Account Debtor or any other Person with respect to any of the foregoing.

“Acquired Entity or Business” means either (x) all or substantially all of the assets constituting a business, division or product line of any Person not already a Subsidiary of Holdings, (y) 100% of the capital stock of any such Person, which Person shall, as a result of such stock acquisition, become a Wholly-Owned Subsidiary of Borrower (or shall be merged with and into Borrower or a Subsidiary Guarantor, with Borrower or such Subsidiary Guarantor being the surviving Person) or, to the extent permitted to Section 5.13, of Holdings or (z) assets acquired pursuant to an Asset Swap.

“Additional Collateral Documents” shall have the meaning provided in Section 5.11.

“Advance” means any Revolving Credit Advance.

“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person’s officers, directors, joint venturers and partners and (d) in the case of Borrower, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of Borrower. For the purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” shall specifically exclude Agent and each Lender.

“Agency Assignment Documents” means all the Resignation and Assignment Agreement, dated as of the date hereof, executed in connection with the resignation of the Prior Agent and the Appointment of GE Capital as Agent hereunder, together with all other agreements, documents, notices and filing executed or delivered in connection therewith.

“Agent” means GE Capital in its capacity as Agent for Lenders or its successor appointed pursuant to Section 9.7.

“Agreement” means this Amended and Restated Credit Agreement by and among Borrower, the other Credit Parties party thereto, GE Capital, as Agent and Lender and the other Lenders from time to time party thereto, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Appendices” has the meaning ascribed to it in the recitals to the Agreement.

“Applicable L/C Margin” means the per annum fee, from time to time in effect, payable with respect to outstanding Letter of Credit Obligations as determined by reference to Section 1.5(a).

“Applicable Margins” means collectively the Applicable L/C Margin, the Applicable Revolver Index Margin, and the Applicable Revolver LIBOR Margin

“Applicable Revolver Index Margin” means the per annum interest rate margin from time to time in effect and payable in addition to the Index Rate applicable to the Revolving Loan, as determined by reference to Section 1.5(a).

“Applicable Revolver LIBOR Margin” means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Revolving Loan, as determined by reference to Section 1.5(a).

“Asset Sale” means any sale, transfer or other disposition by Holdings or any of its Subsidiaries to any Person (including by way of redemption by such Person), other than to Holdings or a Wholly-Owned Subsidiary of Holdings, of any asset (including, without limitation, any capital stock or other securities of, or equity interests in, another Person) other than sales of assets pursuant to Sections 6.2(ii), (iii), (iv), (viii), (ix), (x), (xi), (xii), (xiii) and (xvii).

“Asset Swap” means a simultaneous exchange (for reasonably equivalent value, a portion of which may include cash) by Borrower or a Subsidiary thereof (x) all of the equity interest of any Subsidiary of Borrower that owns one or more Stations or Billboards for all of the equity interest of any Person owning one or more other radio stations or billboards, (y) of all or substantially all of the assets of a Station or group of Stations for all or substantially all of the assets of another radio station or group of radio stations owned by one or more other Persons or (z) of all or substantially all of the assets related to a billboard or other advertising display (or a group of billboards or other advertising displays) for all or substantially all of the assets related to another billboard or other advertising displays (or group of billboards or other advertising displays) owned by one or more other Persons.

“Assignment Agreement” has the meaning ascribed to it in Section 9.1(a).

“Authorized Financial Officer” means any of the Chief Financial Officer, the Treasurer, any Assistant Treasurer or the Vice-President Finance of Holdings.

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.

“Billboards” means and include all of the billboards and other advertising structures and displays owned and operated by Holdings and its Subsidiaries on or after the Closing Date.

“Billboard Cash Flow” means, with respect to any fiscal period, the net revenues attributable to Billboards and production revenue related thereto, less the following direct expenses applicable to such categories of Billboards, lease costs (including lease payments, accrual of percentage of lease amounts, and related sales taxes), production costs, direct advertising, utilities, vinyl installation, and direct sales costs (including salaries of sales personnel, regional managers, sales administrative personnel and artists) and sale commissions (including all commissions paid with respect to sales activities to sales representatives and regional managers paid with respect to advertising or production sales), all of the foregoing attributable to the operation of Billboards and determined in accordance with GAAP.

“Borrower” has the meaning ascribed thereto in the preamble to the Agreement.

“Borrowing Availability” means as of any date of determination the Maximum Amount less the Revolving Loan then outstanding.

“Broadcast Cash Flow” means, with respect to any fiscal period, without duplication, an amount equal to Broadcast Revenue for such period, minus to the extent included in determining Broadcast Revenue for such period, the sum of (i) operating expenses and (ii) general and administrative expenses at the station level (but not the corporate level).

“Broadcast Revenue” means, for any fiscal period, the revenue of Holdings and its Subsidiaries derived directly from the operations of Stations during such period, net of any commissions paid to any third parties with respect to such revenue.

“Business Cash Flow” means the sum of (i) Broadcast Cash Flow plus (ii) Billboard Cash Flow.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York and in reference to LIBOR Loans means any such day that is also a LIBOR Business Day.

“Calculation Period” means, in the case of any Asset Sale, Permitted Acquisition or the issuance of any Permitted Subordinated Notes, the twelve (12) Fiscal Months most recently ended prior to the date of any such transaction.

“Capital Expenditures” means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

“Cash Collateral Account” has the meaning ascribed to it Annex B.

“Cash Equivalents” has the meaning ascribed to it in Annex B.

“Change of Control” means (i) Holdings shall cease to own 100% of the economic and voting interest in Borrower’s capital stock, (ii) prior to the consummation of an IPO, and for any reason whatsoever, (x) the Permitted Holders shall cease to have the power, directly or indirectly, to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors of Holdings, provided that the occurrence of the foregoing event shall not be deemed a “Change of Control” if the Permitted Holders otherwise have the right to designate (and do so designate) a majority of the board of directors of Holdings or (y) the Permitted Holders shall cease to own, directly or indirectly through a wholly-owned Subsidiary, of record and beneficially an amount of common stock of Holdings equal to at least 50% of the amount of common stock of Holdings (adjusted for stock splits, stock dividends and other similar events on an equitable basis) owned by the Permitted Holders of record and beneficially as of the Closing Date and such ownership by the Permitted Holders no longer represents the largest single block of voting securities of Holdings held by any “person” or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as in effect on the Closing Date), (iii) from and after an IPO, and for any reason whatsoever, (x) any “person” or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as in effect on the Closing Date), other than the Permitted Holders, shall (A) have acquired beneficial ownership, directly or indirectly, of more than the greater of (I) 15% of the then outstanding Voting Stock of Holdings and (II) the percentage of the then outstanding Voting Stock of Holdings owned by the Permitted Holders or (B) have obtained the power (whether or not exercised) to elect a majority of Holdings’ directors or (y) the Board of Directors of Holdings shall cease to consist of a majority of Continuing Directors or (iv) after the issuance thereof, any “change in control” shall occur under any Permitted Subordinated Note Document.

“Change of Law” shall have the meaning provided in Section 8.1(f).

“Charges” means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Credit Party, (d) any Credit Party’s ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party’s business.

“Chattel Paper” means any “chattel paper,” as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by any Credit Party, wherever located.

“Chesapeake” means Chesapeake Outdoor Enterprises, Inc., a Delaware corporation.

“Closing Date” means April 9, 2004.

“Closing Checklist” means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex D.

“Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” means the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Collateral” means the property covered by the Security Agreement, the Mortgages and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and Lenders, to secure the Obligations.

“Collateral Agent” means the Agent acting as collateral agent for the Guaranteed Creditors pursuant to the Collateral Documents.

“Collateral Documents” means the Security Agreement, the General Pledge Agreement, the Guaranties, the Mortgages and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations.

“Collateral Reports” means the reports with respect to the Collateral referred to in Annex F.

“Collection Account” means that certain account of Agent, account number 502-328-54 in the name of Agent at DeutscheBank Trust Company Americas in New York, New York ABA No. 021 001 033, or such other account as may be specified in writing by Agent as the “Collection Account.”

“Commitment Termination Date” means the earliest of (a) April 9, 2009, (b) the date of termination of Lenders’ obligations to make Advances and to incur Letter of Credit Obligations or permit existing Loans to remain outstanding pursuant to Section 8.2(b), and (c) the date of indefeasible prepayment in full by Borrower of the Loans and the cancellation and return (or stand-by guarantee) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to Annex B, and the permanent reduction of the Commitments to zero dollars ($0).

“Commitments” means (a) as to any Lender, the aggregate of such Lender’s Revolving Loan Commitment as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate of all Lenders’ Revolving Loan Commitments, which aggregate commitment shall be Seventy Five Million Dollars ($75,000,000) on the Closing Date, as to each of clauses (a) and (b), as such Commitments may be reduced, amortized or adjusted from time to time in accordance with the Agreement.

“Communications Laws” means the Communications Act of 1934, as amended, and the rules, orders, regulations and other applicable requirements of the FCC (including without limitation the FCC’s rules, regulations and policies relating to the operation of transmitting and studio equipment).

“Compliance Certificate” has the meaning ascribed to it in Annex E.

“Consolidated Cash Interest Coverage Ratio” means, for any period, the ratio of Consolidated EBITDA for such period to Consolidated Interest Expense which is paid or payable in cash for such period (without duplication).

“Consolidated EBIT” means, for any period, Consolidated Net Income for such period before deducting therefrom Consolidated Interest Expense for such period (to the extent deducted in arriving at Consolidated Net Income for such period) and provision for taxes based on income that were included in arriving at Consolidated Net Income for such period and without giving effect (w) to any extraordinary gains or losses, (x) to any gains or losses from sales of assets other than from sales of inventory and airtime in the ordinary course of business, (y) to local marketing agreement fees paid within 12 months preceding the consummation of a Permitted Acquisition and (z) to other non-cash charges.

“Consolidated EBITDA” means, for any period, Consolidated EBIT for such period, adjusted by adding thereto (without duplication) (i) the amount of all amortization of intangibles (including, but not limited to, goodwill) and depreciation that were deducted in arriving at Consolidated Net Income for such period, (ii) the amount of all non-cash compensation payable in equity of Holdings (or its parent company) for such period to the extent that same was deducted in arriving at Consolidated Net Income for such period, it being understood that in determining the Total Leverage Ratio and the Senior Leverage Ratio only, Consolidated EBITDA for any period shall be calculated on a Pro Forma Basis to give effect to (i) any Asset Sale, any Asset Swap, any Acquired Entity or Business acquired during such period pursuant to a Permitted Acquisition and not subsequently sold or otherwise disposed of by Holdings or any of its Subsidiaries during such period and any New Billboard Purchase effected during such period to the extent that the new billboard business subject thereto was not subsequently sold or otherwise disposed of by Holdings or any of its Subsidiaries during such period plus any unrealized Billboard Cash Flow, acceptable to Agent in its sole discretion, to be realized during the 12-month period immediately subsequent to the related New Billboard Purchase effected during such period to the extent that the new billboard business subject thereto was not subsequently sold or otherwise disposed of by Holdings or any of its Subsidiaries during such period; and (ii) any unrealized cost savings, acceptable to Agent in its sole discretion, to be realized during the 12-month period immediately subsequent to the implementation of such cost plan; provided, once such cost savings are approved by Agent, such approval may not be revoked. Notwithstanding the foregoing, in no event shall Consolidated EBITDA be adjusted in any period on a Pro Forma Basis for (i) New Billboard Purchases in an amount which would exceed $2,000,000 or (ii) unrealized cash flow savings in an amount which would exceed $2,000,000.

“Consolidated Indebtedness” means, at any time, the sum of (without duplication) (I) all Indebtedness for borrowed money of Holdings and its Subsidiaries and the principal component of all Capitalized Lease Obligations of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP at such time and (II) all Contingent Obligations of Holdings and its Subsidiaries at such time in respect of Indebtedness of any third Person of the type referred to in preceding clause (I) of this definition; provided that, for purposes of clause (b) and (c) of Annex G only (and not for any other purpose), Consolidated Indebtedness at any time shall be calculated net of the amount of unrestricted cash and Cash Equivalents of Holdings and its Subsidiaries at such time as would appear on a consolidated balance sheet of Holdings in accordance with GAAP but only in the amount thereof that (A) is in excess of the aggregate principal amount of all Revolving Loans outstanding at such time (it being understood that, in any event, all cash and Cash Equivalents subject to escrow or similar arrangements shall not be considered unrestricted for purposes of this definition) and (B) is in excess of $2,500,000.

“Consolidated Interest Expense” means, for any period, the total consolidated interest expense of Holdings and its Subsidiaries for such period (calculated without regard to any limitations on the payment thereof) plus, without duplication, that portion of Capitalized Lease Obligations of Holdings and its Subsidiaries representing the interest factor for such period, in each case, net of the total consolidated cash interest income of Holdings and its

Subsidiaries for such period; provided that the amortization of deferred financing, legal and accounting costs with respect to this Agreement and any Permitted Subordinated Notes shall be excluded from Consolidated Interest Expense to the extent same would otherwise have been included therein.

“Consolidated Net Income” means, for any period, the net income (or loss) of Holdings and its Subsidiaries for such period, determined on a consolidated basis (after any deduction for minority interests), provided that (i) in determining Consolidated Net Income, the net income of any other Person which is not a Subsidiary of Holdings (including each Non-Controlled Entity) or is accounted for by Holdings by the equity method of accounting shall be included only to the extent of the payment of cash dividends or cash distributions by such other Person to Borrower or a Subsidiary thereof during such period, (ii) the net income of any Subsidiary of Holdings shall be excluded to the extent that the declaration or payment of cash dividends or similar cash distributions by that Subsidiary of that net income is not at the date of determination permitted by operation of its charter or any agreement, instrument or law applicable to such Subsidiary, and (iii) in determining Consolidated Net Income, interest income shall be excluded.

“Contingent Obligation” means, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Directors” means the directors of Holdings on the Closing Date and each other director of Holdings if such other director’s nomination for the election to the Board of Directors of Holdings is recommended by a majority of the then Continuing Directors or by the Permitted Holders as a group.

“Contracts” means all “contracts,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Credit Party may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

“Control Letter” means a letter agreement between Agent and (i) the issuer of uncertificated securities with respect to uncertificated securities in the name of any Credit Party, (ii) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of any Credit Party, (iii) a futures commission merchant or clearing house, as applicable, with respect to commodity accounts and commodity contracts held by any Credit Party, whereby, among other things, the issuer, securities intermediary or futures commission merchant limits any security interest in the applicable financial assets in a manner reasonably satisfactory to Agent, acknowledges the Lien of Agent, on behalf of itself and Lenders, on such financial assets, and agrees to follow the instructions or entitlement orders of Agent without further consent by the affected Credit Party.

“Copyright License” means any and all rights now owned or hereafter acquired by any Credit Party under any written agreement granting any right to use any Copyright or Copyright registration.

“Copyrights” means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

“Credit Event” means the making of any Loan (including the conversion or continuation of any Loan pursuant to Section 1.5(e)) or the issuance of any Letter of Credit.

“Credit Party” means Holdings, Borrower and each Subsidiary Guarantor.

“Crickett” means Crickett, Ltd., a Pennsylvania corporation.

“Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning ascribed to it in Section 1.5(d).

“Deposit Accounts” means all “deposit accounts” as such term is defined in the Code, now or hereafter held in the name of any Credit Party.

“Disclosure Schedules” means the Schedules prepared by Borrower and denominated as Disclosure Schedules (1.4) through (6.5) in the Index to the Agreement.

“Dividend” means, with respect to any Person, that such Person has declared or paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common equity of such Person) or cash to its stockholders, partners or members as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any partnership or membership interests outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to its capital stock or other equity interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any partnership or membership interests of such Person outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to its capital stock or other equity interests).

“Documents” means all “documents,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located.

“Dollars” or “$” means lawful currency of the United States of America.

“Domestic Subsidiary” means, as to any Person, each Subsidiary of such Person that is incorporated under the laws of the United States, any State thereof or the District of Columbia.

“Environmental Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“Equipment” means all “equipment,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located and, in any event, including all such Credit Party’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any applicable regulations thereunder.

“ERISA Affiliate” means, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

“ERISA Event” means, with respect to any Credit Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan pursuant to Section 4041(c) of ERISA or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Credit Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within thirty (30) days; (g) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; or (i) the loss of a Qualified Plan’s qualification or tax exempt status; or (j) the termination of a Plan described in Section 4064 of ERISA.

“ESOP” means a Plan that is intended to satisfy the requirements of Section 4975(e)(7) of the IRC.

“Event of Default” has the meaning ascribed to it in Section 8.1.

“FCC” means the Federal Communications Commission and any successor governmental agency performing functions similar to those performed by the Federal Communications Commission on the date hereof.

“FCC Licenses” shall have the meaning provided in Section 3.23.

“Federal Funds Rate” means, for any day, a floating rate equal to the weighted average of the rates on overnight Federal funds transactions among members of the Federal Reserve System, as determined by Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fees” means any and all fees payable to Agent or any Lender pursuant to the Agreement or any of the other Loan Documents.

“Financial Covenants” means the financial covenants set forth in Annex G.

“Financial Statements” means the consolidated and consolidating income statements, consolidated statements of cash flows and consolidated balance sheets of Borrower delivered in accordance with Section 3.5 and Annex E.

“Fiscal Month” means any of the monthly accounting periods of Borrower.

“Fiscal Quarter” means any of the quarterly accounting periods of Borrower, ending on March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of Borrower ending on December 31 of each year.

“Fixtures” means all “fixtures” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party.

“Foreign Lender” has the meaning ascribed to it in Section 1.15.

“Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by Holdings or any one or more of its Subsidiaries primarily for the benefit of employees of Holdings or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination or severance of employment, and which plan is not subject to ERISA or the IRC.

“Foreign Subsidiary” means, as to any Person, each Subsidiary of such Person which is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied, as such term is further defined in Annex G to the Agreement.

“GE Capital” means General Electric Capital Corporation, a Delaware corporation.

“GE Capital Fee Letter” means that certain letter, dated as of April 9, 2004, between GE Capital and Borrower with respect to certain Fees to be paid from time to time by Borrower to GE Capital.

“General Pledge Agreement” means that certain Amended and Restated General Pledge Agreement, dated as of the Closing Date, by and among Collateral Agent, on behalf of itself and the Guaranteed Creditors, and each Credit Party that is a signatory thereto.

“General Intangibles” means all “general intangibles,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including all right, title and interest that such Credit Party may now or hereafter have in or under any Contract, all payment intangibles, customer lists, Licenses (including, to the maximum extent permitted by the Communications Laws, the Station Licenses and all rights incident or appurtenant to the Station Licenses), Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, Copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Credit Party or any computer bureau or service company from time to time acting for such Credit Party.

“Goods” means all “goods” as defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including embedded software to the extent included in “goods” as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranteed Creditors” means and includes each of Agent, the Collateral Agent, the Lenders, and each Affiliate of a Lender party to an Interest Rate Protection Agreement or Other Hedging Agreement.

“Guaranteed Indebtedness” means, as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Guaranteed Obligations” means (i) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all Obligations, including, without limitation, the principal and interest on each Note issued by, and all Loans made to, Borrower under this Agreement and all reimbursement obligations with respect to Letters of Credit, together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities (including, without limitation, indemnities, fees and interest thereon) of Borrower to the Lenders, the Agent and the Collateral Agent now existing or hereafter incurred under, arising out of or in connection with this Agreement and each other Loan Document to which Borrower is a party and the due performance and compliance by Borrower with all the terms, conditions and agreements contained in this Agreement and in each such other Loan Document and (ii) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) of Borrower owing under any Interest Rate Protection Agreement or Other Hedging Agreement entered into by Borrower with any Lender or any affiliate thereof (even if such Lender subsequently ceases to be a Lender under this Agreement for any reason) so long as such Lender or affiliate participates in such Interest Rate Protection Agreement or Other Hedging Agreement and their subsequent assigns, if any, whether now in existence or hereafter arising, and the due performance and compliance by Borrower with all terms, conditions and agreements contained therein.

“Guarantor” means each of Holdings, each Subsidiary Guarantor and each other Person, if any, that executes a guaranty or similar agreement in favor of Agent, for the benefit of the Lenders, in respect of the Obligations.

“Guaranty” or “Guaranties” means each of the Holdings Guaranty and the Subsidiaries Guaranty, or both as the case may be.

“Hazardous Material” means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB’s), or any radioactive substance.

“Holdings” means NextMedia Group, Inc.

“Holdings Guaranty” means the guaranty of Holdings pursuant to Section 12.

“Indebtedness” means, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn under all letters of credit, bankers’ acceptances and similar obligations issued for the account of such Person and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi) or (vii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the lesser of the amount of such Indebtedness and the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) the aggregate amount of all Capitalized Lease Obligations of such Person, (v) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person, and (vii) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement. Notwithstanding the foregoing, Indebtedness shall not include trade payables and accrued expenses incurred by any Person in the ordinary course of business of such Person.

“Indemnified Liabilities” has the meaning ascribed to it in Section 1.13.

“Indemnified Person” has the meaning ascribed to it in Section 1.13.

“Index Rate” means, for any day, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the “prime rate” (or, if The Wall Street Journal ceases quoting a prime rate, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus fifty (50) basis points per annum. Each change in any interest rate provided for in the Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

“Index Rate Loan” means a Loan or portion thereof bearing interest by reference to the Index Rate.

“Instruments” means all “instruments,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

“Intercompany Notes” means demand promissory notes issued by one of the Credit Parties to one of the other Credit Parties.

“Interest Payment Date” means (a) as to any Index Rate Loan, the first Business Day of each month to occur while such Loan is outstanding, and (b) as to any LIBOR Loan, the last day of the applicable LIBOR Period; provided, that in the case of any LIBOR Period greater than three months in duration, interest shall be payable at three month intervals and on the last day of such LIBOR Period; and provided further that, in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the Loans have been paid in full and (y) the Commitment Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest that has then accrued under the Agreement.

“Interest Rate Protection Agreement” means any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Inventory” means all “inventory,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Credit Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, supplies or materials of any kind, nature or description used or consumed or to be used or consumed in such Credit Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investments” shall have the meaning provided in Section 6.5.

“Investment Property” means all “investment property” as such term is defined in the Code now owned or hereafter acquired by any Credit Party, wherever located, including (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of any Credit Party, including the rights of such Credit Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of any Credit Party; (iv) all commodity contracts of any Credit Party; and (v) all commodity accounts held by any Credit Party.

“IPO” means the initial bona fide underwritten sale to the public of common stock of Holdings pursuant to a registration statement (other than on Form S-8 or any other form relating to securities issuable under any benefit plan of Holdings or any of its Subsidiaries, as the case may be) that is declared effective by the SEC.

“IRC” means the United States Internal Revenue Code of 1986, as amended, and any successor statute thereto, and all regulations promulgated thereunder.

“IRS” means the United States Internal Revenue Service.

“L/C Issuer” has the meaning ascribed to it in Annex B.

“L/C Sublimit” has the meaning ascribed to in it Annex B.

“Leaseholds” of any Person means all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lenders” means GE Capital, the other Lenders named on the signature pages of the Agreement, and, if any such Lender shall assign all or any portion of the Obligations, such term shall include any assignee of such Lender.

“Letter of Credit Fee” has the meaning ascribed to it in Annex B.

“Letter of Credit Obligations” means all outstanding obligations incurred by Agent and Lenders at the request of Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by Agent or another L/C Issuer or the purchase of a participation as set forth in Annex B with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by Agent or Lenders thereupon or pursuant thereto.

“Letters of Credit” means documentary or standby letters of credit issued for the account of Borrower by any L/C Issuer, and bankers’ acceptances issued by Borrower, for which Agent and Lenders have incurred Letter of Credit Obligations.

“Letter-of Credit Rights” means “letter-of-credit rights” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including rights to payment or performance under a letter of credit, whether or not such Credit Party, as beneficiary, has demanded or is entitled to demand payment or performance.

“LIBOR Business Day” means a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

“LIBOR Loan” means a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

“LIBOR Period” means, with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day selected by Borrower pursuant to the Agreement and ending one, two, three or six months thereafter, as selected by Borrower’s irrevocable notice to Agent as set forth in Section 1.5(e); provided, that the foregoing provision relating to LIBOR Periods is subject to the following:

(a) if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

(b) any LIBOR Period that would otherwise extend beyond the Commitment Termination Date shall end two (2) LIBOR Business Days prior to such date;

(c) any LIBOR Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month;

(d) Borrower shall select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Loan during a LIBOR Period for such Loan; and

(e) Borrower shall select LIBOR Periods so that there shall be no more than 6 separate LIBOR Loans in existence at any one time.

“LIBOR Rate” means for each LIBOR Period, a rate of interest determined by Agent equal to:

(a) the offered rate for deposits in United States Dollars for the applicable LIBOR Period that appears on Telerate Page 3750 as of 11:00 a.m. (London time), on the second full LIBOR Business Day next preceding the first day of such LIBOR Period (unless such date is not a LIBOR Business Day, in which event the next succeeding LIBOR Business Day will be used); divided by

(b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two (2) LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board that are required to be maintained by a member bank of the Federal Reserve System.

If such interest rates shall cease to be available from Telerate News Service, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to Agent and Borrower.

“License” means any Copyright License, FCC License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Credit Party.

“License Subsidiary” means each single purpose Subsidiary of Borrower created solely to hold FCC Licenses for one or more of the Stations.

“Lien” means any mortgage or deed of trust, deed to secure debt pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, (i) the sale of property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to Holdings or any of its Subsidiaries), (ii) assignment of any right to receive income, (iii) any lease or title retention agreement, (iv) any financing lease having substantially the same economic effect as any of the foregoing, and (v) the filing of, or agreement to give, any UCC financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

“Loan Account” has the meaning ascribed to it in Section 1.12.

“Loan Documents” means the Agreement, the Notes, the Collateral Documents, the Master Standby Agreement, the GE Fee Letter and all other agreements, instruments, documents and certificates identified in the Closing Checklist executed and delivered to, or in favor of, Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, or any employee of any Credit Party, and delivered to Agent or any Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loans” means the Revolving Loan.

“Margin Stock” shall have the meaning provided in Regulation U.

“Master Standby Agreement” means the Master Agreement for Standby Letters of Credit dated as of the Closing Date between Borrower, as Applicant, and GE Capital, as Issuer.

“Material Adverse Effect” means (i) a material adverse effect on the business, operations, assets, properties, liabilities, condition (financial or otherwise) or prospects of Holdings and its Subsidiaries taken as a whole or (ii) a material adverse effect (x) on the rights or remedies of the Lenders or the Agent hereunder or under any other Loan Document or (y) on the ability of any Credit Party to perform its obligations to the Lenders or the Agent hereunder or under any other Loan Document.

“Maximum Amount” means, as of any date of determination, an amount equal to the Revolving Loan Commitment of all Lenders as of that date.

“Maximum Lawful Rate” has the meaning assigned to it in Section 1.5(f).

“Mortgage Policy” means a mortgage title insurance policy or a binding commitment with respect thereto.

“Mortgaged Properties” has the meaning assigned to it in Annex D.

“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar instrument executed by one or more of the Credit Parties in favor of the Collateral Agent, in form and substance satisfactory to the Collateral Agent.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Net Debt Proceeds” means, with respect to any incurrence of Indebtedness for borrowed money, the cash proceeds (net of underwriting discounts and commissions and other costs associated therewith) received by the respective Person from the respective incurrence of such Indebtedness for borrowed money.

“Net Equity Proceeds” means, with respect to each issuance or sale of any equity by any Person or any capital contribution to such Person, the cash proceeds (net of underwriting discounts and commissions and other costs associated therewith) received by such Person from the respective sale or issuance of its equity or from the respective capital contribution.

“Net Insurance Proceeds” means, with respect to any Recovery Event, the cash proceeds (net of costs and taxes incurred in connection with such Recovery Event) received by the respective Person in connection with such Recovery Event.

“Net Sale Proceeds” means, for any Asset Sale, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale of assets, net of the costs of such sale (including fees and commissions, payments of unassumed liabilities relating to the assets sold and payments of any Indebtedness (other than Indebtedness secured pursuant to the Collateral Documents) which is secured by the respective assets which were sold), and the estimated incremental taxes paid or payable as a result of such Asset Sale; but excluding any portion of any such gross cash proceeds which Holdings determines in good faith should be reserved for post-closing adjustments (to the extent Holdings delivers to the Agent a certificate signed by an Authorized Officer of Holdings as to such determination), it being understood and agreed that on the day that all such post-closing adjustments have been determined (which shall not be later than six months following the date of the respective Asset

Sale), the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by Holdings or any of its Subsidiaries shall constitute Net Sale Proceeds that are received on such date.

“New Billboard Purchase” means the purchase by Borrower or any of its Subsidiaries of a new billboard or billboards from a third Person that is not Holdings or any other Subsidiary of Holdings which has less than one year of historical operating history; it being understood that a New Billboard Purchase may consist of those billboards which are a part of a Permitted Acquisition and which have less than one year of historical operating history.

“NextMedia Outdoor LLC” means NextMedia Outdoor LLC, a Delaware limited liability company and an 80% Subsidiary of Borrower.

“Non-Controlled Entity” means any Person in which Borrower or any Wholly-Owned Subsidiary of Borrower shall have transferred assets to pursuant to Section 6.2(xviii) and in which Borrower or a Wholly-Owned Subsidiary of Borrower shall own an economic interest but shall at all times own less than 50% of the voting interest.

“Non-Funding Lender” has the meaning ascribed to it in Section 9.9(a)(ii).

“Notes” means, collectively, the Revolving Notes.

“Notice of Conversion/Continuation” has the meaning ascribed to it in Section 1.5(e).

“Notice of Revolving Credit Advance” has the meaning ascribed to it in Section 1.1(a).

“Obligations” means all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party to Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement, letter of credit agreement or other instrument, arising under the Agreement or any of the other Loan Documents. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, obligations under Interest Rate Protection Agreements provided by any Lender, Charges, expenses, attorneys’ fees and any other sum chargeable to any Credit Party under the Agreement or any of the other Loan Documents.

“Other Hedging Agreements” means any foreign exchange contracts, currency swap agreements or other similar arrangements, or arrangements designed to protect against fluctuations in the currency values.

“Outstanding Bonds” means the 10.75% Notes issued pursuant to that certain Indenture, dated July 5, 2001, among NextMedia Operating, Inc., as Issuer, the subsidiary guarantors named therein and U.S. Bank Trust National Association, as Trustee.

“Patent License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right with respect to any invention on which a Patent is in existence.

“Patents” means all of the following in which any Credit Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means a Plan described in Section 3(2) of ERISA.

“Permitted Acquisition” means the acquisition by Holdings or a Wholly-Owned Subsidiary thereof of an Acquired Entity or Business (including by way of merger of such Acquired Entity or Business with and into Borrower or a Subsidiary Guarantor), provided that (in each case) (A) the consideration paid by Holdings or such Wholly-Owned Subsidiary consists solely of cash (including proceeds of Loans), the issuance or incurrence of Indebtedness otherwise permitted by Section 6.4, the issuance of common stock of Holdings or Qualified Preferred Stock of Holdings in each case to the extent no Default or Event of Default exists pursuant to Section 8.1(j) or would result therefrom, the exchange of Stations (or the capital stock of a Person owning such Stations) as part of an Asset Swap and the assumption/acquisition of any Indebtedness (calculated at face value) which is permitted to remain outstanding in accordance with the requirements of Section 6.4, (B) in the case of the acquisition of 100% of the capital stock of any Person (including by way of merger), such Person shall own no capital stock of any other Person (excluding de minimis amounts) unless either (x) such Person owns 100% of the capital stock of such other Person or (y) (1) such Person and its Wholly-Owned Subsidiaries own at least 80% of the consolidated assets of such other Person and its Subsidiaries and (2) any non-Wholly-Owned Subsidiary of such Person was non-Wholly-Owned prior to the date of such Permitted Acquisition of such Person, (C) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is in a business permitted by Section 6.14 and (D) all applicable requirements of Sections 5.11, 5.13, 6.2 and 6.15 applicable to Permitted Acquisitions are satisfied. Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Requisite Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

“Permitted Encumbrance” means, with respect to any Mortgaged Property, such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto, all of which exceptions must be acceptable to the Agent in its reasonable discretion.

“Permitted Holders” means the Persons listed on Schedule P-1.

“Permitted Liens” shall have the meaning provided in Section 6.1.

“Permitted Subordinated Note Documents” means any Permitted Subordinated Notes, any indentures or purchase agreements related thereto and all other agreements and documents associated therewith.

“Permitted Subordinated Notes” means unsecured subordinated notes of Borrower issued pursuant to an effective registration statement under the Securities Act, Rule 144A thereunder or to one or more Persons in a private placement transaction.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” means, at any time, an “employee benefit plan,” as defined in Section 3(3) of ERISA, that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any Credit Party or ERISA Affiliate, including any Multiemployer Plan.

“Pledge Agreement Collateral” means all “Pledged Collateral” as defined in the General Pledge Agreement.

“Pledgee” shall have the meaning as defined in the General Pledge Agreement.

“Prior Agent” shall have the meaning set forth in the Recitals hereto.

“Prior Credit Agreement” shall have the meaning set forth in the Recitals hereto.

“Proceeds” means “proceeds,” as such term is defined in the Code, including (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Credit Party from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Credit Party from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of any Credit Party against third parties (i) for past, present or future infringement of any Patent or Patent License, or (ii) for past, present or future infringement or dilution of any Copyright, Copyright License, Trademark or Trademark License, or for injury to the goodwill associated with any Trademark or Trademark License, (d) any recoveries by any Credit Party against third parties with respect to any litigation or dispute concerning any of the Collateral including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral, (e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock, and (f) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral.

“Pro Forma” means the unaudited consolidated and consolidating balance sheet of Holdings and its Subsidiaries as of December 31, 2003 after giving pro forma effect to the Related Transactions.

“Pro Forma Basis” means, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (x) the assumption, issuance or incurrence of any Indebtedness after the first day of the relevant Calculation Period as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of the relevant Calculation Period, (y) the permanent repayment of any Indebtedness after the first day of the relevant Calculation Period as if such Indebtedness had been retired or redeemed on the first day of the relevant Calculation Period or (z) the Asset Sale, Asset Swap, the Permitted Acquisition or the New Billboard Purchase, if any, then being consummated as well as any other Asset Sale, Asset Swap, Permitted Acquisition or New Billboard Purchase consummated after the first day of the relevant Calculation Period and on or prior to the date of the respective Asset Sale, Asset Swap, Permitted Acquisition or New Billboard Purchase then being effected, as the case may be, with the following rules to apply in connection therewith:

(i) all Indebtedness (x) incurred or issued after the first day of the relevant Calculation Period (whether incurred to finance a Permitted Acquisition, a New Billboard Purchase, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of the respective Calculation Period and remain outstanding through the date of determination and (y) permanently retired or redeemed after the first day of the relevant Calculation Period shall be deemed to have been retired or redeemed on the first day of the respective Calculation Period and remain retired through the date of determination;

(ii) all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed Indebtedness or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding);

(iii) in making any determination of Consolidated EBITDA, pro forma effect shall be given to any Asset Sale, Permitted Acquisition or New Billboard Purchase consummated during the periods described above, with such Consolidated EBITDA to be determined as if such Asset Sale, Permitted Acquisition or New Billboard Purchase was consummated on the first day of the relevant Calculation Period, and, in the case of a Permitted Acquisition only, taking into account factually supportable and identifiable cost savings and expenses reasonably approved by the Agent, as if such cost savings or expenses were realized on the first day of the respective Calculation Period; and

(iv) notwithstanding the foregoing, New Billboard Purchases may not be given pro forma effect as otherwise provided above unless Borrower has demonstrated to the Agent’s reasonable satisfaction that the acquired billboard or billboards subject to such New Billboard Purchase has at least three months of reliable operating history.

“Projections” means the projections which were prepared by or on behalf of Holdings in connection with this Agreement and delivered to the Agent and Lenders.

“Pro Rata Share” means with respect to all matters relating to any Lender (a) with respect to the Revolving Loan, the percentage obtained by dividing (i) the Revolving Loan Commitment of that Lender by (ii) the aggregate Revolving Loan Commitments of all Lenders, (b) with respect to all Loans, the percentage obtained by dividing (i) the aggregate Commitments of that Lender by (ii) the aggregate Commitments of all Lenders, and (c) with respect to all Loans on and after the Commitment Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Loans held by that Lender, by (ii) the outstanding principal balance of the Loans held by all Lenders.

“Qualified Plan” means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

“Qualified Assignee” means (a) any Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody’s at the date that it becomes a Lender and which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes; provided that no Person proposed to become a Lender after the Closing Date and determined by Agent to be acting in the capacity of a vulture fund or distressed debt purchaser shall be a Qualified Assignee, and no Person or Affiliate of such Person proposed to become a Lender after the Closing Date and that holds Stock issued by any Credit Party shall be a Qualified Assignee.

“Qualified Preferred Stock” means any preferred stock of Holdings so long as the terms of any such preferred stock (i) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision occurring before September 1, 2009, (ii) do not require the cash payment of dividends before September 1, 2009, and (iii) are otherwise reasonably satisfactory to the Agent.

“Real Estate” of any Person means all right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Recovery Event” means the receipt by Holdings or any of its Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of Holdings or any of its Subsidiaries and (ii) under any policy of insurance required to be maintained under Section 5.2.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Related Transactions” means the initial borrowing under the Revolving Loan on the Closing Date, the Restatement, the payment of all fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents.

“Related Transactions Documents” means the Loan Documents and Agency Assignment Documents, and all other agreements or instruments executed in connection with the Related Transactions.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Reportable Event” means an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043.

“Requisite Lenders” means Lenders having (a) more than 66 2/3% of the Commitments of all Lenders, or (b) if the Commitments have been terminated, more than 66 2/3% of the aggregate outstanding amount of the Loans.

“Requisite Revolving Lenders” means Lenders having (a) more than 66 2/3% of the Revolving Loan Commitments of all Lenders, or (b) if the Revolving Loan Commitments have been terminated, more than 66 2/3% of the aggregate outstanding amount of the Revolving Loan.

“Restatement” means the amendment and restatement of Borrower’s obligations under the Prior Credit Agreement pursuant to the terms and conditions hereof.

“Restricted Payment” means, with respect to any Credit Party (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Credit Party’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Credit Party now or hereafter outstanding; (d) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Credit Party’s Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (e) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Credit Party other than payment of compensation in the ordinary course of business to Stockholders who are employees of such Credit Party; and (f) any payment of management fees (or other fees of a similar nature) by such Credit Party to any Stockholder of such Credit Party or its Affiliates.

“Retiree Welfare Plan” means, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

“Returns” shall have the meaning provided in Section 3.9.

“Revolving Credit Advance” has the meaning ascribed to it in Section 1.1(a)(i).

“Revolving Lenders” means, as of any date of determination, Lenders having a Revolving Loan Commitment.

“Revolving Loan” means, at any time, the sum of (i) the aggregate amount of Revolving Credit Advances outstanding to Borrower plus (ii) the aggregate Letter of Credit Obligations incurred on behalf of Borrower. Unless the context otherwise requires, references to the outstanding principal balance of the Revolving Loan shall include the outstanding balance of Letter of Credit Obligations.

“Revolving Loan Commitment” means (a) as to any Revolving Lender, the aggregate commitment of such Revolving Lender to make Revolving Credit Advances or incur Letter of Credit Obligations as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Revolving Lender and (b) as to all Revolving Lenders, the aggregate commitment of all Revolving Lenders to make Revolving Credit Advances or incur Letter of Credit Obligations, which aggregate commitment shall be Seventy Five Million Dollars ($75,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

“Revolving Note” has the meaning ascribed to it in Section 1.1(a)(ii).

“SEC” shall have the meaning provided in clause (h) of Annex E.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means the Amended and Restated Security Agreement, dated as of the Closing Date, by and among Collateral Agent, on behalf of itself and Lenders, and each Credit Party that is a signatory thereto.

“Seller Subordinated Notes” shall have the meaning provided in Section 6.4(x).

“Senior Leverage Ratio” means, at any time, the ratio of Consolidated Indebtedness at such time (excluding the aggregate principal amount of all Permitted Subordinated Notes outstanding at such time) to Consolidated EBITDA for the 12-month period then most recently ended.

“Shareholders’ Agreements” means all agreements entered into by Holdings or any of its Subsidiaries governing the terms and relative rights of its equity interests and any agreements entered into by its shareholders relating to any such entity with respect to its equity interests.

“Software” means all “software” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

“Stated Amount” of each Letter of Credit means, at any time, the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could then be met).

“Stations” means and include all of the radio stations owned and operated by Holdings and its Subsidiaries on or after the Closing Date.

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Stockholder” means, with respect to any Person, each holder of Stock of such Person.

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than fifty (50%) of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of fifty (50%) or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty (50%) or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of Borrower.

“Subsidiaries Guaranty” means the Amended and Restated Subsidiaries Guaranty, dated as of the Closing Date, by and among Collateral Agent, on behalf of itself and Guaranteed Creditors, and each Credit Party that is a signatory thereto.

“Subsidiary Guarantor” means each Domestic Subsidiary of Holdings (other than Borrower, Chesapeake and Crickett) and, to the extent required by Section 5.12, each Foreign Subsidiary of Holdings; provided that Chesapeake and Crickett shall each become a Subsidiary Guarantor and take all actions otherwise required under by Section 6.15 if Borrower shall fail to comply with the requirements of Section 5.15.

“Supporting Obligations” means all “supporting obligations” as such term is defined in the Code, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.

“Taxes” means taxes, levies, imposts, deductions, Charges or withholdings imposed by any Governmental Authority, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Agent or a Lender or an L/C Issuer by the jurisdictions under the laws of which Agent, Lenders and L/C Issuers are organized or conduct business or any political subdivision thereof.

“Termination Date” means the date on which (a) the Loans have been indefeasibly repaid in full, (b) all other Obligations under the Agreement and the other Loan Documents have been completely discharged, (c) all Letter of Credit Obligations have been cash collateralized, canceled or backed by standby letters of credit in accordance with Annex B, and (d) Borrower shall not have any further right to borrow any monies under the Agreement.

“Title IV Plan” means a Pension Plan (other than a Multiemployer Plan), that is covered by Title IV of ERISA, and that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Total Leverage Ratio” means, at any time, the ratio of Consolidated Indebtedness at such time to Consolidated EBITDA for the 12 Fiscal Month period then most recently ended.

“Trademark License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to use any Trademark.

“Trademarks” means all of the following now owned or hereafter existing or adopted or acquired by any Credit Party: (a) all Trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

“Unfunded Pension Liability” means, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five (5) years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Credit Party or any ERISA Affiliate as a result of such transaction.

“United States” and “U.S.” shall each mean the United States of America.

“U.S. Lender” has the meaning ascribed to it in Section 1.15.

“Voting Stock” means, as to any Person, any class or classes of capital stock of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors of such Person, or any class or classes of capital stock then convertible into such stock at the option of the holders thereof.

“Welfare Plan” means a Plan described in Section 3(i) of ERISA.

“Wholly-Owned Domestic Subsidiary” means each Domestic Subsidiary of Holdings that is also a Wholly-Owned Subsidiary of Holdings.

“Wholly-Owned Foreign Subsidiary” means each Foreign Subsidiary of Holdings that is also a Wholly-Owned Subsidiary of Holdings.

“Wholly-Owned Subsidiary” means, as to any Person, (i) any corporation 100% of whose capital stock (other than director’s qualifying shares) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.

Rules of construction with respect to accounting terms used in the Agreement or the other Loan Documents shall be as set forth in Annex G. All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control. Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

ANNEX B (Section 1.2)

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CREDIT AGREEMENT

LETTERS OF CREDIT

(a) Issuance. Subject to the terms and conditions of the Agreement, Agent and Revolving Lenders agree to incur, from time to time prior to the Commitment Termination Date, upon the request of Borrower and for Borrower’s account, Letter of Credit Obligations by causing Letters of Credit to be issued by GE Capital or a Subsidiary thereof or a bank or other legally authorized Person selected by or acceptable to Agent in its sole discretion (each, an “L/C Issuer”) for Borrower’s account and guaranteed by Agent; provided, that if the L/C Issuer is a Revolving Lender, then such Letters of Credit shall not be guaranteed by Agent but rather each Revolving Lender shall, subject to the terms and conditions hereinafter set forth, purchase (or be deemed to have purchased) risk participations in all such Letters of Credit issued with the written consent of Agent, as more fully described in paragraph (b)(ii) below. The aggregate amount of all such Letter of Credit Obligations shall not at any time exceed the lesser of (i) Thirty Million Dollars ($30,000,000) (the “L/C Sublimit”), and (ii) the Maximum Amount less the aggregate outstanding principal balance of the Revolving Credit Advances. No such Letter of Credit shall have an expiry date that is more than one year following the date of issuance thereof, unless otherwise determined by Agent in its sole discretion (including with respect to customary evergreen provisions), and neither Agent nor Revolving Lenders shall be under any obligation to incur Letter of Credit Obligations in respect of, or purchase risk participations in, any Letter of Credit having an expiry date that is later than the Commitment Termination Date.

(b)(i) Advances Automatic; Participations. In the event that Agent or any Revolving Lender shall make any payment on or pursuant to any Letter of Credit Obligation, such payment shall then be deemed automatically to constitute a Revolving Credit Advance to Borrower under Section 1.1(a) of the Agreement regardless of whether a Default or Event of Default has occurred and is continuing and notwithstanding Borrower’s failure to satisfy the conditions precedent set forth in Section 2, and each Revolving Lender shall be obligated to pay its Pro Rata Share thereof in accordance with the Agreement. The failure of any Revolving Lender to make available to Agent for Agent’s own account its Pro Rata Share of any such Revolving Credit Advance or payment by Agent under or in respect of a Letter of Credit shall not relieve any other Revolving Lender of its obligation hereunder to make available to Agent its Pro Rata Share thereof, but no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make available such other Revolving Lender’s Pro Rata Share of any such payment.

(ii) If it shall be illegal or unlawful for Borrower to incur Revolving Credit Advances as contemplated by paragraph (b)(i) above because of an Event of Default described in Section 8.1(e) or otherwise or if it shall be illegal or unlawful for any Revolving Lender to be deemed to have assumed a ratable share of the reimbursement obligations owed to an L/C Issuer, or if the L/C Issuer is a Revolving Lender, then (A) immediately and without further action whatsoever, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased from Agent (or such L/C Issuer, as the case may be) an undivided interest and participation equal to such Revolving Lender’s Pro Rata Share (based on the

Revolving Loan Commitments) of the Letter of Credit Obligations in respect of all Letters of Credit then outstanding and (B) thereafter, immediately upon issuance of any Letter of Credit, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased from Agent (or such L/C Issuer, as the case may be) an undivided interest and participation in such Revolving Lender’s Pro Rata Share (based on the Revolving Loan Commitments) of the Letter of Credit Obligations with respect to such Letter of Credit on the date of such issuance. Each Revolving Lender shall fund its participation in all payments or disbursements made under the Letters of Credit in the same manner as provided in the Agreement with respect to Revolving Credit Advances.

(c) Cash Collateral. (i) If Borrower is required to provide cash collateral for any Letter of Credit Obligations pursuant to the Agreement, including Section 8.2 of the Agreement, prior to the Commitment Termination Date, Borrower will pay to Agent for the ratable benefit of itself and Revolving Lenders cash or cash equivalents acceptable to Agent (“Cash Equivalents”) in an amount equal to 105% of the maximum amount then available to be drawn under each applicable Letter of Credit outstanding. Such funds or Cash Equivalents shall be held by Agent in a cash collateral account (the “Cash Collateral Account”) maintained at a bank or financial institution acceptable to Agent. The Cash Collateral Account shall be in the name of Borrower and shall be pledged to, and subject to the control of, Agent, for the benefit of Agent and Lenders, in a manner satisfactory to Agent. Borrower hereby pledges and grants to Agent, on behalf of itself and Lenders, a security interest in all such funds and Cash Equivalents held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all amounts due in respect of the Letter of Credit Obligations and other Obligations, whether or not then due. The Agreement, including this Annex B, shall constitute a security agreement under applicable law.

(ii) If any Letter of Credit Obligations, whether or not then due and payable, shall for any reason be outstanding on the Commitment Termination Date, Borrower shall either (A) provide cash collateral therefor in the manner described above, or (B) cause all such Letters of Credit and guaranties thereof, if any, to be canceled and returned, or (C) deliver a stand-by letter (or letters) of credit in guaranty of such Letter of Credit Obligations, which stand-by letter (or letters) of credit shall be of like tenor and duration (plus thirty (30) additional days) as, and in an amount equal to 105% of the aggregate maximum amount then available to be drawn under, the Letters of Credit to which such outstanding Letter of Credit Obligations relate and shall be issued by a Person, and shall be subject to such terms and conditions, as are be satisfactory to Agent in its sole discretion.

(iii) From time to time after funds are deposited in the Cash Collateral Account by Borrower, whether before or after the Commitment Termination Date, Agent may apply such funds or Cash Equivalents then held in the Cash Collateral Account to the payment of any amounts, and in such order as Agent may elect, as shall be or shall become due and payable by Borrower to Agent and Lenders with respect to such Letter of Credit Obligations of Borrower and, upon the satisfaction in full of all Letter of Credit Obligations of Borrower, to any other Obligations then due and payable.

(iv) Neither Borrower nor any Person claiming on behalf of or through Borrower shall have any right to withdraw any of the funds or Cash Equivalents held in the Cash Collateral Account, except that upon the termination of all Letter of Credit Obligations and the payment of all amounts payable by Borrower to Agent and Lenders in respect thereof, any funds remaining in the Cash Collateral Account shall be applied to other Obligations then due and owing and upon payment in full of such Obligations any remaining amount shall be paid to Borrower or as otherwise required by law. Interest earned on deposits in the Cash Collateral Account shall be held as additional collateral.

(v) From time to time after funds are deposited in the Cash Collateral Account by Borrower prior to the Commitment Termination Date, at the request of Borrower, Agent shall release such funds or Cash Equivalents then held in the Cash Collateral Account to the extent that the Letter of Credit Obligations secured thereby have been satisfied in full or Borrower is no longer required to cash collateralize such Letter of Credit Obligations pursuant to the terms of the Agreement.

(d) Fees and Expenses. Borrower agrees to pay to Agent for the benefit of Revolving Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (i) all costs and expenses incurred by Agent or any Lender on account of such Letter of Credit Obligations, and (ii) for each month during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the Applicable L/C Margin from time to time in effect multiplied by the maximum amount available from time to time to be drawn under the applicable Letter of Credit. Such fee shall be paid to Agent for the benefit of the Revolving Lenders in arrears, on the first day of each month and on the Commitment Termination Date. In addition, Borrower shall pay to any L/C Issuer, on demand, such fees (including all per annum fees), charges and expenses of such L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

(e) Request for Incurrence of Letter of Credit Obligations. Borrower shall give Agent at least two (2) Business Days’ prior written notice requesting the incurrence of any Letter of Credit Obligation. The notice shall be accompanied by the form of the Letter of Credit (which shall be acceptable to the L/C Issuer) and a completed Application for Standby Letter of Credit in the form Exhibit B-1. Notwithstanding anything contained herein to the contrary, Letter of Credit applications by Borrower and approvals by Agent and the L/C Issuer may be made and transmitted pursuant to electronic codes and security measures mutually agreed upon and established by and among Borrower, Agent and the L/C Issuer.

(f) Obligation Absolute. The obligation of Borrower to reimburse Agent and Revolving Lenders for payments made with respect to any Letter of Credit Obligation shall be absolute, unconditional and irrevocable, without necessity of presentment, demand, protest or other formalities, and the obligations of each Revolving Lender to make payments to Agent with respect to Letters of Credit shall be unconditional and irrevocable. Such obligations of Borrower and Revolving Lenders shall be paid strictly in accordance with the terms hereof under all circumstances including the following:

(i) any lack of validity or enforceability of any Letter of Credit or the Agreement or the other Loan Documents or any other agreement;

(ii) the existence of any claim, setoff, defense or other right that Borrower or any of its Affiliates or any Lender may at any time have against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such transferee may be acting), Agent, any Lender, or any other Person, whether in connection with the Agreement, the Letter of Credit, the transactions contemplated herein or therein or any unrelated transaction (including any underlying transaction between Borrower or any of its Affiliates and the beneficiary for which the Letter of Credit was procured);

(iii) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) payment by Agent (except as otherwise expressly provided in paragraph (g)(ii)(C) below) or any L/C Issuer under any Letter of Credit or guaranty thereof against presentation of a demand, draft or certificate or other document that does not comply with the terms of such Letter of Credit or such guaranty;

(v) any other circumstance or event whatsoever, that is similar to any of the foregoing; or

(vi) the fact that a Default or an Event of Default has occurred and is continuing.

(g) Indemnification; Nature of Lenders’ Duties.

(i) In addition to amounts payable as elsewhere provided in the Agreement, Borrower hereby agrees to pay and to protect, indemnify, and save harmless Agent and each Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and allocated costs of internal counsel) that Agent or any Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or guaranty thereof, or (B) the failure of Agent or any Lender seeking indemnification or of any L/C Issuer to honor a demand for payment under any Letter of Credit or guaranty thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent as a result of the gross negligence or willful misconduct of Agent or such Lender (as finally determined by a court of competent jurisdiction).

(ii) As between Agent and any Lender and Borrower, Borrower assumes all risks of the acts and omissions of, or misuse of any Letter of Credit by beneficiaries of any Letter of Credit. In furtherance and not in limitation of the foregoing, to the fullest extent permitted by law neither Agent nor any Lender shall be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document issued by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to demand payment under such Letter of Credit; provided, that in the case of any payment by Agent under any Letter of Credit or guaranty thereof, Agent shall be liable to the extent such payment was made solely as a result of its gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) in determining that the demand for payment under such Letter of Credit or guaranty thereof complies on its face with any applicable requirements for a demand for payment under such Letter of Credit or guaranty thereof; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they may be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter of Credit or guaranty thereof or of the proceeds thereof; (G) the credit of the proceeds of any drawing under any Letter of Credit or guaranty thereof; and (H) any consequences arising from causes beyond the control of Agent or any Lender. None of the above shall affect, impair, or prevent the vesting of any of Agent’s or any Lender’s rights or powers hereunder or under the Agreement.

(iii) Nothing contained herein shall be deemed to limit or to expand any waivers, covenants or indemnities made by Borrower in favor of any L/C Issuer in any letter of credit application, reimbursement agreement or similar document, instrument or agreement between or among Borrower and such L/C Issuer, including a Master Standby Agreement entered into with Agent.

ANNEX C

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CREDIT AGREEMENT

RESERVED

ANNEX D (Section 2.1(a))

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CREDIT AGREEMENT

CLOSING CHECKLIST

In addition to, and not in limitation of, the conditions described in Section 2.1 of the Agreement, pursuant to Section 2.1(a), the following items must be received by Agent in form and substance satisfactory to Agent on or prior to the Closing Date (each capitalized term used but not otherwise defined herein shall have the meaning ascribed thereto in Annex A to the Agreement):

A. Appendices. All Appendices to the Agreement, in form and substance satisfactory to Agent.

B. Revolving Notes. Duly executed originals of the Revolving Notes for each Lender, dated the Closing Date.

C. Security Documents. The Security Agreement, dated the Closing Date, and all instruments, documents and agreements executed pursuant thereto, duly executed by Borrower, Holdings and each Domestic Subsidiary (other than Crickett and Chesapeake).

D. Subsidiaries Guaranty. The Subsidiaries Guaranty, dated as of the Closing Date, and all instruments, documents and agreements executed pursuant thereto, duly executed by the Credit Parties thereto.

E. Insurance. Satisfactory evidence that the insurance policies required by Section 5.2 are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements, as reasonably requested by Agent, in favor of Agent, on behalf of Lenders.

F. Security Interests and Code Filings.

(a) Evidence satisfactory to Agent that Agent (for the benefit of itself and Lenders) has valid and perfected first priority security interest in the Collateral, including (i) such documents duly executed by each Credit Party (including UCC financing statements under the Code and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens) as Agent may request in order to perfect its security interests in the Collateral, (ii) copies of Code search reports listing all effective UCC financing statements that name any Credit Party as debtor, together with copies of such UCC financing statements, none of which shall cover the Collateral, except for those relating to the Prior Lender Obligations (all of which shall be terminated on the Closing Date) and Permitted Encumbrances and (iii) a perfection certificate, duly executed on behalf of each Person who is a Credit Party.

(b) Evidence reasonably satisfactory to Agent, including copies, of all UCC financing statements filed in favor of any Credit Party with respect to each location, if any, at which Inventory may be consigned.

(c) Control Letters from (i) all issuers of uncertificated securities and financial assets held by Borrower, (ii) all securities intermediaries with respect to all securities accounts and securities entitlements of Borrower, and (iii) all futures commission agents and clearing houses with respect to all commodities contracts and commodities accounts held by Borrower.

G. Initial Notice of Revolving Credit Advance. Duly executed originals of a Notice of Revolving Credit Advance, dated the Closing Date, with respect to the initial Revolving Credit Advance to be requested by Borrower on the Closing Date.

H. Letter of Direction. Duly executed originals of a letter of direction from Borrower addressed to Agent, on behalf of itself and Lenders, with respect to the disbursement on the Closing Date of the proceeds of the initial Revolving Credit Advance.

I. Charter and Good Standing. For each Credit Party, such Person’s (a) charter and all amendments thereto, (b) good standing certificates (including verification of tax status) in its state of incorporation or organization and (c) good standing certificates (including verification of tax status) and certificates of qualification to conduct business in each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification except for failures to be so qualified which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, each dated a recent date prior to the Closing Date and certified by the applicable Secretary of State or other authorized Governmental Authority.

J. Bylaws and Resolutions. For each Credit Party, (a) such Person’s bylaws, and all charter documents including partnership and/or operating agreements, together with all amendments thereto and (b) resolutions of such Person’s Board of Directors, partners, members and stockholders, as applicable, approving and authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and the transactions to be consummated in connection therewith, each certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary or other authorized Person as being in full force and effect without any modification or amendment.

K. Incumbency Certificates. For each Credit Party, signature and incumbency certificates of the officers of each such Person executing any of the Loan Documents, certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary as being true, accurate, correct and complete.

L. Opinions of Counsel. Duly executed originals of opinions of Weil, Gotshal & Manges LLP, counsel for the Credit Parties, together with any local counsel opinions reasonably requested by Agent, each in form and substance reasonably satisfactory to Agent and its counsel, dated the Closing Date, and each accompanied by a letter addressed to such counsel from the Credit Parties, authorizing and directing such counsel to address its opinion to Agent, on behalf of Lenders, and to include in such opinion an express statement to the effect that Agent and Lenders are authorized to rely on such opinion.

M. Pledge Agreement. Duly executed original of the General Pledge Agreement accompanied by (as applicable) (a) share certificates representing all of the outstanding Stock being pledged pursuant thereto and stock powers for such share certificates executed in blank and (b) the original Intercompany Notes and other instruments evidencing Indebtedness being pledged pursuant to the General Pledge Agreement, duly endorsed in blank.

N. Fee Letter. Duly executed originals of the GE Capital Fee Letter.

O. Officer’s Certificate. Agent shall have received duly executed originals of a certificate of the Chief Executive Officer and Chief Financial Officer of Borrower, dated the Closing Date, stating that, since September 30, 2003 (a) no event or condition has occurred or is existing which could reasonably be expected to have a Material Adverse Effect; (b) there has been no material adverse change in the industry in which Borrower operates; (c) no litigation has been commenced which, if successful, would have a Material Adverse Effect or could challenge any of the transactions contemplated by the Agreement and the other Loan Documents; (d) there have been no Dividends made by any Credit Party; and (e) before and after giving effect to the transactions contemplated by the Credit Agreement, each Credit Party will be Solvent, and (f) there has been no material increase in liabilities, liquidated or contingent, and no material decrease in assets of Borrower or any of its Subsidiaries.

P. Waivers. Borrower shall have used its commercially reasonable efforts to deliver to Agent, on behalf of the Lenders, landlord waivers and consents (including consents to leasehold mortgages), bailee letters and mortgagee agreements in form and substance satisfactory to Agent with respect to Borrower’s headquarters location and each radio station property.

Q. Mortgages. Mortgages, including any required amendments thereto in the case of any Mortgages executed in favor of the Prior Agent that secure the obligations of Borrower under the Prior Credit Agreement, covering all of the fee owned Real Estate with a fair market value in excess of $750,000, provided the cumulative fair market value of all such fee owned Real Estate that is not subject to a Mortgage does not exceed $20,000,000 (the “Mortgaged Properties”) together with: (a) title insurance policies, current as-built surveys, zoning letters and certificates of occupancy, in each case reasonably satisfactory in form and substance to Agent, in its sole discretion; (b) evidence that counterparts of the Mortgages have been recorded in all places to the extent necessary or desirable, in the judgment of Agent, to create a valid and enforceable first priority lien (subject to Permitted Encumbrances) on each Mortgaged Property in favor of Agent for the benefit of itself and Lenders (or in favor of such other trustee as may be required or desired under local law); and (c) an opinion of counsel in each state in which any Mortgaged Property is located in form and substance and from counsel reasonably satisfactory to Agent.

R. Closing Date Compliance Certificate. A Compliance Certificate, dated as of the Closing Date, based on the consolidated financial statements of Borrower and its Subsidiaries as of December 31, 2003 after giving pro forma effect to the Restatement.

S. Environmental Reports. Agent shall have received Phase I Environmental Site Assessment Reports, consistent with American Society of Testing and Materials (ASTM) Standard E 1527-00 (or the current ASTM standard for Phase I environmental site assessment reports), and applicable state requirements, on all of the Real Estate, prepared by environmental engineers reasonably satisfactory to Agent, all in form and substance reasonably satisfactory to

Agent, in its sole discretion; and Agent shall have further received such environmental review and audit reports, including Phase II reports, with respect to the Real Estate of any Credit Party as Agent shall have requested, and Agent shall be satisfied, in its sole discretion, with the contents of all such environmental reports. Agent shall have received letters executed by the environmental firms preparing such environmental reports, in form and substance reasonably satisfactory to Agent, authorizing Agent and Lenders to rely on such reports.

T. Audited Financials; Financial Condition. Agent shall have received the Financial Statements, Projections and other materials set forth in Section 3.5, certified by Borrower’s Chief Financial Officer, in each case in form and substance satisfactory to Agent, and Agent shall be satisfied, in its sole discretion, with all of the foregoing. Agent shall have further received a certificate of the Chief Executive Officer and/or the Chief Financial Officer of Borrower, based on such Pro Forma and Projections, to the effect that (a) Borrower will be Solvent upon the consummation of the transactions contemplated herein; (b) the Pro Forma fairly presents the financial condition of Borrower as of the date thereof after giving effect to the transactions contemplated by the Loan Documents; (c) the Projections are based upon estimates and assumptions stated therein, all of which Borrower believes to be reasonable and fair in light of current conditions and current facts known to Borrower and, as of the Closing Date, reflect Borrower’s good faith and reasonable estimates of its future financial performance and of the other information projected therein for the period set forth therein; and (d) containing such other statements with respect to the solvency of Borrower and matters related thereto as Agent shall request.

U. Master Standby Agreement. A Master Agreement for Standby Letters of Credit between Borrower and GE Capital.

V. Trademark Security Agreement. A Trademark Security Agreement executed by the Borrower and the Collateral Agent, in form and substance satisfactory to the Collateral Agent.

W. Other Documents. Such other certificates, documents and agreements respecting any Credit Party as Agent may, in its reasonable discretion, request.

ANNEX E (Section 4.1(a))

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CREDIT AGREEMENT

FINANCIAL STATEMENTS AND PROJECTIONS — REPORTING

Borrower shall deliver or cause to be delivered to Agent or to Agent and Lenders, as indicated, the following:

(a) Monthly Reports. Within 45 days after the end of each Fiscal Month of Borrower (commencing with its Fiscal Month ending on December 31, 2003), (i) the consolidated and consolidating balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Month and the related consolidated and consolidating statements of income, cash flows and retained earnings for such Fiscal Month and for the elapsed portion of the Fiscal Year ended with the last day of such Fiscal Month, and (ii) the statements of Broadcast Cash Flow of the Stations on a market by market basis and the statements of operating cash flow for Borrower’s outdoor advertising business, in each case for such Fiscal Month and for the elapsed portion of the Fiscal Year ended with the last day of such Fiscal Month, in each case (with respect to preceding clauses (i) and (ii)) setting forth comparative figures for the corresponding Fiscal Month in the prior Fiscal Year, comparable budgeted figures for such Fiscal Month as set forth in the respective budget delivered pursuant to clause (e) below and comparable results on a same station basis, all of which shall be certified by an Authorized Financial Officer of Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of Borrower and its Subsidiaries as of the dates indicated and the results of their operations (including those of the Stations and the outdoor advertising business) for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.

(b) Quarterly Financial Statements. Within 60 days after the close of each Fiscal Quarter of Borrower, (A)(i) the consolidated and consolidating balance sheet of Borrower and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated and consolidating statements of income and retained earnings and statement of cash flows for such quarterly accounting period and for the elapsed portion of the Fiscal Year ended with the last day of such quarterly accounting period, and (ii) the statements of Broadcast Cash Flow of the Stations on a market by market basis and the statements of operating cash flow for Borrower’s outdoor advertising business, in each case for such quarterly accounting period and for the elapsed portion of the Fiscal Year ended with the last day of such quarterly accounting period, in each case (with respect to preceding clauses (i) and (ii)) setting forth comparative figures for the corresponding quarterly accounting period in the prior Fiscal Year, comparable budgeted figures for such quarterly accounting period as set forth in the respective budget delivered pursuant to clause (e) below and comparable results on a same station basis, all of which shall be certified by an Authorized Financial Officer of Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of Borrower and its Subsidiaries as of the dates indicated and the results of their operations (including those of the Stations and the outdoor advertising business) for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (B) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period.

(c) Annual Financial Statements. Within 105 days after the close of each Fiscal Year of Borrower, (A)(i) the consolidated and consolidating balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of income and retained earnings and statement of cash flows for such Fiscal Year setting forth comparative figures for the preceding Fiscal Year, and (ii) the statements of Broadcast Cash Flow of the Stations on a market by market basis and the statements of operating cash flow for Borrower’s outdoor advertising business, in each case for such Fiscal Year and setting forth comparative figures for the preceding Fiscal Year, and (x) in the case of the consolidated financial statements, certified by PriceWaterhouseCoopers LLP or such other independent certified public accountants of recognized national standing reasonably acceptable to the Agent, together with a report of such accounting firm stating that in the course of its regular audit of the financial statements of Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Default or an Event of Default under Section 8.1(g), (h), (i) or (j) which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof, and (y) in the case of the income statements of the Stations and Borrower’s outdoor advertising business, certified by an Authorized Financial Officer of Borrower that they fairly present in all material respects in accordance with GAAP the results of their operations for the periods indicated, and (B) management’s discussion and analysis of the important operational and financial developments during such Fiscal Year.

(d) Management Letters. Promptly after Borrower’s or any of its Subsidiaries’ receipt thereof, a copy of any final “management letter” received from its certified public accountants and management’s response thereto.

(e) Budgets. No later than 45 days following the first day of each Fiscal Year of Borrower, a budget in form reasonably satisfactory to the Agent (including (x) budgeted statements of income, Consolidated EBITDA, sources and uses of cash and balance sheets for Borrower and its Subsidiaries and (y) budgeted statements of Broadcast Cash Flow for the Stations on a market by market basis and the statements of operating cash flow for Borrower’s outdoor advertising business) prepared by Borrower (i) for each of the twelve months of such Fiscal Year prepared in detail and (ii) for each of the immediately two succeeding Fiscal Years prepared in summary form, in each case setting forth, where appropriate, the principal assumptions upon which such budgets are based.

(f) Officer’s Certificates. (A) At the time of the delivery of the financial statements provided for in clauses (b) and (c) above, a compliance certificate (“Compliance Certificate”) from an Authorized Financial Officer of Borrower in the form of Exhibit E-1 certifying on behalf of Borrower that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) set forth in reasonable detail the calculations required to establish whether Borrower and its Subsidiaries were in compliance with the provisions of Sections 3.3(d), 3.3(e), 6.1(x), 6.1(xvii), 6.1(xx), 6.2(v), 6.2(xvii), 6.3(iii), 6.3(iv), 6.4, 6.5 and the Financial Covenants (but only to the extent that such Financial Covenants are operative), at the end of such Fiscal Quarter or year, as the case may be, and (ii) certify that there have been no changes to the Schedules to the Security Agreement and the Schedules to the General Pledge Agreement, in each case since the Closing Date or, if later, since the date of the most recent certificate delivered pursuant to this clause (f), or if there have been any such changes, a list in reasonable detail of such changes and that all actions required by the terms of this Agreement and the relevant Collateral Documents have been taken.

(B) At the time of the delivery of the financial statements provided for in clause (b) above, a compliance certificate from an Authorized Financial Officer of Borrower in the form of Exhibit E-1 but only certifying on behalf of Borrower that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate also shall set forth in reasonable detail the calculations required to establish whether Borrower and its Subsidiaries were in compliance with the Financial Covenants and, to the extent operative, the Financial Covenants at the end of such Fiscal Month.

(g) Notice of Default, Litigation and Material Adverse Effect. Promptly, and in any event within five Business Days after any officer of Holdings or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation or governmental investigation or proceeding pending against Holdings or any of its Subsidiaries (x) which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (y) with respect to any Loan Document, or (iii) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.

(h) Other Reports and Filings. Promptly after the filing or delivery thereof, copies of all (x) financial information, proxy materials and reports, if any, which Holdings or any of its Subsidiaries shall publicly file with the Securities and Exchange Commission or any successor thereto (the “SEC”) or deliver to holders (or any trustee, agent or other representative therefor) of its material Indebtedness pursuant to the terms of the documentation governing such Indebtedness and (y) material filings or communications with the FCC or under, or as required by, the Communications Laws.

(i) Environmental Matters. Promptly after any officer of Holdings or any of its Subsidiaries obtains knowledge thereof, notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to have a Material Adverse Effect:

(i) any pending or threatened Environmental Liability against Holdings or any of its Subsidiaries or any Real Estate owned, leased or operated by Holdings or any of its Subsidiaries;

(ii) any condition or occurrence on or arising from any Real Estate owned, leased or operated by Holdings or any of its Subsidiaries that (a) results in noncompliance by

Holdings or any of its Subsidiaries with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Liability against Holdings or any of its Subsidiaries or any such Real Estate;

(iii) any condition or occurrence on any Real Estate owned, leased or operated by Holdings or any of its Subsidiaries that could reasonably be expected to cause such Real Estate to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by Holdings or any of its Subsidiaries of such Real Estate under any Environmental Law; and

(iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Estate owned, leased or operated by Holdings or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency; provided that in any event Holdings shall deliver to each Lender all notices received by Holdings or any of its Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA which identify Holdings or any of its Subsidiaries as potentially responsible parties for remediation costs or which otherwise notify Holdings or any of its Subsidiaries of potential liability under CERCLA. All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Holdings’ or such Subsidiary’s response thereto.

(j) Insurance. (A) At the time of the delivery of the financial statements provided for in clause (c) of Annex E, full information as to the insurance then being carried by Holdings and its Subsidiaries.

(B) At least 10 days prior to the expiration of any then existing insurance, insurance certificates evidencing the renewal or replacement of any such insurance.

(k) Other Information. From time to time, such other information or documents (financial or otherwise) with respect to Holdings or any of its Subsidiaries as either the Agent or any Lender may reasonably request in writing.

ANNEX F (Section 4.1(b))

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CREDIT AGREEMENT

COLLATERAL REPORTS

Borrower shall deliver or cause to be delivered the following:

(a) Borrower, at its own expense, shall deliver to Agent such appraisals of its assets as Agent may request at any time after the occurrence and during the continuance of a Default or an Event of Default, such appraisals to be conducted by an appraiser, and in form and substance reasonably satisfactory to Agent; and

(b) Such other reports, statements and reconciliations with respect to the Collateral or Obligations of any or all Credit Parties as Agent shall from time to time request in its reasonable discretion.

ANNEX G (Section 6.10)

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CREDIT AGREEMENT

FINANCIAL COVENANTS

Borrower shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:

(a) Maximum Capital Expenditures.

(i) Holdings will not, and will not permit any of its Subsidiaries to, make any Capital Expenditures, except that during any Fiscal Year of Holdings (including the Fiscal Year ending December 31, 2004) (taken as one accounting period), Holdings and its Subsidiaries may make Capital Expenditures so long as the aggregate amount of all such Capital Expenditures does not exceed $15,000,000 plus 2% of Holdings’ and its Subsidiaries’ consolidated net revenues from operations for Holdings’ immediately preceding Fiscal Year (determined on a Pro Forma Basis to take into account all Permitted Acquisitions and Asset Sales consummated during such immediately preceding Fiscal Year).

(ii) In addition to the foregoing, in the event that the amount of Capital Expenditures permitted to be made by Holdings and its Subsidiaries pursuant to clause (a) above in any Fiscal Year of Holdings (before giving effect to any increase in such permitted Capital Expenditure amount pursuant to this clause (b)) is greater than the amount of Capital Expenditures actually made by Holdings and its Subsidiaries during such Fiscal Year (or such period, as the case may be), such excess may be carried forward and utilized to make Capital Expenditures in the immediately succeeding Fiscal Year, provided that no amounts once carried forward pursuant to this Section may be carried forward to any Fiscal Year of Holdings thereafter.

(iii) In addition to the foregoing, Borrower, the Subsidiary Guarantors and, to the extent provided in Section 5.13, Holdings, in each case may consummate Permitted Acquisitions in accordance with the requirements of Section 5.13.

(b) Maximum Total Leverage Ratio. Holdings and its Subsidiaries on a consolidated basis shall have, at the end of each Fiscal Quarter ending after the Closing Date, a Total Leverage Ratio for the 12-Fiscal Month period then ended, a Total Leverage Ratio of not more than 8.50:1.00.

(c) Maximum Senior Leverage Ratio. Holdings and its Subsidiaries on a consolidated basis shall have, at the end of each Fiscal Quarter ending after the Closing Date, a Senior Leverage Ratio for the 12 Fiscal Month period then ended of not more than 3.50:1.00.

(d) Minimum Consolidated Cash Interest Coverage Ratio. Holdings and its Subsidiaries on a consolidated basis shall not have, at the end of each Fiscal Quarter ending after the Closing Date, a Consolidated Cash Interest Coverage Ratio for the 12 Fiscal Month period then ended less than the ratio set forth opposite such Fiscal Quarter below:

Fiscal Quarter	Ending Ratio
From the Closing Date through December 30, 2004	1.30:1.00
From December 31, 2004 through December 30, 2005	1.40:1.00
From December 31, 2005 and thereafter	1.50:1.00

Unless otherwise specifically provided herein, any accounting term used in the Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. If any “Accounting Changes” (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in the Agreement or any other Loan Document, then Borrower, Agent and Lenders agree to enter into negotiations in order to amend such provisions of the Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Borrower’s and its Subsidiaries’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided, however, that the agreement of Requisite Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders. “Accounting Changes” means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions), (ii) changes in accounting principles concurred in by Borrower’s certified public accountants; (iii) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (iv) the reversal of any reserves established as a result of purchase accounting adjustments. All such adjustments relating to the foregoing amounts resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of Consolidated EBITDA in such period. If Agent, Borrower and Requisite Lenders agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in the Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change. If Agent, Borrower and Requisite Lenders cannot agree upon the required amendments within thirty (30) days following the date of implementation of any Accounting Change, then all Financial Statements delivered and all

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calculations of financial covenants and other standards and terms in accordance with the Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change. For purposes of Section 8.1, a breach of a Financial Covenant contained in this Annex G shall be deemed to have occurred as of any date of determination by Agent (with respect to the covenant regarding Maximum Capital Expenditures in clause (a) above) or as of the last day of any specified measurement period, regardless of when the Financial Statements reflecting such breach are delivered to Agent.

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ANNEX H (Section 1.1(d))

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CREDIT AGREEMENT

LENDERS’ WIRE TRANSFER INFORMATION

Name:	General Electric Capital Corporation
Bank:	DeutscheBank Trust Company Americas
New York, New York
ABA #:	021001033
Account #:	50232854
Account Name:	GECC/CAF Depository
Reference:	NEXTMEDIA2 – CFN5424

ANNEX I (Section 11.10)

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CREDIT AGREEMENT

NOTICE ADDRESSES

(A)	If to Agent or GE Capital, at

General Electric Capital Corporation

2325 Lakeview Parkway, Suite 700

Alpharetta, GA 30004

Attention: NextMedia Account Manager

Telecopier No.: (678) 624-7903

Telephone No.: (678) 624-7900

with copies to:

King & Spalding LLP

191 Peachtree Street, N.E.

Atlanta, GA 30303-1763

Attention: Carolyn Z. Alford, Esq.

Telecopier No.: (404) 572-5100

Telephone No.: (404) 572-4600

and

General Electric Capital Corporation

2325 Lakeview Parkway, Suite 700

Alpharetta, GA 30004

Attention: Corporate Counsel-Commercial Finance

Telecopier No.: (678) 624-7902

Telephone No.: (678) 624-7900

(B)	If to Borrower, at

Nextmedia Operating, Inc.

6312 South Fiddlers Green Circle

Suite 360E

Englewood, Colorado 80111

Attention Chief Financial Officer

Telecopier No.: (303) 694-4940

Telephone No.: (303) 694-9118

With copies to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153-0119

Attention: Elaine Stangland

Telecopier No.: 212 833 3008

Telephone No.: 212 310 8315

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ANNEX J (from Annex A - Commitments definition)

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CREDIT AGREEMENT

Lender(s):

General Electric Capital Corporation

Revolving Loan Commitment:	$75,000,000

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